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As filed with the Securities and Exchange Commission on April 15, 2004

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under The Securities Act of 1933

THERMADYNE HOLDINGS CORPORATION
AND THE GUARANTORS NAMED IN FOOTNOTE (1) BELOW
(Exact name of Registrant as specified in its charter)

Delaware	74-2482571
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
16052 Swingley Ridge Road, Suite 300 Chesterfield, Missouri 63017 (636) 728-3133 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

 Patricia S. Williams, Esq.
Vice President, General Counsel and Secretary
16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri 63017
(636) 728-3133
(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to: Kathleen S. Schoene, Esq. Armstrong Teasdale LLP One Metropolitan Square, Suite 2600 St. Louis, Missouri 63102 (314) 621-5070 Fax (314) 621-5065

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

9 1/4% Senior Subordinated Notes due 2014	$175,000,000	100%	$175,000,000	$22,172.50

Senior Subordinated Note Guarantees(3)	—	—	—	—

(1)
C&G Systems, Inc., an Illinois corporation (I.R.S. Employer Identification No. 36-3923822); C&G Systems Holding, Inc. a Delaware corporation (I.R.S. Employer Identification No. 43-1704862); MECO Holding Company, a Delaware corporation (I.R.S. Employer Identification No. 43-1691576); ProTip Corporation, a Missouri corporation (I.R.S. Employer Identification No. 43-0418190); Stoody Company, a Delaware corporation (I.R.S. Employer Identification No. 31-1525264); Thermadyne Industries, Inc., a Delaware corporation (I.R.S. Employer Identification No. 94-2697077); Thermadyne International Corp., a Delaware corporation (I.R.S. Employer Identification No. 94-2655752); Thermadyne Receivables, Inc., a Delaware corporation (I.R.S. Employer Identification No. 43-1721401); Thermal Arc, Inc., a Delaware corporation (I.R.S. Employer Identification No. 43-1789286); Thermal Dynamics Corporation, a Delaware corporation (I.R.S. Employer Identification No. 94-2452212); Tweco Products, Inc., a Delaware corporation (I.R.S. Employer Identification No. 94-2725575); and Victor Equipment Company, a Delaware corporation (I.R.S. Employer Identification No. 94-0955680).

(2)
Registration fee calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933 (the "Securities Act").

(3)
The 9 1/4% Senior Subordinated Notes due 2014 are guaranteed by the Registrants on a senior subordinated basis. No separate consideration will be paid in respect of the guarantees. Pursuant to Rule 457(n) under the Securities Act, no filing fee is required.

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 15, 2004

Thermadyne Holdings Corporation

Offer to Exchange up to

$175,000,000 of Our 9 1/4% Senior Subordinated Notes due 2014
for
$175,000,000 of Our 9 1/4% Senior Subordinated Notes due 2014
that have been registered under the Securities Act of 1933

  •
  The notes mature on February 1, 2014.

  •
  The notes are our senior subordinated obligations, and will rank (1) junior to all of our and the guarantors' existing and future senior indebtedness, including any borrowings under our amended and restated credit agreement, as amended; (2) equally with any of our and the guarantors' future senior subordinated indebtedness; (3) senior to any of our and the guarantors' future subordinated indebtedness; and (4) effectively junior to all existing and future liabilities, including trade payables, of our non-guarantor subsidiaries.

  •
  The notes will be jointly and severally guaranteed, on an unsecured senior subordinated basis, by our current domestic subsidiaries, which are also liable as borrowers or guarantors for all obligations under our amended and restated credit agreement, as amended, and certain of our future subsidiaries.

  •
  The notes bear interest at the rate of 9.25% per year, payable February 1 and August 1 of each year.

  •
  The terms of the Exchange Notes that we will issue in the exchange offer, which we will refer to as the Exchange Notes, will be substantially identical to the outstanding notes, except that transfer restrictions and registration rights relating to the outstanding notes will not apply to the Exchange Notes. The exchange offer expires at 5:00 p.m., Eastern time, on                        , 2004, unless we extend it.

  •
  All outstanding notes that are validly tendered in the exchange offer and not withdrawn will be exchanged.

  •
  Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

  •
  There is no public market for the Exchange Notes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  We will pay the expenses of the exchange offer.

        Before participating in this exchange offer, please refer to the section in this Prospectus entitled "Risk Factors" beginning on page 12.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                                  , 2004.

        You should rely only on the information contained in or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

TABLE OF CONTENTS

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS	i
INDUSTRY AND MARKET DATA	ii
SUMMARY	1
RISK FACTORS	12
THE EXCHANGE OFFER	21
USE OF PROCEEDS	30
CAPITALIZATION	31
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	34
BUSINESS	48
MANAGEMENT	62
OWNERSHIP OF CAPITAL STOCK	68
DESCRIPTION OF OTHER INDEBTEDNESS	69
DESCRIPTION OF THE EXCHANGE NOTES	72
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	118
PLAN OF DISTRIBUTION	118
LEGAL MATTERS	120
EXPERTS	120
WHERE YOU CAN FIND ADDITIONAL INFORMATION	120
CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE	121
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	P-1
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
LETTER OF TRANSMITTAL TO TENDER	A-1
PART II	II-1

        This Prospectus contains summaries of the terms of certain documents. Such summaries are qualified in their entirety by reference to the full and complete text of such documents (copies of which will be made available to you upon request) for complete information with respect thereto.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

        This Prospectus and the documents incorporated by reference include forward looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, including statements regarding our future prospects. These statements may be identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and relate to future events and occurrences. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements, all of which are difficult to predict and many of which are beyond our control. Factors that could cause actual results to differ materially from those expressed or implied in such statements include, but are not limited to, those factors described under "Risk Factors" beginning on page 12, as well as the following:

  •
  general economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business;

  •
  the cyclicality and maturity of the cutting and welding market;

  •
  the effects to our business of economic conditions, such as fluctuations in the cost of steel, the substitution of plastic and other materials in place of fabricated metals and the trend towards offshore production of fabricated metal products;

  •
  consolidation within our customer base and the resulting increased concentration of our sales;

  •
  pricing and product actions taken by our competitors;

  •
  our ability to retain our significant customers;

  •
  customers' perceptions of our financial condition relative to that of our competitors, particularly in light of our recent emergence from Chapter 11 bankruptcy proceedings;

  •
  risks associated with reconfiguration and relocation of manufacturing operations;

  •
  the effectiveness of our cost reduction initiatives;

  •
  interest and foreign currency exchange rates;

  •
  changes in U.S. or foreign tax laws or regulations;

  •
  our ability to meet customer needs by introducing new products that will contribute positively to our operating results;

  •
  risks associated with product liability;

  •
  unforeseen liabilities arising from patent or other litigation;

  •
  the effectiveness of our information systems;

  •
  the effects of possible increased costs of employee health benefits and professional and general liability insurance;

  •
  our ability to attract and retain qualified management personnel; and

  •
  costs of raw materials and energy.

        Given these factors, undue reliance should not be placed on any forward-looking statements, including statements regarding our future prospects. As you read and consider this Prospectus, you should understand that these statements are not guarantees of performance or results. These statements speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of future events or otherwise.

i

INDUSTRY AND MARKET DATA

        We obtained the industry, market and competitive position data throughout this Prospectus from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties, including the United States Department of Commerce and one study commissioned and paid for by us. Industry publications, studies and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the initial purchasers have independently verified such data and neither we nor the initial purchasers make any representations as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent source.

ii

SUMMARY

        This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information important to you. We urge you to carefully read this Prospectus, including the "Risk Factors" section and the consolidated financial statements and related notes. References to the "Company," "Thermadyne," the "Reorganized Company," "we," "us," and "our" in this Prospectus refer to Thermadyne Holdings Corporation. References to our "predecessor" or the "Predecessor Company" mean us prior to our emergence from bankruptcy.

The Exchange Offer

        The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this Prospectus. For a more detailed description of the notes, see "Description of the Exchange Notes."

The Exchange Offer	We are offering to exchange up to $175,000,000 in aggregate principal amount of our 9 1/4% Senior Subordinated Notes due 2014. The outstanding notes were originally issued and sold by us on February 5, 2004, in reliance on an exemption from registration under the Securities Act.
We believe you may offer the Exchange Notes for resale, resell and otherwise transfer them without compliance with the registration or prospectus delivery provisions of the Securities Act if:
	•	you are acquiring the Exchange Notes in the ordinary course of your business;
	•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes issued to you; and
	•	you are not an affiliate, under Rule 405 of the Securities Act, of ours.
Expiration Date
The exchange offer, once commenced, will remain open for at least 30 days and will expire at 5:00 p.m., Eastern time, on , 2004, unless we decide to extend the expiration date, but in no event will we extend the expiration date past , 2004.
Conditions to the Exchange Offer	We may end or amend the exchange offer if:
	•	any legal proceeding, government action or other adverse development materially impairs our ability to complete the exchange offer;
	•	any SEC rule, regulation or interpretation materially impairs the exchange offer; or
	•	we have not obtained all necessary governmental approvals with respect to the exchange offer.

Please refer to the section in this Prospectus entitled "The Exchange Offer—Conditions to the Exchange Offer" for a complete discussion of these conditions. We may waive any or all of these conditions. At this time, there are no adverse proceedings, actions or developments pending or, to our knowledge, threatened against us that would prohibit us from completing the exchange offer. Furthermore, no federal or state governmental approvals are necessary to complete the exchange offer.
Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before 5:00 p.m., Eastern time, on , 2004.
Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must:
• complete, sign and date the accompanying letter of transmittal, or a facsimile copy of the letter of transmittal; or
• tender outstanding notes following the procedures for book-entry transfer described on pages 24 to 26.
You must mail or otherwise deliver the documentation and your outstanding notes to U.S. Bank National Association, as exchange agent, at one of the addresses listed on the letter of transmittal.
Special Procedures for Beneficial Owners
If you hold outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender outstanding notes. Please refer to the section in this Prospectus entitled, "The Exchange Offer—Procedures for Tendering" for more specific instructions on tendering your outstanding notes.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and you cannot get required documents to the exchange agent on time, or you cannot complete the procedure for book-entry transfer on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in this Prospectus under the heading "The Exchange Offer—Procedures for Tendering."
Use of Proceeds	We will not receive any proceeds from the exchange offer.
Federal Income Tax Consequences
The exchange of notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section in this Prospectus entitled "United States Federal Tax Considerations" for a more complete discussion of the tax consequences of tendering your outstanding notes in the exchange offer.
Exchange Agent
U.S. Bank National Association is serving as exchange agent in the exchange offer. Please refer to the section in this Prospectus entitled "The Exchange Offer—Procedures for Tendering" for more information on the exchange agent.

The Exchange Notes

        We use the term "notes" when describing provisions that apply to both the outstanding notes and the Exchange Notes. The Exchange Notes will evidence the same debt as the outstanding notes. The same indenture will govern both the outstanding notes and the Exchange Notes. Please refer to the section in this Prospectus entitled "Description of the Exchange Notes" for a more complete description of the terms of the Exchange Notes.

Issuer	Thermadyne Holdings Corporation.
Notes Offered	$175,000,000 aggregate principal amount of 9 1/4% Senior Subordinated Notes due 2014.
Maturity	February 1, 2014.
Interest Payments	February 1 and August 1, commencing August 1, 2004.
Guarantees
The Exchange Notes will be jointly and severally guaranteed, on an unsecured senior subordinated basis, by our current domestic subsidiaries, which are also liable as borrowers or guarantors for all obligations under our amended and restated credit agreement, as amended, and certain of our future subsidiaries.
Ranking	The Exchange Notes and the subsidiary guarantees will rank:
• junior to all of our and the guarantors' existing and future senior indebtedness, including any borrowings under our amended and restated credit agreement, as amended;
• equally with any of our and the guarantors' future senior subordinated indebtedness;
• senior to any of our and the guarantors' future subordinated indebtedness; and
• effectively junior to all existing and future liabilities, including trade payables, of our non-guarantor subsidiaries.
At December 31, 2003, after giving effect to this offering, the Exchange Notes and the guarantees would have ranked junior to:
• $48.4 million of senior indebtedness, of which $43.3 million represents secured indebtedness; and
• $56.7 million of liabilities, including trade payables, but excluding intercompany obligations, of our non-guarantor subsidiaries.
Change of Control
If a change of control occurs, we will be required to make an offer to purchase the Exchange Notes at a purchase price in cash of 101% of the principal amount of the Exchange Notes on the date of purchase, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Exchange Notes—Change of Control."

Optional Redemption
On or before February 1, 2007, we are entitled to redeem up to 35% of the aggregate principal amount of notes originally issued, and any additional notes issued under the same indenture governing the Exchange Notes, at a redemption price of 109.25% with the net proceeds of equity offerings.

In addition, prior to February 1, 2009, we are entitled to redeem all or a portion of the Exchange Notes in cash at a redemption price equal to 100% of the principal amount of the Exchange Notes plus the Applicable Premium (as defined in "Description of the Exchange Notes"), plus accrued and unpaid interest to the redemption date.

We are entitled to redeem the Exchange Notes at any time on or after February 1, 2009, in whole or in part, in cash at the redemption prices described in this Prospectus, plus accrued and unpaid interest, if any, to the date of redemption.
See "Description of the Exchange Notes—Optional Redemption."
Covenants	The indenture governing the Exchange Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make investments;
	•	sell assets or consolidate or merge with or into other companies;
	•	engage in activities that are not related, ancillary or complementary to our current activities;
	•	engage in transactions with affiliates; and
	•	enter into arrangements that restrict dividends from subsidiaries.
These limitations are subject to a number of important qualifications and exceptions. See "Description of the Exchange Notes—Certain Covenants."

Risk Factors

        You should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth in the section entitled "Risk Factors" for an explanation of certain risks of participating in the exchange offer.

Additional Information

        Our executive offices are located at 16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017. Our telephone number is (636) 728-3133. We were incorporated in Delaware in 1987. Our corporate website address is www.thermadyne.com. Our website and the information contained on our website are not part of this Prospectus.

Our Company

Overview

        We are a leading global designer and manufacturer of cutting and welding products, including equipment, accessories and consumables. Our products are used by manufacturing, construction and foundry operations to cut, join and reinforce steel, aluminum and other metals. Common applications for our products include shipbuilding, railcar manufacturing, offshore oil and gas rig construction, fabrication, as well as the repair and maintenance of manufacturing equipment and facilities. Welding and cutting products are critical to the operations of most businesses that fabricate metal, and we have well-established and widely-recognized brands. We were incorporated in Delaware in 1987. Our shares are traded on The OTC Bulletin Board and as of April 12, 2004, we had an equity market capitalization of approximately $166.9 million (based on a closing share price of $12.55 and 13.3 million shares outstanding).

Our Principal Products

        We design, manufacture and sell products in four principal categories: (1) gas apparatus and related consumables (36.6% of sales in 2003); (2) arc welding equipment (18.1%); (3) arc welding accessories and consumables (29.6%); and (4) plasma and automated cutting equipment and related consumables (14.4%).

        Our gas apparatus products include gas-operated cutting and welding torches and gas flow and pressure regulation equipment sold under the Victor, Cigweld, Turbo Torch and Firepower brands, and typically range in price from $50 to $300. We also sell consumables, including tips, nozzles and replacement parts for our gas apparatus products. Gas torches use a mixture of oxygen and fuel gas (typically acetylene) to produce a high temperature flame that is used to cut, heat or weld steel. Gas torches are typically used in steel fabrication operations such as shipbuilding and the construction of oil refineries, power plants and manufacturing facilities, as well as for welding, heating, brazing and cutting in connection with maintenance of machinery, equipment and facilities. Lighter-duty gas torches are also used by the plumbing, refrigeration and heating, ventilation and air conditioning industries. Gas flow and pressure regulation equipment is used to control the pressure and flow of most industrial and specialty gases, including gases used in the welding, process control and electronics industries. We believe we are among the largest manufacturers of gas apparatus products in the United States based on our annual unit sales.

        Our arc welding equipment includes both inverter and transformer-based electric arc, plasma and engine-driven power supplies sold under the Thermal Arc, Firepower, Cigweld and GenSet brands. Our inverter and transformer-based electric arc power supplies typically range in price from $1,000 to $3,000. Our plasma welding and engine-driven power supplies typically range in price from $4,000 to $6,000 and from $1,500 to $5,000, respectively. Arc welding uses an electric current to melt either wire or electrodes (referred to as filler metals) to join two pieces of metal. The electric current is generated by the power supply and applied to the filler metal using an arc welding accessory, such as a welding gun. Arc welding is the most common method of welding and is used for a wide variety of manufacturing and construction applications, including the production of ships, railcars, farm and mining equipment and offshore oil and gas rigs.

        Our arc welding accessories and consumables include automatic and semiautomatic welding guns and related consumable parts, ground clamps, electrode holders, cable assemblies and various wires and electrodes used primarily in welding and hardfacing applications. Our arc welding guns are sold under the Tweco, Arcair and Cigweld brands and are designed to be used with our arc welding power supplies, as well as those of our competitors. Our arc welding guns typically range in price from $90 to $350. Arc welding guns are used to apply the current to the filler metal used in welding, are typically handheld, and require regular replacement of consumable parts as a result of wear and tear, as well as their close proximity to intense heat. Our hardfacing products are sold under the Stoody brand and include iron-based, cobalt-based and nickel-based wire and electrodes that are deposited as protective overlays on softer metals by various welding processes. This "hardfacing" or "surface" treatment creates a more resistant surface for the component, thereby increasing its useful life. Our hardfacing products typically range in price from $0.75 to $3.00 per pound and are used by businesses that manufacture or operate earth-moving equipment, agricultural tools, crushing components and steel mill rolls, as well as in other applications where metal is exposed to external wear factors. We believe we are among the largest manufacturers of arc welding guns and hardfacing products in the United States, in each case based on our annual unit sales.

        Our plasma and automated cutting equipment includes power supplies, torches and related consumable parts sold under the Thermal Dynamics brand, consumable parts sold primarily to original equipment manufacturers under private label programs and cutting tables sold under the C&G Systems brand. Our plasma torches typically range in price from $300 to $600. Our power supplies and cutting tables typically range in price from $1,200 to $15,000 and from $16,000 to $60,000, respectively. Plasma cutting uses an electric current to create a high temperature plasma arc capable of cutting metal. The current is generated by a power supply and the plasma arc is applied to the metal being cut using a torch. We believe plasma cutting is one of the fastest growing technologies for cutting metal. Advantages of the plasma cutting process over other methods include faster cutting speeds, cleaner cuts, and the ability to cut ferrous and nonferrous alloys with minimum heat distortion to the metal being cut. Plasma cutting also permits metal cutting using only compressed air and electricity. Plasma cutting systems are used in the fabrication and repair of both steel and nonferrous metal products, including automobiles and related assemblies, appliances, ships, railcars, and heating, ventilation and air conditioning products, as well as for general maintenance. We believe we are among the largest producers of plasma cutting equipment in the United States, based on our annual unit sales.

        We sell most of our products through a network of national and multi-national industrial gas distributors including Airgas, Inc., Praxair, Inc., Linde Gas, a division of Linde AG and The BOC Group plc, as well as a large number of other distributors. In 2003, our sales to customers in the United States represented 52.7% of our sales and no individual customer accounted from more than 10% of sales.

Our Competitive Strengths

        Niche Businesses Focused on High Margin Segments of the Welding Industry.    Approximately 44% of our U.S. sales and a significant portion of our international sales are derived from torches, guns and related consumable parts. Torches and guns are generally held by the operator and, as a result, operators focus closely on the design, safety, ergonomics, ease of use and overall functionality of the product. We believe torches and guns obtain higher margins than other components of cutting and welding systems, including power supplies and filler metals, because of the importance operators place on design and feel. Torches and guns also wear out more quickly and require more regular replacement of consumable parts, which also carry high margins. We believe our focus on these niche businesses allows us to obtain an overall operating margin that is higher than many of our larger competitors.

        Well-Established and Widely-Recognized Brands.    We market our products under some of the most well-established and widely-recognized brand names in the welding industry. The Victor business, which began in 1913, is among the leading brands of gas cutting and welding torches and flow regulation equipment in the United States. Our Tweco brand of arc welding guns has been in existence for over 65 years and is widely-recognized for technical innovation, reliability and excellent product performance. The Thermal Dynamics name has been synonymous with plasma cutting since plasma cutting systems were first developed in 1957. The Cigweld business, which began in 1922, is among the leading brands of cutting and welding equipment in Australia. Stoody, a widely-recognized brand since its founding in 1921, is among the leading brands in hardfacing wires and electrodes.

        Large Installed Base of Products Important to Professional Tradesmen.    Most of our products are handheld and most end-users of our products are professional tradesmen. When evaluating replacement products for worn out or broken equipment, many end-users choose replacement equipment produced by the manufacturer of the old equipment, even if competing products offer modest price advantages. We believe tradesmen typically give higher consideration to: (1) the fit and feel of the product; (2) the reliability, quality and performance of the product; and (3) the inconvenience of operating and maintaining products from two or more manufacturers. We believe that our large installed base of torches and guns supports demand for our equipment and reinforces our strong market presence.

        Extensive Distribution Network.    We have developed an extensive distribution network for our products that includes over 1,100 distributors with approximately 2,800 locations. We have long-standing relationships with and are a preferred supplier for most of our distributors with respect to our key brands. We believe our extensive distribution network provides us with access to most potential end-users of our products in the United States.

        Established Presence in Asia.    We have been selling our products in the Asian cutting and welding markets through our Cigweld subsidiary for over 30 years. Cigweld is a full-line supplier of gas cutting, arc welding and plasma cutting and welding equipment, consumable parts and filler metals with operations in Australia and Malaysia. Cigweld had sales of $21.2 million in the five months ended May 31, 2003 and sales of $37.0 million in the seven months ended December 31, 2003, of which approximately 13% and 17%, respectively, were derived from Asia-Pacific markets other than Australia. We believe our established presence in Asia positions us to benefit from increasing infrastructure development and manufacturing activity in the region, particularly in China.

Our Strategy

        We have developed and are implementing a series of operational and strategic initiatives designed to grow our market share and maximize our financial performance. These initiatives include:

        Increase Sales of Consumable Parts.    Welding and cutting torches and guns regularly consume certain parts during their operation, including tips, gas diffusers and nozzles. These consumable parts typically require replacement on an hourly, daily or weekly basis depending on the application. We derive higher margins on consumable parts than many of our other product lines. We believe that a significant portion of welders who use our torches, or torches that use our design convention, buy our consumables from distributors, while the balance purchase consumables from suppliers that specialize in selling consumables at lower prices directly to end-users. Our strategy is to increase our sales of consumables by: (1) offering innovative products with superior performance for which end-users will pay premiums; (2) developing a line of lower priced consumables designed to compete with our lower priced competitors; (3) expanding our existing product line to include a greater number of consumables for our competitors' torches and guns; and (4) increasing the market penetration of our consumables at certain large end-users.

        Improve Competitiveness of Arc Welding Business.    Distributors of welding products have a strong preference for manufacturers that can supply the full line of arc welding products, including power supplies, torches and guns and related consumables. While our arc welding business offers all of these products, some of our power supplies were historically priced at a premium to products with comparable functionality offered by our competitors. As a result, our line of arc welding products has been less desirable to some distributors than our competitors' lines. Our strategy is to offer power supplies that provide a superior value proposition relative to competing products, either through lower prices or superior functionality. We recently completed the move of our U.S. arc welding power supply manufacturing operations to Malaysia in order to lower our production costs, which will allow us to price our products more competitively. We are also reorganizing our service organization to provide our distributors and end-users with greater technical and application support. We believe these changes, combined with a semi-exclusive distribution strategy, will make our arc welding line more attractive to certain distributors and end-users which should allow us to increase our sales.

        Expand Our Product Offering Globally.    Cutting and welding products sold outside of the United States have different design conventions than those sold in the United States. While we have sold products globally for many years, designing products that meet regional conventions has not historically been a strategic priority. For example, certain European gas torches have top-mounted gas controls, whereas in the United States they are typically side-mounted. The torches we currently sell in Europe are designed based on the convention in the United States. As a result of focusing our product lines on U.S. design conventions, the market potential for our products in certain regions outside of the United States has been limited. Our strategy is to leverage our strong U.S. brands internationally by offering products that meet specific regional design conventions. We believe providing products that meet regional requirements will allow us to increase our sales and grow our international market share.

        Leverage New Sales Process and Organization Globally.    We historically maintained separate sales organizations for each of our principal business units and paid our sales personnel a fixed salary plus commission. While this structure facilitated the development of significant product expertise within each sales organization, it resulted in inefficiencies in customer coverage and did not encourage our sales personnel to exceed expectations and to grow our business. In January 2003, we reorganized the separate sales organizations of each of our U.S. business units into a single sales organization. We believe the reorganization will lead to significant improvements in customer coverage, provide greater consistency to our customer relationships, reduce the travel expenses of our sales personnel, increase cross-selling between our brands and give us more centralized control of product promotion and pricing. We also plan to change the compensation of our sales personnel from a mix of fixed salary plus commission to all commission by January 2005. We believe the new compensation structure will provide better incentives for our sales personnel to grow our business.

        Increase Penetration of Automated Plasma Cutting and Automated Arc Welding Markets.    We believe automated plasma cutting and automated arc welding systems are among the fastest growing segments of the cutting and welding equipment market. Automated systems have the advantages of greater accuracy, higher speed and lower operating cost as compared to traditional, manually-operated, handheld systems. Original equipment manufacturers and distributors that sell automated plasma cutting and automated arc welding systems have a strong preference for suppliers with a full line of automated torches, power supplies and accessories. We have historically supplied only a portion of the products required for a full product offering. As a result, customers purchasing our products have required a second supplier for products that we do not produce, which reduces the attractiveness of our line to certain customers. Our strategy is to become a full line supplier of automated plasma cutting and automated arc welding torches, power supplies and accessories in order to increase the market potential for our products. We recently completed the development of a precision plasma torch that will be matched with a power supply to fill the primary gap in our automated plasma cutting offering. In addition, we increased the reliability of certain of our automated arc welding accessory products, which we believe will improve the attractiveness of our product line. We have also established dedicated engineering, sales and after-sales support teams to support the launch of our improved lines.

        Improve Manufacturing Efficiency and Cost Structure.    We plan to improve our financial performance through continuous cost reduction, greater working capital efficiency and improved manufacturing productivity. We are also committed to reducing our debt through increased cash flow generation. Over the last three years, we have taken significant actions to reduce our cost structure. For example, we have moved the majority of our Cigweld subsidiary's production from Australia to Malaysia, moved the high volume U.S. assembly operations of our gas apparatus and welding gun production to Hermosillo, Mexico, moved our arc welding machine production from Ohio to Malaysia and closed our forging plant in Abilene, Texas after outsourcing the activities conducted at the facility. In the aggregate, these actions resulted in the replacement of approximately 450 positions, or 25% of our manufacturing employees, in the United States and Australia with lower cost labor in Mexico and Asia. In addition, we are in the process of consolidating our arc accessories manufacturing operations, including machining and low volume welding gun assembly, into our Denton, Texas facility. We expect this consolidation will be substantially complete by June 2004 and will result in the closure of our Wichita, Kansas facility, which will allow us to further reduce our manufacturing costs.

Impact of the Current Business Environment

        Demand for cutting and welding equipment is cyclical and depends, in part, on the business environment, particularly as it affects the manufacturing sector. Since the beginning of the most recent economic recession in the first half of 2001, the U.S. manufacturing sector has experienced one of the most severe and prolonged downturns in recent history. U.S. industrial production, a key indicator of demand for our products, declined 7.5% from June 2000 to December 2001 compared with a decline of only 4.5% during the June 1990 to March 1991 recession. Our sales have declined from $510.1 million for the year ended December 31, 2000, to $172.0 million and $254.4 million for the five months ended May 31, 2003 and the seven months ended December 31, 2003, respectively. While demand for cutting and welding equipment has declined significantly since 2000 and remains at depressed levels, we believe the following factors will support improvement in our business over time:

  •
  Cutting and welding equipment is critical to the operations of businesses that fabricate metal;

  •
  U.S. industrial production, a key indicator of demand for our products, has a long history of recovering following periods of economic contraction; and

  •
  The Institute for Supply Management's PMI, a measure of overall activity in the U.S. manufacturing sector, was 66.5 in March 2004, which is one of its highest level since 1983, which we believe indicates expansion in the U.S. manufacturing sector.

Additional Considerations

        Our business is highly competitive and one of our strategies is to increase our sales through new product offerings. Increased competition could force us to lower our prices on these products, which could reduce our sales, earnings and profitablility. In addition, a growing percentage of our revenue is derived from international sales, and one of our strategies is to increase our product offerings globally. Our international operations could be affected by a number of factors, including unforeseen changes in regulatory requirements, such as tariffs and other trade barriers and fluctuations in foreign currency exchange rates. For a discussion of these and other risk factors relating to an investment in our Company, see "Risk Factors" beginning on page 12 of this Prospectus.

Bankruptcy Reorganization

        On November 19, 2001, our Predecessor Company and substantially all of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. The filing resulted from insufficient liquidity and was determined to be the most efficient and favorable alternative to restructure our balance sheet. Since 1998, our operating results have been negatively impacted by a weak industrial economy in the United States, as well as difficult economic conditions in most of our foreign markets. The deterioration in our operating results reduced liquidity, which made it increasingly difficult for us to meet all of our debt service obligations. During the bankruptcy proceedings, our Predecessor Company operated its businesses as a debtor-in-possession.

        We emerged from bankruptcy on May 23, 2003. As a result of the U.S. Bankruptcy Court's confirmation order of April 3, 2003, which approved our plan of reorganization, our total debt was reduced to approximately $220.0 million, as compared to approximately $800.0 million in debt and $79.0 million in preferred stock outstanding on November 19, 2001. In connection with our emergence from bankruptcy, we issued $180.0 million of notes under a new senior secured term loan facility, 13.3 million shares of new common stock, 1,157,000 Series A Warrants, 700,000 Series B Warrants and 271,429 Series C Warrants in consideration for the cancellation of certain pre-petition claims, and concurrently entered into a new $50.0 million senior secured revolving credit facility.

The Refinancing

        On February 5, 2004, we completed a private offering of $175 million aggregate principal amount of 9 1/4% senior subordinated notes due 2014. Also on February 5, 2004 we finalized an amendment and restatement of our existing credit facility with General Electric Capital Corporation (together with its affiliates, "GE Capital") to modify certain financial covenants and other restrictions to provide us with additional financial flexibility, and to provide a $20 million term loan, which we refer to as the New Term Loan. The amended and restated credit agreement is referred to as the New Credit Agreement. We refer to these two transactions as the "Refinancing." The proceeds from the Refinancing were used to repay the $180 million of term loans issued in connection with the plan of reorganization, reduce amounts outstanding under our revolving credit facility and pay fees and expenses related to the Refinancing. The New Term Loan matures on December 31, 2008 and bears interest, at our option, at either the London Interbank Offer Rate, or LIBOR, plus 3.25%, in the case of LIBOR loans, or the prime rate plus 2.25%, in the case of index rate loans. See "Use of Proceeds," "Capitalization" and "Description of Other Indebtedness."

Summary Consolidated Financial Data

        The selected financial data for and as of the seven months ended December 31, 2003, the five months ended May 31, 2003 and each of the years in the four-year period ended December 31, 2002 set forth below has been derived from our audited consolidated financial statements. We have accounted for our plan of reorganization using the principles of "fresh-start" accounting as required by the American Institute of Certified Public Accountants Statement of Position No. 90-7, entitled "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). As a result of the application of SOP 90-7, our financial results for the periods ending prior to June 1, 2003 and ending after May 31, 2003 include two different bases of accounting. For the summary consolidated financial and other data set forth below, references to the "Predecessor Company" refer to periods prior to June 1, 2003 and references to the "Reorganized Company" refer to periods beginning after May 31, 2003. The summary consolidated financial data below should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, included elsewhere in this Prospectus.

        The information in this table is qualified in its entirety by, and you should read it in conjunction with, our consolidated financial statements, including the notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus or as previously filed with the SEC.

	Reorganized Company	Predecessor Company
	Seven Months Ended December 31,	Five Months Ended May 31,	Fiscal Year Ended December 31,
	2003	2003	2002	2001	2000	1999
	(In millions, except per share data)
Operating Results Data:
Net sales	$254.4	$172.0	$413.6	$438.2	$510.1	$521.1
Cost of goods sold	183.0	111.3	266.9	296.5	327.5	342.2
Selling, general and administrative expenses	70.7	44.3	106.7	112.0	145.0	121.1
Amortization of intangibles	2.9	0.4	1.0	2.2	26.9	4.6
Net periodic postretirement benefits	1.5	0.5	1.2	1.1	1.1	3.2

Operating income (loss)	(3.6)	15.5	37.8	26.4	9.6	50.0
Interest expense	9.6	8.8	22.6	76.4	81.4	72.4
Amortization of deferred financing costs	0.3	—	—	4.4	3.3	3.6
Other expense (income), net	0.3	1.2	4.2	1.2	(0.3)	(0.6)
Reorganization items	—	15.7	23.9	(6.7)	—	—
Gain from reorganization and fresh-start accounting	—	(582.1)	—	—	—	—
Net Income (loss)	(17.6)	569.0	(16.0)	(51.5)	(106.6)	(34.3)
Income (loss) per share applicable to common shares:
Basic	(1.32)	158.47	(4.44)	(16.78)	(32.04)	(11.68)
Diluted	(1.32)	158.47	(4.44)	(16.78)	(32.04)	(11.68)
Consolidated Balance Sheet Data (Period end):
Working capital(1)	$107.2	$133.5	$139.3	$137.4	$83.4	$121.3
Total assets	509.5	308.6	297.6	310.4	317.9	400.4
Total debt(2)	218.4	815.8	809.3	808.7	753.9	729.4
Total shareholders' equity (deficit)	172.2	(751.1)	(743.7)	(725.1)	(658.4)	(534.1)
Consolidated Cash Flow Data:
Net cash provided by (used in) operating activities	$13.6	$(3.4)	$10.7	$5.1	$(4.9)	$53.9
Net cash provided by (used in) investing activities	(8.1)	(4.1)	(9.4)	(15.3)	(16.5)	(17.1)
Net cash provided by (used in) financing activities	(1.5)	2.9	1.3	14.6	18.5	(24.8)
Other Data:
Depreciation and amortization	$16.5	$6.5	$18.0	$19.2	$42.2	$23.5
Capital expenditures	8.1	4.1	9.4	15.3	18.7	10.2
Ratio of earnings to cover fixed charges(3)	NA	60.0	NA	NA	NA	NA
Excess of fixed charges over earnings(3)	$13.7	NA	$12.9	$48.8	$74.8	$25.5

(1)
Amounts for 2001 and 2002 and as of May 31, 2003 exclude liabilities subject to compromise.

(2)
Amounts for 2001 and 2002 and as of May 31, 2003 include approximately $776.0 million, $778.7 million and $782.1 million, respectively, classified as "liabilities subject to compromise."

(3)
Earnings include income before income tax provision plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the rent expense from operating leases, which management believes is a reasonable estimate of the interest component of rent expense.

RISK FACTORS

        In considering whether to tender your outstanding notes in the exchange offer, you should carefully consider all the information we have included or incorporated by reference in this Prospectus. In particular, you should carefully consider the risk factors described below that we currently believe may materially affect us. Other risks and uncertainties that we do not presently consider to be material or of which we are not presently aware may become important factors that affect our company in the future.

Risks Relating to Our Business

        Our business is cyclical and is affected by industrial economic conditions, and we have recently experienced substantially reduced demand for our products.

        Our business is highly cyclical because many of the end-users of our products are themselves in highly cyclical industries, such as commercial construction, steel shipbuilding, petrochemical construction and general manufacturing. The demand for our products and therefore our results of operations are directly related to the level of production in these end-user industries. Accordingly, our business is to a large extent determined by general economic conditions and other factors beyond our control. See "Business—Our Principal Operating Subsidiaries."

        In 2001 and 2002, for example, we experienced significantly reduced demand for our products as a result of both the global economic slowdown and the other factors discussed above. These lower levels of demand resulted in an 18.9% decline in our net sales from 2000 to 2002, from $510.1 million to $413.6 million. During 2003, we continued to experience reduced demand for our products domestically. Domestic sales for the five months ended May 31, 2003 were $93.6 million and were $131.1 million for the seven months ended December 31, 2003 compared to domestic sales for 2002 of $245.7 million. If there are future downturns or a deterioration in the economy or in the industries we serve, our business, results of operations and financial condition could be materially adversely affected.

        Our business is highly competitive and increased competition could reduce our sales, earnings and profitability.

        Our products compete in highly competitive markets. We compete primarily on the performance, functionality, price, brand recognition, customer service and support, and availability of our products. We compete with companies of various sizes, some of which have greater financial and other resources than we do. Increased competition could force us to lower our prices or to offer additional product features or services at a higher cost to us, which could reduce our sales and net earnings.

        The greater financial resources or the lower amount of debt of certain of our competitors may enable them to commit larger amounts of capital in response to changing market conditions. Certain competitors may also have the ability to develop product innovations that could put us at a disadvantage. In addition, some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate. If we are unable to compete successfully against other manufacturers in our marketplace we could lose customers and our sales may decline. There can also be no assurance that customers will continue to regard our products favorably, that we will be able to develop new products that appeal to customers, that we will be able to improve or maintain our profit margins on sales to our customers or that we will be able to continue to compete successfully in our core markets. See "Business—Competition."

        Our future performance may be adversely affected by our inability to have executed certain parts of our business strategy over the past few years.

        On November 19, 2001, our Predecessor Company and substantially all of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. While the bankruptcy afforded us certain legal protections which were beneficial to us, it diverted significant managerial and capital resources away from our business and the execution of our business strategy. During the past few years, we have lost market share relative to our competitors in some of our product lines. We have also noted deterioration in certain portions of our business performance, such as customer service and on-time delivery, which are essential to our success. While we no longer need to divert important resources away from our business strategy due to the bankruptcy, we cannot assure you that our past inability to execute portions of our business strategy will not adversely affect our future performance. Furthermore, we cannot assure you that other potential diversions, such as labor stoppages, business interruptions, interruptions in the supply of raw materials or delays in the transportation of finished goods, would not have a similar adverse effect on the execution of our business strategy and our overall financial performance. See "Business—Bankruptcy Reorganization."

        We are subject to general economic factors that are largely out of our control, any of which could have a material adverse effect on our business, results of operations and financial condition.

        Our business is subject to a number of general economic factors, many of which are out of our control, which may have a material adverse effect on our business, results of operations and financial condition. These include recessionary economic cycles and cyclical downturns in our customers' businesses, particularly customers in the manufacturing and construction industries, fluctuations in the cost of raw materials, such as steel, brass and copper, the substitution of plastic or other materials for metal in many products and the movement of metal fabrication operations outside the United States. Economic conditions may adversely affect our customers' business levels, which can have the effect of reducing the amount of our products that they purchase. Furthermore, customers encountering adverse economic conditions may have difficulty paying for our products. Finally, terrorist activities, anti-terrorist efforts, war or other armed conflicts involving the United States or its interests abroad may have a material adverse effect on the U.S. and global economies and on our business, results of operations or financial condition.

        Our international operations pose certain risks that may adversely impact sales and earnings.

        We have manufacturing operations and assets located outside of the United States, including in Australia, Brazil, Canada, Italy, Malaysia and Mexico. We also sell our products to distributors located in approximately 100 countries. During the five months ended May 31, 2003 and the seven months ended December 31, 2003, approximately 45.6% and 48.5%, respectively, of our consolidated sales were derived from non-U.S. markets. A key part of our long-term strategy is to increase our manufacturing, distribution and sales presence in international markets. These international operations are subject to a number of special risks, in addition to the risks of our domestic business, including currency exchange rate fluctuations, differing protections of intellectual property, trade barriers, labor unrest, exchange controls, regional economic uncertainty, differing (and possibly more stringent) labor regulation, risk of governmental expropriation, domestic and foreign customs and tariffs, current and changing regulatory environments, difficulty in obtaining distribution support, difficulty in staffing and managing widespread operations, differences in the availability and terms of financing, political instability and unrest and risks of increases in taxes. Also, in some foreign jurisdictions, we may be subject to laws limiting the right and ability of entities organized or operating therein to pay dividends or remit earnings to affiliated companies unless specified conditions are met. These factors may adversely affect our future profits. See "Business—International Business."

        If we are unsuccessful in our strategy to grow our international sales, our future sales and earnings could be lower.

        Our products are used primarily in metal fabrication operations to cut and join metal parts. Metal fabrication operations are growing faster outside of the United States than they are in the United States, and certain metal fabrication, as well as manufacturing operations generally, is moving from the United States to international locations where labor costs are lower. Maintaining and expanding international operations requires significant coordination, capital and resources. If these resources were to prove too costly or difficult to attain, we may be unable to grow our sales in these international locations and our future sales and earnings could be lower.

We are subject to currency fluctuations from our international sales.

        Our products are sold in many countries around the world. A portion of our international sales is denominated in foreign currencies, including the Australian dollar, Brazilian real, Canadian dollar, euro, pound sterling and South African rand, while a portion of the costs incurred to generate those revenues is incurred in other currencies. Because our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our earnings. We currently do not have exchange rate hedges in place to reduce the risk of an adverse currency exchange movement. Currency fluctuations have affected our financial performance in the past and may affect our financial performance in the future.

        We also face risks arising from the imposition of exchange controls and currency devaluations. Exchange controls may limit our ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by our foreign subsidiaries or businesses located in or conducted within a country imposing controls. Currency devaluations result in a diminished value of funds denominated in the currency of the country instituting the devaluation. Actions of this nature, if they occur or continue for significant periods of time, could have an adverse effect on our results of operations and financial condition in any given period.

        Our success depends on our ability to enhance existing products and develop new products.

        Our financial and strategic performance depends partially on our ability to meet customer demand for new and enhanced products. We may not be able to sustain or expand existing levels of research and development expenditures. We also may not be able to develop or acquire innovative products, or otherwise obtain intellectual property in a timely and effective manner. Furthermore, we cannot be sure that new products or product improvements will be met with customer acceptance or contribute positively to our results. In addition, competitors may be able to direct more capital and more resources to new or emerging technologies and changes in customer requirements. See "Business—Our Strategy."

        Our products involve risks of personal injury and property damage, which expose us to potential liability.

        Our business exposes us to possible claims for personal injury or death and property damage resulting from the products that we sell. We maintain insurance for loss (excluding attorneys' fees and expenses) through a combination of self-insurance retentions and excess insurance coverage. We are not insured against punitive damage awards. We monitor claims and potential claims of which we become aware and establish accrued liability reserves for the self-insurance amounts based on our liability estimates for such claims. We cannot give any assurance that existing or future claims will not exceed our estimates for self-insurance or the amount of our excess insurance coverage. In addition, we cannot give any assurance that insurance will continue to be available to us on economically reasonable terms or that our insurers would not require us to increase our self-insurance amounts. Claims brought against us that are not covered by insurance or that result in recoveries in excess of insurance coverage could have a material adverse effect on our results of operations and financial condition. Moreover, any accident or incident involving us, even if we are fully insured or not held to be liable, could negatively affect our reputation among customers and the public, thereby making it more difficult for us to compete effectively, and could significantly affect the cost and availability of insurance in the future. See "Business—Legal Proceedings."

        If we are unable to retain and hire key employees, the performance of our operations could be adversely affected.

        Our ability to provide high-quality products and services depends in part on our ability to retain our skilled personnel in the areas of product engineering, manufacturing and sales. Certain of our businesses rely heavily on key personnel in the engineering, design, formulation and manufacturing of our products. Our success is also dependent on the management and leadership skills of our senior management team. The loss of any of these individuals or an inability to attract, retain and maintain additional personnel could have an adverse effect on the business.

        On January 28, 2004, we appointed a new Chief Executive Officer following a one month vacancy in that position. Our future ability to operate during periods in which we have vacancies in key positions or any future difficulties we may have filling such positions could have a material adverse effect on our operations, financial condition or future earnings.

We rely in large part on independent distributors for sales of our products.

        We depend on independent distributors to sell our products and provide service and aftermarket support to our ultimate customers. Distributors play a significant role in determining which of our products are stocked at branch locations and the price at which they are sold, which impacts how accessible our products are to our ultimate customers. Almost all of the distributors with whom we transact business offer competing products and services to our ultimate customers. We do not have written agreements with our distributors located in the United States. The loss of a substantial number of these distributors or an increase in the distributors' sales of our competitors' products to our ultimate customers could materially reduce our sales and earnings. See "Business—Distribution."

        Our future operating results may be affected by fluctuations in the prices and availability of raw materials.

        We purchase a large amount of commodity raw materials, and certain of the raw materials used in our hardfacing products, such as cobalt and chromium, are available primarily from sources outside the United States. The raw materials industry as a whole is highly cyclical, and at times pricing and supply can be volatile due to a number of factors beyond our control, including general economic and political conditions, labor costs, competition, import duties, tariffs and currency exchange rates. This volatility can significantly affect our raw material costs. In an environment of increasing raw material prices, competitive conditions can affect how much of the price increases we can recover in the form of higher unit sales prices. To the extent we are unable to pass on any price increases to our customers, our profitability could be adversely affected. Furthermore, restrictions in the supply of cobalt, chromium and other raw materials could adversely affect our operating results. In addition, certain of our customers rely heavily on raw materials, and to the extent there are fluctuations in prices or availability, it could affect orders for our products and our financial performance. See "Business—Raw Materials."

        If our relationship with our employees were to deteriorate, we could be adversely affected.

        Currently, in our U.S. operations (where none of our employees are represented by labor unions) and in our foreign operations (where the majority of our employees are represented by labor unions), we have maintained a positive working environment. Although we focus on maintaining a productive relationship with our employees, we cannot ensure that unions, particularly in the United States, will not attempt to organize our employees or that we will not be subject to work stoppages, strikes or other types of conflicts with our employees or organized labor in the future. Any such event could have a material adverse effect on our ability to operate our business and serve our customers and could materially impair our relationships with key customers and suppliers, which could damage our business, results of operations and financial condition. See "Business—Employees."

        We are subject to various environmental laws and regulations and may incur costs that have a material adverse effect on our financial condition as a result of violations of or liabilities under environmental laws and regulations.

        Our operations are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials, and employee health and safety. As an owner and operator of real property and a generator of hazardous waste, we may also be subject to liability for the remediation of contaminated sites. We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, third party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits required at our facilities.

        Contaminants have been detected at some of our present and former sites. In addition, we have been named as a potentially responsible party at certain Superfund sites. While we are not currently aware of any contaminated or Superfund sites as to which material outstanding claims or obligations exist, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites could result in significant liability. In addition, the ultimate costs under environmental laws and the timing of these costs are difficult to predict. Liability under some environmental laws relating to contaminated sites, including the Comprehensive Environmental Response, Compensation, and Liability Act and analogous state laws, can be imposed retroactively and without regard to fault. Further, one responsible party could be held liable for all costs at a site. Thus, we may incur material liabilities under existing environmental laws and regulations or environmental laws and regulations that may be adopted in the future. See "Business—Environmental, Health and Safety Matters."

Risks Relating to the Exchange Offer

        Because there is no established trading market for the notes, you may not be able to resell your notes.

        The Exchange Notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

        —the liquidity of any trading market that may develop;

        —the ability of holders to sell their Exchange Notes; or

        —the price at which the holders would be able to sell their Exchange Notes.

        If a trading market were to develop, the Exchange Notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

        In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see "The Exchange Offer."

        Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

        We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue Exchange Notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we will not accept your notes for exchange.

        If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

        We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks Relating to the Notes

        Our level of indebtedness may limit cash flow available to invest in the ongoing needs of our business which could prevent us from fulfilling our obligations under the notes.

        After giving effect to the Refinancing, as of December 31, 2003, our total indebtedness would have been $223.4 million, and our shareholders' equity would have been $172.2 million.

        Our level of indebtedness could have important consequences to you. For example, it could:

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  increase the amount of interest that we have to pay because certain of our borrowings are at variable rates of interest;

  •
  increase our vulnerability to adverse economic or industry conditions;

  •
  limit our ability to obtain additional financing in the future to enable us to react to changes in our business or industry;

  •
  prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of specific changes of control in our ownership, which could constitute a default under the indenture governing the notes; or

  •
  place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness. Additionally, any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, could have a material adverse effect on us. See "Capitalization," "Summary-Summary Consolidated Financial Data," "Selected Consolidated Financial Data," "Description of Other Indebtedness" and "Description of the Exchange Notes."

        Despite our level of indebtedness, we and our subsidiaries will be able to incur substantially more debt. This could exacerbate the risks described above.

        We and our subsidiaries will be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes and the amended and restated credit agreement, as amended, governing our revolving credit facility and the New Term Loan, contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. As of December 31, 2003, after giving effect to our borrowing base, we were able to borrow up to an additional $27.4 million under our revolving credit facility, subject to specific requirements, including meeting certain levels of Adjusted EBITDA, as defined in our amended and restated credit agreement, as amended, and our compliance with financial covenants. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. See "Description of the Exchange Notes" and "Description of Other Indebtedness."

        To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. If we cannot generate the required cash, we may not be able to make the necessary payments under the notes.

        Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        Our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. We cannot assure you that our business will generate sufficient cash flow from our operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. Our inability to pay our debts would require us to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate, which could cause us to default on our obligations and impair our liquidity. Also, some alternative strategies would require the prior consent of our senior secured lenders, which we may not be able to obtain.

        The notes are being issued by us, a holding company. As a holding company, we have limited assets and will depend upon receipt of dividends from our subsidiaries. In the future, the subsidiaries might be unable to make payment of such dividends as a result of future performance. This would have a negative impact on our ability to generate sufficient cash to make payments under the notes.

        Your right to receive payments on the notes is junior to our existing senior indebtedness and the existing senior indebtedness of our guarantors and possibly all of our and their future borrowings. Further, claims of creditors of our non-guarantor subsidiaries will generally have priority with respect to the assets and earnings of those subsidiaries over your claims.

        The notes and the guarantees will be subordinated to the prior payment in full of our and the guarantors' respective current and future senior indebtedness to the extent set forth in the indenture. As of December 31, 2003, after giving effect to the Refinancing, these notes and the guarantees would have been subordinated to approximately $48.4 million of total senior indebtedness, including $22.9 million of senior indebtedness under our amended and restated credit agreement, as amended. See "Use of Proceeds." Because of the subordination provisions of the notes, in the event of the bankruptcy, liquidation or dissolution of our company or any guarantor, our assets or the assets of the guarantors would be available to pay obligations under the notes and our other senior subordinated obligations only after all payments had been made on our or the guarantors' senior indebtedness. Sufficient assets may not remain after all these payments have been made to make required payments on the notes and any other senior subordinated obligations, including payments of interest when due. In addition, we will be prohibited from making all payments on the notes and the guarantees in the event of a payment default on our senior indebtedness (including borrowings under our revolving credit facility) and, for limited periods, upon the occurrence of other defaults under our revolving credit facility.

        In addition, none of our foreign subsidiaries is guaranteeing the notes, and these non-guarantor subsidiaries are permitted to incur additional indebtedness under the indenture. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness or guaranties issued by those subsidiaries, will generally have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including holders of the notes, even if the obligations of those subsidiaries do not constitute senior indebtedness. As of December 31, 2003, our non-guarantor subsidiaries had approximately $56.7 million of liabilities (excluding intercompany liabilities) and held approximately 33.6% of our consolidated assets. For the year ended December 31, 2003, the non-guarantor subsidiaries generated approximately 42.5% of our consolidated revenues.

        The notes are not secured.

        In addition to being subordinated to all of our and our guarantors' existing and future senior indebtedness, the notes and the guarantees will not be secured by any of our assets or those of our subsidiaries. Our obligations under our amended and restated credit agreement, as amended, are secured by substantially all of our assets and those of our existing and subsequently acquired or organized material domestic subsidiaries (and, to the extent no adverse tax consequences will result, foreign subsidiaries). If we become insolvent or are liquidated, or if payment under the amended and restated credit agreement, as amended, or any other secured senior indebtedness is accelerated, the lenders under the amended and restated credit agreement, as amended, or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the amended and restated credit agreement, as amended, or our other senior indebtedness). Upon the occurrence of any default under the amended and restated credit agreement, as amended (and even without accelerating the related indebtedness), the lenders may be able to prohibit the payment of the notes and guarantees under the subordination provisions contained in the indenture governing the notes. See "Description of Other Indebtedness" and "Description of the Exchange Notes."

        Restrictions imposed by our amended and restated credit agreement, as amended, and the indenture governing the notes limit our ability to obtain additional financing and to pursue business opportunities.

        The operating and financial restrictions and covenants in our debt instruments, including our amended and restated credit agreement, as amended, and the notes, may adversely affect our ability to finance our future operations or capital needs or to pursue certain business activities. In particular, our amended and restated credit agreement, as amended, requires us to maintain certain financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our amended and restated credit agreement, as amended. In the event of any default under our amended and restated credit agreement, as amended, the lenders under that agreement could elect to declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on the notes, any of which would be an event of default under the notes. See "Description of the Exchange Notes" and "Description of Other Indebtedness."

        It may not be possible for us to purchase notes on the occurrence of a change in control.

        Upon the occurrence of certain specific change of control events, we will be required to offer to repurchase all of the notes. We cannot assure you that there will be sufficient funds available for us to make any required repurchase of the notes upon a change of control. In addition, our amended and restated credit agreement, as amended, will prohibit us from purchasing any notes and provide that the occurrence of a change of control constitutes a default. If we do not repay all borrowings under our amended and restated credit agreement, as amended, or obtain the consent of our lenders under our amended and restated credit agreement, as amended, to repurchase the notes, we will be prohibited from purchasing the notes. Our failure to purchase tendered notes would constitute a default under the indenture governing the notes, which, in turn, would constitute a default under our amended and restated credit agreement, as amended. See "Description of the Exchange Notes—Change of Control."

        Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

        Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee can be voided, or claims under a subsidiary guarantee may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the issuance of the guarantee; and

  •
  the subsidiary guarantor:

  •
  was insolvent or rendered insolvent by reason of issuing the guarantee;

  •
  was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they become due.

        In addition, any payment by that subsidiary guarantor under a guarantee could be voided and required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor under such circumstances.

        The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

  •
  The sum of its debts, including contingent liabilities, was greater than the fair salable value of all of its assets;

  •
  the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        In the event the guarantee of the notes by a subsidiary guarantor is voided as a fraudulent conveyance, holders of the notes would effectively be subordinated to all indebtedness and other liabilities of that guarantor.

THE EXCHANGE OFFER

General

        We, along with certain of our domestic subsidiaries which are guarantors of the notes, entered into a registration rights agreement with the initial purchasers in connection with the original issuance of the notes. The registration rights agreement provides that we will take the following actions at our expense, for the benefit of the holders of the notes, subject to certain exceptions:

(1)
within 90 days after the date on which the outstanding notes were issued, file an exchange offer registration statement with the SEC with respect to a registered exchange offer to exchange the notes for new notes of the Company, which we refer to as the Exchange Notes, having terms substantially identical in all material respects to the notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions);

(2)
use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the date on which the outstanding notes were issued;

(3)
as soon as practicable after the effectiveness of the exchange offer registration statement (the "Effectiveness Date"), offer the Exchange Notes in exchange for surrender of the notes; and

(4)
keep the registered exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the Holders of the notes.

        For each note tendered to us pursuant to the registered exchange offer, we will issue to the Holder of such note an Exchange Note having a principal amount equal to that of the surrendered note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor, or, if no interest has been paid on such note, from the date of its original issue.

        Under existing SEC interpretations, the Exchange Notes will be freely transferable by Holders other than our affiliates after the registered exchange offer without further registration under the Securities Act if the Holder of the Exchange Notes represents to us in the registered exchange offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers, which we refer to as Participating Broker-Dealers, receiving Exchange Notes in the registered exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement.

        Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such Exchange Notes for 180 days following the effective date of such exchange offer registration statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

        A Holder of notes (other than certain specified holders) who wishes to exchange such notes for Exchange Notes in the registered exchange offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the registered exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        In the event that:

  (A)
  applicable interpretations of the staff of the SEC do not permit us to effect such a registered exchange offer; or

  (B)
  for any other reason we do not consummate the registered exchange offer within 190 days of the date on which the outstanding notes were issued; or

  (C)
  an Initial Purchaser shall notify us following consummation of the registered exchange offer that notes held by it are not eligible to be exchanged for Exchange Notes in the registered exchange offer; or

  (D)
  certain holders are prohibited by law or SEC policy from participating in the registered exchange offer or may not resell the Exchange Notes acquired by them in the registered exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

  (1)
  file a shelf registration statement with the SEC covering resales of the notes or the Exchange Notes, as the case may be, on or prior to the 60th day after such filing obligation arises;

  (2)
  use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

  (3)
  keep the shelf registration statement effective until the earliest of (A) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (g) of Rule 144, (B) two years from the date on which the outstanding notes were issued and (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

        We will, in the event a shelf registration statement is filed, among other things, provide to each Holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such Holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes or the Exchange Notes, as the case may be. A Holder selling such notes or Exchange Notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification obligations).

        We may require each Holder requesting to be named as a selling security holder to furnish to us such information regarding the Holder and the distribution of the notes or Exchange Notes by the Holder as we may from time to time reasonably require for the inclusion of the Holder in the shelf registration statement, including requiring the Holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any Holder as a selling security holder that fails to provide us with such information.

        We will pay additional cash interest on the notes and Exchange Notes, subject to certain exceptions,

  (1)
  if the Company fails to file an exchange offer registration statement with the SEC on or prior to the 90th day after the date on which the outstanding notes were issued,

  (2)
  if the exchange offer registration statement is not declared effective by the SEC on or prior to the 150th day after the date on which the outstanding notes were issued or, if obligated to file a shelf registration statement pursuant to clause (A) above, a shelf registration statement is not declared effective by the SEC on or prior to the 150th day after the date on which the outstanding notes were issued,

  (3)
  if the exchange offer registration statement is declared effective and the registered exchange offer is not consummated on or before the 40th day thereafter or, if later, the 190th day after the date on which the outstanding notes were issued,

  (4)
  if obligated to file the shelf registration statement pursuant to clauses (B), (C) or (D) above, the Company fails to file the shelf registration statement with the SEC on or prior to the 60th day (the "Shelf Filing Date") after the date on which the obligation to file a shelf registration statement arises,

  (5)
  if obligated to file a shelf registration statement pursuant to clauses (B), (C) or (D) above, the shelf registration statement is not declared effective on or prior to the 60th day after the Shelf Filing Date, or

  (6)
  if after the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (6), a "Registration Default");

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

        The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.50% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the notes and the Exchange Notes.

        All references in the indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

        If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 30 days after the commencement thereof provided that we have accepted all notes theretofore validly tendered in accordance with the terms of the registered exchange offer.

Resale of the Exchange Notes

        Based on no action letters of the SEC staff issued to third parties, we believe that Exchange Notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

  •
  you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  such Exchange Notes are acquired in the ordinary course of your business; and

  •
  you do not intend to participate in the distribution of such Exchange Notes.

        The SEC, however, has not considered the exchange offer for the Exchange Notes in the context of a no action letter, and the SEC may not make a similar determination as in the no action letters issued to these third parties.

        If you tender in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

  •
  you cannot rely on such interpretations by the SEC staff; and

  •
  you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        Unless an exemption from registration is otherwise available, any security holder intending to distribute Exchange Notes should be covered by an effective registration statement under the Securities Act. This registration statement should contain the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This Prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes only as specifically described in this Prospectus. Only broker-dealers that acquired the notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of Exchange Notes.

Terms of the Exchange Offer

        Subject to the terms and conditions described in this Prospectus and in the letter of transmittal, we will accept for exchange any notes properly tendered and not withdrawn prior to the expiration date. We will issue Exchange Notes in principal amount equal to the principal amount of notes surrendered under the exchange offer. Notes may be tendered only for Exchange Notes and only in integral multiples of $1,000.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of notes being tendered for exchange.

        As of the date of this Prospectus, $175,000,000 aggregate principal amount of the notes is outstanding. This Prospectus and the letter of transmittal are being sent to all registered holders of notes. There will be no fixed record date for determining registered holders of notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Notes not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest. These notes will be entitled to the rights and benefits of the holders under the indenture relating to the notes and the registration rights agreement.

        We will be deemed to have accepted for exchange properly tendered notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

        If you tender notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "—Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

        We will return any notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        Each broker-dealer that receives Exchange Notes for its own account in exchange for notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Expiration Date

        The exchange offer will expire at 5:00 p.m., Eastern time, on            , 2004, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

        We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any notes by giving oral or written notice of such extension to their holders. During any such extensions, all notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

        In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of notes of the extension no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled expiration date.

        If any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion

  •
  to delay accepting for exchange any notes,

  •
  to extend the exchange offer, or

  •
  to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

Conditions to the Exchange Offer

        We will not be required to accept for exchange, or exchange any Exchange Notes for, any notes if the exchange offer, or the making of any exchange by a holder of notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this Prospectus before accepting notes for exchange in the event of such a potential violation.

        In addition, we will not be obligated to accept for exchange the notes of any holder that has not made to us the representations described under "—Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the Exchange Notes under the Securities Act.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the notes as promptly as practicable.

        These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

        In addition, we will not accept for exchange any notes tendered, and will not issue Exchange Notes in exchange for any such notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this Prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

        In order to participate in the exchange offer, you must properly tender your notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

        If you have any questions or need help in exchanging your notes, please contact the exchange agent whose address is set forth below:

By Mail, Hand or Overnight Delivery:
U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107-2292
Attention: Specialized Finance

By Facsimile Transmission: (Eligible Institutions Only) (651) 495-8158	Confirm by Telephone: 1-800-934-6802

        All of the notes were issued in book-entry form, and all of the notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the notes may be tendered using the Automated Tender Offer Program ("ATOP") instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an "agent's message" to the exchange agent. The agent's message will state that DTC has received instructions from the participant to tender notes and that the participant agrees to be bound by the terms of the letter of transmittal.

        By using the ATOP procedures to Exchange Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

        There is no procedure for guaranteed late delivery of the notes.

Determinations under the exchange offer

        We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered notes and withdrawal of tendered notes. Our determination will be final and binding. We reserve the absolute right to reject any notes not properly tendered or any notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of notes will not be deemed made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When we will issue Exchange Notes

        In all cases, we will issue Exchange Notes for notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., Eastern time, on the expiration date:

  •
  a book-entry confirmation of such notes into the exchange agent's account at DTC; and

  •
  a properly transmitted agent's message.

Return of notes not accepted or exchanged

        If we do not accept any tendered notes for exchange or if notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged notes will be returned without expense to their tendering holder. Such non-exchanged notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your representations to us

        By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  •
  any Exchange Notes that you receive will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes within the meaning of the Securities Act;

  •
  if you are not a broker-dealer that you are not engaged in and do not intend to engage in the distribution of the Exchange Notes;

  •
  if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes; and

  •
  you are not our "affiliate," as defined in Rule 405 of the Securities Act, or if you are our "affiliate" that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Withdrawal of Tenders

        Except as otherwise provided in this Prospectus, you may withdraw your tender at any time prior to 5:00 p.m., Eastern Time, on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC's ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn notes and otherwise comply with the procedures of DTC.

        We will determine all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal. Our determination shall be final and binding on all parties. We will deem any notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn notes by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of notes under the exchange offer.

Consequences of Failure to Exchange

        If you do not exchange Exchange Notes for your notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the notes. In general, you may not offer or sell the notes unless they are registered under the Securities Act or unless the offer or sale is exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the notes under the Securities Act.

Accounting Treatment

        The Exchange Notes will be recorded at the carrying value of the outstanding notes as reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of Exchange Notes for outstanding notes. We will amortize the expenses incurred in connection with the issuance of the Exchange Notes over the term of the Exchange Notes.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire un-tendered notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any un-tendered notes.

        Each broker-dealer that receives Exchange Notes for its own account in exchange for notes, where such were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

        Capitalized terms used in this section, "Terms of the Exchange Offer" and not otherwise defined are defined in "Description of the Exchange Notes."

USE OF PROCEEDS

        We will receive no proceeds from this exchange offer. We used the proceeds from the notes that were originally issued and sold by us on February 5, 2004, together with approximately $20.0 million of borrowings under the New Term Loan, to repay outstanding borrowings of $180.0 million in connection with the termination of our term loan facility, reduce amounts outstanding on our revolving credit facility and pay fees and expenses related to the offering of the outstanding notes and the amendment and restatement of our credit agreement, which includes the New Term Loan.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2003 and as adjusted to give effect to the Refinancing as if it had occurred on that date. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Other Indebtedness" and our audited financial statements, the related notes and the other financial information included elsewhere in this Prospectus.

	As of December 31, 2003
	Actual	As adjusted
	(in millions)
Cash and cash equivalents(1)	$16.8	$16.8
Debt:
Revolving credit facility(2)	$12.9	$2.9
Term loan	180.0	—
New Term Loan(3)	—	20.0
Foreign credit lines	5.1	5.1
Capital lease obligations	20.4	20.4
9 1/4% senior subordinated notes due 2014	—	175.0
Total debt	218.4	223.4
Stockholders' equity	172.2	172.2
Total capitalization	$390.6	$395.6

(1)
As of December 31, 2003, we had approximately $16.8 million of cash and cash equivalents.

(2)
Our revolving credit facility provides for up to $50.0 million of borrowings, approximately $37.3 million of which would have been available on December 31, 2003 after giving effect to our borrowing base at that date, the amendment and restatement of our credit agreement on the terms set forth in "Description of Other Indebtedness," the Refinancing and $9.8 million of outstanding letters of credit on such date. Interest on our revolving credit facility accrues interest, at our option, at the prime lending rate plus 2.25%, in the case of index rate loans, or at LIBOR plus 3.25%, in the case of LIBOR loans. Our revolving credit facility expires on May 23, 2006.

(3)
On February 5, 2004 we finalized an amendment and restatement of our existing credit facility with General Electric Capital Corporation (together with its affiliates, "GE Capital") to modify certain financial covenants and other restrictions to provide us with additional financial flexibility, and to provide a $20 million term loan, or the New Term Loan. The New Term Loan matures on December 31, 2008 and requires quarterly amortization payments totaling $4.0 million in 2005, $5.0 million in 2006, $5.0 million in 2007 and $6.0 million in 2008. Interest on the New Term Loan accrues, at our option, at the prime lending rate plus 2.25%, in the case of index rate loans, or at LIBOR plus 3.25%, in the case of LIBOR loans.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The selected financial data for and as of the seven months ended December 31, 2003, the five months ended May 31, 2003 and each of the years in the four-year period ended December 31, 2002 set forth below has been derived from our audited consolidated financial statements. We have accounted for our plan of reorganization using the principles of "fresh-start" accounting as required by the American Institute of Certified Public Accountants Statement of Position No. 90-7, entitled "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). As a result of the application of SOP 90-7, our financial results for the periods ending prior to June 1, 2003 and ending after May 31, 2003 include two different bases of accounting. For the summary consolidated financial and other data set forth below, references to the "Predecessor Company" refer to periods prior to June 1, 2003 and references to the "Reorganized Company" refer to periods beginning after May 31, 2003. The summary consolidated financial data below should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of

Financial Condition and Results of Operations" and our consolidated financial statements and related notes, included elsewhere in this Prospectus or as previously filed with the SEC.

	Reorganized Company	Predecessor Company
	Seven Months Ended December 31,	Five Months Ended May 31,	Fiscal Year Ended December 31,
	2003	2003	2002	2001	2000	1999
		(In millions, except per share data)
Operating Results Data:
Net sales	$254.4	$172.0	$413.6	$438.2	$510.1	$521.1
Cost of goods sold	183.0	111.3	266.9	296.5	327.5	342.2
Selling, general and administrative expenses	70.7	44.3	106.7	112.0	145.0	121.1
Amortization of intangibles	2.9	0.4	1.0	2.2	26.9	4.6
Net periodic postretirement benefits	1.5	0.5	1.2	1.1	1.1	3.2

Operating income (loss)	(3.6)	15.5	37.8	26.4	9.6	50.0
Interest expense	9.6	8.8	22.6	76.4	81.4	72.4
Amortization of deferred financing costs	0.3	—	—	4.4	3.3	3.6
Other expense (income), net	0.3	1.2	4.2	1.2	(0.3)	(0.6)
Reorganization items	—	15.7	23.9	(6.7)	—	—
Gain from reorganization and fresh-start accounting	—	(582.1)	—	—	—	—
Net Income (loss)	(17.6)	569.0	(16.0)	(51.5)	(106.6)	(34.3)
Income (loss) per share applicable to common shares:
Basic	(1.32)	158.47	(4.44)	(16.78)	(32.04)	(11.68)
Diluted	(1.32)	158.47	(4.44)	(16.78)	(32.04)	(11.68)
Consolidated Balance Sheet Data (Period end):
Working capital(1)	$107.2	$133.5	$139.3	$137.4	$83.4	$121.3
Total assets	509.5	308.6	297.6	310.4	317.9	400.4
Total debt(2)	218.4	815.8	809.3	808.7	753.9	729.4
Total shareholders' equity (deficit)	172.2	(751.1)	(743.7)	(725.1)	(658.4)	(534.1)
Consolidated Cash Flow Data:
Net cash provided by (used in) operating activities	$13.6	$(3.4)	$10.7	$5.1	$(4.9)	$53.9
Net cash provided by (used in) investing activities	(8.1)	(4.1)	(9.4)	(15.3)	(16.5)	(17.1)
Net cash provided by (used in) financing activities	(1.5)	2.9	1.3	14.6	18.5	(24.8)
Other Data:
Depreciation and amortization	$16.5	$6.5	$18.0	$19.2	$42.2	$23.5
Capital expenditures	8.1	4.1	9.4	15.3	18.7	10.2
Ratio of earnings to cover fixed charges (3)	NA	60.0	NA	NA	NA	NA
Excess of fixed charges over earnings (3)	$13.7	NA	$12.9	$48.8	$74.8	$25.5

(1)
Amounts for 2001 and 2002 and as of May 31, 2003 exclude liabilities subject to compromise.

(2)
Amounts for 2001 and 2002 and as of May 31, 2003 include approximately $776.0 million, $778.7 million and $782.1 million, respectively, classified as "liabilities subject to compromise."

(3)
Earnings include income before income tax provision plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of the rent expense from operating leases, which management believes is a reasonable estimate of the interest component of rent expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        Our discussion and analysis should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements and accompanying notes. Except for historical information, the discussions in this section contain forward-looking statements that involve risks and uncertainties. Future results could differ materially from those discussed below for many reasons, including the risks described in "Risk Factors," "Forward-Looking Statements" and elsewhere in this Prospectus.

Overview

        We are a leading global designer and manufacturer of gas and arc cutting and welding products, including equipment, accessories and consumables. Our products are used by manufacturing, construction, fabrication and foundry operations to cut, join and reinforce steel, aluminum and other metals. We design, manufacture and sell products in four principal categories: (1) gas apparatus and related consumables; (2) arc welding equipment; (3) arc welding accessories and consumables; and (4) plasma and automated cutting equipment and related consumables.

        Demand for our products is highly cyclical because many of the end-users of our products are themselves in highly cyclical industries, such as commercial construction, steel shipbuilding, petrochemical construction and general manufacturing. The demand for our products, and therefore, our results of operations are directly related to the level of production in these end-user industries.

        The major components of our cost of goods sold are material, labor and overhead. Principal raw materials used are copper, brass, steel and plastic, which are widely available and need not be specifically manufactured for use by us. Certain other raw materials used in our hardfacing products, such as cobalt and chromium, are available primarily from sources outside the United States. Historically, we have been able to obtain adequate supplies of raw materials at acceptable prices. In recent years we have taken steps to reduce our overhead and labor costs through relocation of jobs, consolidation of manufacturing operations and outsourcing of certain components and products. Our operating profit is affected by the mix between the products sold as margins are generally higher on torches and guns as compared to power supplies and higher on consumables and replacement parts as compared to torches and guns.

        Our products are sold domestically primarily through industrial welding distributors, retailers and wholesalers. Internationally, we sell our products through our sales force, independent distributors and wholesalers.

        For the five months ended May 31, 2003 and the seven months ended December 31, 2003, approximately 54.4% and 51.5%, respectively, of our sales were made to customers in the United States. The majority of our international sales are denominated in the local currency of the country of origin of the sale. During 2003, our sales increased as a result of the weakening U.S. dollar versus foreign currencies, such as the Australian dollar, the Canadian dollar and the euro when converting into U.S. dollar denominated reporting currency.

Key Indicators

        Key economic measures relevant to us include steel consumption, industrial production trends and purchasing manager indices. Industries that we believe provide a reasonable indication of demand for our products include shipbuilding, construction and transportation, railcar manufacturing, oil and gas exploration, metal fabrication and farm machinery. Although these measures provide important data on trends relevant to us, indicators with a more direct relationship to our business that might provide a forward-looking view of market conditions and demand for our products are not available.

        Key performance measurements we use to manage the business include orders, sales, operating expenses, inventory and fill-rates which provide key indicators of business trends. The timing of these measurements varies, but may be daily, weekly, and monthly depending on the need for management information and the availability of data.

        Key financial measurements we use to evaluate the results of our business as well as the operations of our individual units include sales, gross profit, selling, general and administrative expenses, operating income, earnings before interest, taxes, and depreciation and amortization, operating cash flows, capital expenditures and controllable working capital, which we define as accounts receivable, inventory, and accounts payable. These measurements are reviewed monthly, quarterly and annually and are compared with historical periods, as well as objectives established by our Board of Directors.

Bankruptcy Reorganization

        On November 19, 2001, our Predecessor Company and substantially all of its domestic subsidiaries, filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri.

        On January 17, 2003, our Predecessor Company and certain of its subsidiaries filed with the bankruptcy court the plan of reorganization and the first amended and restated disclosure statement describing the plan of reorganization, which we refer to as the disclosure statement. The plan of reorganization and the disclosure statement were filed with the SEC on Form 8-K on February 7, 2003. On April 3, 2003, the bankruptcy court confirmed the plan of reorganization. The plan of reorganization was consummated on May 23, 2003, its effective date, after which we emerged from Chapter 11 bankruptcy protection.

        The plan of reorganization provided for a substantial reduction of our long-term debt. Under the plan of reorganization, our total debt was reduced to approximately $220.0 million, as compared to the nearly $800.0 million in debt and $79.0 million in preferred stock outstanding at the time we filed for Chapter 11 protection in November 2001. The plan of reorganization provided for treatment to the various classes of claims and equity interest as follows (as is more fully described in the plan of reorganization):

  •
  Administrative Expense Claims, Priority Tax Claims and the Class 1 Other Priority Claims (as each such class, and all classes described herein, is more fully described in the plan of reorganization) remained unaffected by the Chapter 11 cases and were to be paid in full. The Class 3 Other Secured Claims were also unimpaired by the Chapter 11 cases and the holders of such claims continued to retain their liens.

  •
  The pre-petition senior secured lenders (Class 2) exchanged their approximately $365.0 million in debt and outstanding letters of credit for cash, 94.5% of our new common stock, $180.0 million in indebtedness under the senior secured term loan facility and Series C Warrants exercisable for additional shares of our new common stock. The pre-petition senior lenders transferred the Series C Warrants to certain of our pre-petition equity holders.

  •
  General Unsecured Creditors (Class 4) are entitled to distributions of cash equal to the lesser of (1) a holder's pro rata share of $7.5 million and (2) fifty percent (50%) of such holder's claim (estimated by us to provide a recovery on such claims of 30% to 37% of the amount of such claims). We have made partial distributions of such amounts.

  •
  The 9 7/8% Senior Subordinated Note Holders (Class 5) exchanged their approximately $230.0 million in debt and accrued interest for 5.5% of our new common stock, and Series A Warrants and Series B Warrants exercisable for additional shares of our new common stock. The 9 7/8% Senior Subordinated Note Holders had the opportunity to subscribe for more shares through a subscription offering held pursuant to the plan of reorganization, but no holders subscribed to the offering.

  •
  The Junior Subordinated Note Claims, the 10.75% Senior Subordinated Note Claims and the 12 1/2% Senior Discount Debenture Claims (Class 6, Class 7 and Class 8, respectively) did not receive any distribution under the plan of reorganization, but had the opportunity to participate in the subscription offering for shares of new common stock of the Reorganized Company. None of the holders elected to subscribe to the offering.

  •
  The Thermadyne Holdings Equity Interests (Class 9), which included our then existing common and preferred stock, were cancelled upon the effective date of the plan of reorganization and the holders of such interests did not receive any distributions pursuant to the plan of reorganization.

        On the effective date of the plan of reorganization, we issued $180.0 million of notes under a new senior secured term loan facility, 13.3 million shares of new common stock, 1,157,000 Series A Warrants, 700,000 Series B Warrants and 271,429 Series C Warrants in consideration for the cancellation of certain pre-petition claims. We concurrently entered into the revolving credit facility providing for revolving loans of up to $50.0 million. We borrowed $15.3 million under the facility on the effective date of the plan of reorganization to repay in full amounts outstanding under the $60.0 million debtor-in-possession facility, for the payment of various pre-petition obligations, for general working capital purposes and expenses related to the Chapter 11 reorganization.

Refinancing

        On February 5, 2004, we completed an offering of $175 million aggregate principal amount of 9 1/4% senior subordinated notes due 2014. We refer to these notes as the New Senior Subordinated Notes. Also, on February 5, 2004, we finalized an amendment and restatement to our existing credit facility to modify certain financial covenants and other restrictions to provide us with additional financial flexibility, and to provide a $20 million term loan, which we refer to as the New Term Loan. The amended and restated credit facility is referred to as the New Credit Agreement. We refer to these two transactions as the Refinancing. The proceeds from the Refinancing were used to repay the $180 million of term loans issued in connection with the plan of reorganization, reduce amounts outstanding under our revolving credit facility and pay fees and expenses related to the Refinancing.

Change in Senior Management

        The bankruptcy reorganization resulted in a new reporting entity and the election of a new Board of Directors. On October 6, 2003, Paul D. Melnuk was named Chairman of the Board, and on January 28, 2004 was named Chief Executive Officer. Karl R. Wyss retired as Chief Executive Officer on December 31, 2003, however, the transition for the management change began in the fourth quarter of 2003. In keeping with appropriate corporate governance practices, the Board of Directors appointed John G. Johnson, Jr., an independent board member since May 2003, as Lead Director. The new board and new management undertook a thorough analysis of the entire business and in late 2003 implemented plans to review and determine appropriate working capital requirements among other changes.

Results of Operations

        Effective June 1, 2003, we adopted the principles of "fresh-start" accounting pursuant to which our assets were recorded at their reorganization value, which is defined as the fair value of the assets of the Reorganized Company. As part of our fresh-start revaluation, we also recorded significant goodwill (reorganization value in excess of identifiable assets). In addition, as part of the reorganization, we significantly reduced our long-term debt and eliminated our preferred stock. As a result of the foregoing, our financial data as of and for the seven months ended December 31, 2003 as presented in the consolidated financial statements, is not comparable to prior periods.

	Reorganized Company	Predecessor Company
	Seven Months Ended December 31, 2003	Five Months Ended May 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
	(In thousands)
Net sales	$254,419	$172,010	$413,622	$438,224
Operating expenses:
Cost of goods sold	182,957	111,334	266,931	296,538
Selling, general and administrative expenses	70,690	44,340	106,695	112,007
Amortization of intangibles	2,853	363	1,033	2,175
Net periodic postretirement benefits	1,488	516	1,152	1,125

Operating income (loss)	(3,569)	15,457	37,811	26,379
Other income (expense):
Interest	(9,597)	(8,798)	(22,599)	(76,360)
Amortization of deferred financing costs	(266)	—	—	(4,360)
Other, net	(290)	(1,174)	(4,213)	(1,226)

Income (loss) before reorganization items and income tax provision	(13,722)	5,485	10,999	(55,567)
Reorganization items	—	(15,692)	(23,908)	6,723
Gain on reorganization and fresh-start accounting	—	582,109	—	—

Income (loss) before income tax provision	(13,722)	571,902	(12,909)	(48,844)
Income tax provision	3,829	2,939	3,046	2,697

Net income (loss)	$(17,551)	$568,963	$(15,955)	$(51,541)

Net sales summary:
Domestic net sales	$131,075	$93,600	$245,706	$271,798
International net sales	123,344	78,410	167,916	166,426

Consolidated net sales	$254,419	$172,010	$413,622	$438,224

        The following description of results of operations is presented for the five months ended May 31, 2003, the seven months ended December 31, 2003 and the fiscal years ended December 31, 2002 and 2001.

2003 Compared to 2002

        Net Sales.    Net sales for the five months ended May 31, 2003 and the seven months ended December 31, 2003, were $172.0 million and $254.4 million, respectively, which compares to $413.6 million for the year ended December 31, 2002. Domestic sales for the five months ended May 31, 2003 were $93.6 million and were $131.1 million for the seven months ended December 31,

2003. Domestic sales for 2002 were $245.7 million. Generally weak economic conditions in the U.S., particularly in the industrial sector, together with a highly competitive market are the main reasons for the decline in domestic sales. Also having a negative effect on our domestic sales in 2003 was a drop in our fill-rates, particularly in the fourth quarter, which was attributable in part to complications encountered in connection with our relocation and consolidation of certain U.S. manufacturing facilities. International sales for the five months ended May 31, 2003 and the seven months ended December 31, 2003, were $78.4 million and $123.3 million, respectively, which compares to $167.9 million for the year ended December 31, 2002. We saw growth in all of our key international markets in 2003 with the most significant sales increases in South Africa, Europe and Asia-Pacific. A weaker U.S. dollar contributed to the growth in international sales in 2003 with an increase of approximately $8.5 million for the five-month period ended May 31, 2003 and an increase of approximately $17.8 million in the seven-month period ended December 31, 2003 attributable to the effects of currency. Excluding the effect of currency substantially all of our key international markets showed sales growth in 2003 compared to 2002. We take advantage of pricing opportunities when they are available, and when required by market or competitive conditions we will make pricing concessions. However, pricing changes did not have a material impact on our 2003 sales in comparison to 2002.

        Costs and Expenses.    Cost of goods sold as a percentage of sales was 64.7% for the five months ended May 31, 2003 and was 71.9% for the seven months ended December 31, 2003, which compares to 64.6% for the year ended December 31, 2002. The increase in cost of goods sold as a percentage of sales in 2003 results partly from the mix between domestic and international sales, and also from a decline in production volume in the domestic manufacturing facilities which has resulted in less absorption of fixed factory costs. The effect of translating the local currency results of our international business units into U.S. dollars, which doesn't affect cost of goods sold expressed as a percentage of sales, resulted in an increase in cost of goods sold of approximately $5.5 million and $12.8 million for the five months ended May 31, 2003 and the seven months ended December 31, 2003, respectively. As a result of implementing fresh-start accounting, cost of goods sold for the seven months ended December 31, 2003 includes a $2.8 million non-cash charge related to the required write-up of foreign inventory, and approximately $2.0 million of incremental depreciation expense related to the revaluation of our fixed assets. Our foreign business units account for their inventory using the first-in, first-out method and the revalued inventory was sold prior to December 31, 2003. Cost of goods sold in the seven months ended December 31, 2003 also includes a $4.4 million write-down of excess inventory reflecting our change in management during the fourth quarter and our new strategy to reduce working capital requirements and liquidate inventory at a more rapid pace. In addition, costs of goods sold for the seven months ended December 31, 2003 includes a non-cash $2.7 million charge to increase our product warranty reserve reflecting the change in our estimate of the total warranty costs that may be incurred related to products sold prior to December 31, 2003.

        Selling, general and administrative expenses were $44.3 million for the five-month period ended May 31, 2003 and were $70.7 million for the seven-month period ended December 31, 2003, which compares to $106.7 million for the year ended December 31, 2002. As a percentage of sales, selling, general and administrative expenses were 25.8% and 27.8% of net sales for five months ended May 31, 2003 and the seven months ended December 31, 2003, respectively, and were 25.8% for the year ended December 31, 2002. Selling, general and administrative expenses were negatively impacted in 2003 as a result of changes in foreign currency. The five-month period ended May 31, 2003 and the seven-month period ended December 31, 2003 included increases in selling, general and administrative expenses of $1.3 million and $2.9 million, respectively, as a result of changes in foreign currency rates. The increase in selling, general and administrative expenses as a percentage of sales during the seven months ended December 31, 2003 is attributable partly to increased spending associated with our reorganization of certain domestic manufacturing facilities and various technology and logistics initiatives. During the five-month period ended May 31, 2003 and the seven-month period ended December 31, 2003, we incurred costs of $0.5 million and $2.1 million, respectively, related to the relocation and consolidation of certain U.S. manufacturing facilities. During 2002 no such costs were incurred. With regards to technology and logistics initiatives, we incurred costs of $0.6 million and $0.1 million during the five months ended May 31, 2003 and the seven months ended December 31, 2003, respectively, which compares to $2.4 million for the year ended December 31, 2002. Also negatively impacting selling, general and administrative expenses during the seven-month period ended December 31, 2003 was $0.9 million of separation costs incurred related to a change in senior management, and an incremental $1.8 million of expense as we increased our allowance for doubtful accounts in recognition of the bankruptcy of one of our customers and deteriorated aging in other accounts. Selling, general and administrative expenses includes $1.8 million of expense related to the 2003 management incentive plan, which was recorded during the seven-month period ended December 31, 2003, which compares to $3.5 million of expense included in 2002 related to the 2002 incentive plan.

        Amortization of intangibles was $0.4 million and $2.9 million for the five months ended May 31, 2003 and the seven months ended December 31, 2003, respectively, compared to $1.0 million for the year ended December 31, 2002. The increase in expense during the seven months ended December 31, 2003 results from the revaluation of our intangible assets in connection with fresh-start accounting.

        Interest expense was $8.8 million for the five months ended May 31, 2003 and was $9.6 million for the seven months ended December 31, 2003. For the year ended December 31, 2002 interest expense was $22.6 million. The decrease in interest expense in 2003 resulted from a reduction in variable interest rates together with the benefit realized from the overall reduction in long-term debt that resulted from the consummation of the plan of reorganization.

        Reorganization items for the five months ended May 31, 2003 were $15.7 million and included $14.9 million of professional fees, $0.2 million paid under the key employee retention program, and $0.6 million of other reorganization costs. Reorganization costs for 2002 were $23.9 million and included $9.8 million of professional fees, $1.9 million of expenses related to financing fees associated with the DIP facility, $13.8 million for the write-off of deferred financing fees associated with pre-petition long-term debt subject to compromise, $0.3 million related to payments made under the key employee retention plan approved by the Court, a benefit of $2.7 million related to the rejection of certain capital leases, and $0.8 million of other reorganization costs.

        An income tax provision of $2.9 million was recorded on pretax income of $571.9 million for the five months ended May 31, 2003 and a tax provision of $3.8 million was recorded on a pretax loss of $13.7 million for the seven months ended December 31, 2003. The income tax provision for these periods differs from that determined by applying the U.S. federal statutory rate primarily due to the gain from reorganization and adoption of fresh-start accounting, nondeductible expenses and the valuation allowance established for deferred tax assets. An income tax provision of $3.0 million was recorded on a pretax loss of $12.9 million for the twelve months ended December 31, 2002. The income tax provision for 2002 differs from that determined by applying the U.S. federal statutory rate primarily due to nondeductible expenses and the valuation allowance established for deferred tax assets. The income tax provision for each period primarily relates to income generated in foreign jurisdictions.

2002 Compared to 2001

        Net Sales.    Net sales for the year ended December 31, 2002 were $413.6 million, which is a decline of 5.6% from net sales of $438.2 million for the year ended December 31, 2001. Domestic sales for the twelve months ended December 31, 2002, were $245.7 million compared to $271.8 million for the year ended December 31, 2001, which is a decrease of 9.6%. This decline is attributable primarily to the weak economic conditions in the U.S., particularly in the industrial sector. International sales were $167.9 million for the year ended December 31, 2002, which is a modest increase over the $166.4 million of net sales reported for 2001. Europe and Australia had solid increases of 9.4% and 7.9%, respectively over the year ended December 31, 2001, but were essentially offset by declines of

10.2% and 11.9% in Asia and Latin America, respectively. Changes in the U.S. dollar against foreign currencies did not have a significant overall impact on the international sales for 2002; however, certain geographic regions were more impacted than others. Approximately 60% of the increase in European sales was attributable to a weaker U.S. dollar, while substantially all of the decrease in Latin America resulted from local currencies, particularly the Brazilian real, weakening against the U.S. dollar.

        Costs and Expenses.    Cost of goods sold as a percentage of sales was 64.6% for 2002 compared to 67.7% for the year ended December 31, 2001. This improvement results primarily from our efforts to lower costs such as the relocation of production to locations with lower labor costs and plant consolidation efforts.

        Selling, general and administrative expenses were $106.7 million in 2002 compared to $112.0 million for 2001. As a percentage of sales, selling, general and administrative expenses were 25.8% and 25.6% for the years ended December 31, 2002 and 2001, respectively. Included in selling, general and administrative expenses in 2002 was $2.4 million related to an information technology initiative and related logistics projects, and $3.5 million accrued related to our management incentive plan. Included in selling, general and administrative expenses for 2001 was $7.0 million related to business re-engineering initiatives, $3.2 million related to the information technology transformation project, and $4.7 million related to logistics and plant relocation initiatives.

        Interest expense was $22.6 million for the year ended December 31, 2002, which compares to $76.4 million for 2001. The decline in interest expense relates mostly to interest on the senior subordinated notes, the subordinated notes, the debentures and the junior notes, which we ceased accruing on December 1, 2001.

        Reorganization items for 2002 were $23.9 million and included $9.8 million of professional fees and expenses, $1.9 million of expenses related to financing fees associated with the DIP Facility, $13.8 million for the write-off of deferred financing fees associated with pre-petition long-term debt subject to compromise, $0.3 million related to payments made under the key employee retention plan approved by the Court, a benefit of $2.7 million related to the rejection of certain capital leases, and $0.8 million of other reorganization items. Reorganization items in 2001 include $4.8 million of professional fees and expenses, a benefit of $12.2 million resulting from the Court's approval of our motion to reject a non-cancelable lease obligation on a substantially idle facility, and $0.7 million of other reorganization costs.

        An income tax provision of $3.0 million was recorded on a pretax loss of $12.9 million for the year ended December 31, 2002. An income tax provision of $2.7 million was recorded on a pretax loss of $48.8 million for the twelve months ended December 31, 2001. The income tax provision for both periods primarily relates to income generated in foreign jurisdictions and differs from that determined by applying the U.S. federal statutory rate primarily due to nondeductible expenses and the valuation allowance established for deferred tax assets.

Future Effects of Fresh-Start Accounting

        The charges reflected in our statement of operations for the seven months ended December 31, 2003 include certain non-cash adjustments related to the adoption of fresh-start accounting in accordance with SOP 90-7 as follows: a $2.8 million charge related to the revaluation of our foreign inventory, $2.0 million of additional depreciation related to the revaluation of property, plant and equipment and $1.8 million of additional amortization related to the revaluation of identifiable intangible assets. We estimate total non-cash charges resulting from the adoption of fresh-start accounting will be approximately $6.6 million in 2004.

Restructuring and Other Special Charges

        During the years ended December 31, 2000, 2001, 2002, the five months ended May 31, 2003, and the seven months ended December 31, 2003, we have incurred restructuring and other special charges related to initiatives that we have undertaken to lower costs and improve our operational performance. Costs related to these initiatives are included in selling, general and administrative expenses. A description of these initiatives is provided below.

        Plant Restructurings.    Over the past several years we have undertaken a number of projects to relocate production and consolidate manufacturing operations. These include the relocation of substantially all of our Asia-Pacific production from Australia to Malaysia, the relocation of our high-volume assembly operations for our U.S. gas apparatus and arc welding gun and accessory products to Mexico, the relocation of our U.S. arc welding power supply manufacturing to Malaysia, and the consolidation of the remaining U.S. manufacturing for arc welding guns and accessories with our facility in Denton, Texas. Costs related to these initiatives were $30.3 million in 2000, $1.5 million in 2001, $0 in 2002, $0.5 million for the five months ended May 31, 2003, and $2.1 million for the seven months ended December 31, 2003.

        Information Systems.    In mid-2000, we began a project to standardize our information systems in the United States. Prior to this initiative most of our U.S. business units used similar hardware and software, but had tailored their systems to fit their particular business needs. Our efforts to standardize our information systems centered on establishing one common hardware and software platform, and standardizing the functionality of the system so that similar transactions and processes are executed the same across all U.S. business units. Costs related to this project were $2.4 million in 2000, $3.2 million in 2001, $2.5 million in 2002 and $0.2 million for the five months ended May 31, 2003.

        Operational Improvements.    Over the past several years, we have completed a number of initiatives to improve our overall performance. These initiatives included evaluations of our manufacturing operations and performance, sales and marketing projects, and efforts to evaluate and improve the distribution of our products and customer service performance. Costs related to our operational improvements were $2.3 million in 2000, $9.4 million in 2001, $3.4 million in 2002, $1.4 million for the five months ended May 31, 2003, and $1.2 million for the seven months ended December 31, 2003.

Reorganization Items

        Reorganization items are items of income, expense and loss that were realized or incurred by the Predecessor Company as a result of our decision to reorganize under Chapter 11 of the Bankruptcy Code.

        Net reorganization items for the five months ended May 31, 2003 and the years ended December 31, 2002 and 2001 consisted of the following:

		Year Ended December 31,
	Five Months Ended May 31, 2003
		2002	2001
	(In millions)
Professional fees and expenses	$14.9	$9.8	$4.8
Costs associated with debtor-in-possession financing	0.1	1.9	0.6
Accrued retention plan costs	0.2	0.3	—
Rejected leases	—	(2.7)	(12.2)
Write-off deferred fees related to pre-petition debt	—	13.8	—
Other reorganization items	0.5	0.8	0.1

Total	15.7	23.9	(6.7)
Non-cash items	—	12.0	(11.3)

Cash outlays for reorganization items	$15.7	$11.9	$4.6

        Reorganization items accrued at May 31, 2003 were approximately $9.3 million for payments expected to be made during the winding down period of the reorganization. At December 31, 2003, we had a remaining accrual of approximately $1.5 million for anticipated future expenditures related to the reorganization.

Liquidity and Capital Resources

        Liquidity.    Our principal uses of cash will be capital expenditures, working capital and debt service obligations. We expect that ongoing requirements for debt service, capital expenditures and working capital will be funded from operating cash flow and borrowings under our revolving credit facility.

        The New Credit Agreement consists of a revolving credit facility and the New Term Loan. The revolving credit facility provides for total borrowings of up to $50.0 million, of which up to $20.0 million may be used for letters of credit. Actual borrowing availability is subject to a borrowing base calculation, which is equal to 1.5 times Adjusted EBITDA (as defined in the New Credit Agreement). Availability under the revolving credit facility may also be limited if we fail to meet certain levels of Adjusted EBITDA. The revolving credit facility terminates on May 23, 2006. The New Term Loan matures on December 31, 2008 and requires quarterly amortization payments totaling $4.0 million in 2005, $5.0 million in 2006, $5.0 million in 2007 and $6.0 million in 2008. Borrowings under the New Credit Agreement accrue interest, at our option, at the prime lending rate plus 2.25%, in the case of index rate loans, or at the London Interbank Offered Rate ("LIBOR") plus 3.25%, in the case of LIBOR loans. The New Credit Agreement is secured by substantially all the assets of our domestic subsidiaries, including a pledge of the capital stock of substantially all of our subsidiaries, subject to certain limitations with respect to foreign subsidiaries. The New Credit Agreement contains representations, affirmative covenants and other customary provisions. The New Credit Agreement also contains negative covenants that limit our ability and the ability of our subsidiaries to, among other things, incur additional indebtedness, sell assets and subsidiaries, make investments, and enter into transactions with affiliated parties. The New Credit Agreement also contains certain financial covenants, including minimum levels of Adjusted EBITDA and other customary measurements.

        The New Senior Subordinated Notes accrue interest at 9 1/4% per annum, which is payable semi-annually in cash. The notes are guaranteed by our current domestic subsidiaries, which are also borrowers or guarantors under the New Credit Agreement, and certain of our future subsidiaries. The notes contain customary covenants and events of default, including covenants that limit our ability and our subsidiaries abilities to incur debt, pay dividends and make certain investments.

        In 2004, we anticipate our capital expenditures will be approximately $14.0 million. In addition, we expect that each of our debt service obligations related to capital leases and foreign credit lines will be approximately $5.0 million. We expect our operating cash flow, together with available borrowings under the revolving credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and the debt service requirements of the New Credit Agreement, the New Senior Subordinated Notes and our other long-term obligations. However, our ability to generate sufficient cash flow to meet our operating needs will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

        Working Capital and Cash Flows.    Operating activities used $3.4 million of cash during the five-month period ended May 31, 2003 and provided $13.6 million of cash during the seven-month period ended December 31, 2003, which compares to $10.7 million of cash provided for the year ended December 31, 2002.

        Operating assets and liabilities provided $2.8 million of cash in the five-month period ended May 31, 2003 and $8.9 million in the seven-month period ended December 31, 2003, which compares to $3.2 million of cash used by operating assets and liabilities for the twelve months ended December 31, 2002.

  •
  Accounts receivable used $1.5 million of cash during the five months ended May 31, 2003 and provided $5.7 million of cash during the seven months ended December 31, 2003, which compares to $0.9 million of cash used in 2002. The improvement during 2003 in accounts receivable relates primarily to an overall improvement in the timeliness of collections.

  •
  Inventory used $5.7 million of cash in the five-month period ended May 31, 2003 and provided $6.5 million of cash in the seven-month period ended December 31, 2003, which compares to cash used of $3.9 million for the twelve months ended December 31, 2002. During 2003, inventory increased as a result of adding stock to regional warehouses in the U.S., increasing stock related to new product introductions and building stock to prevent disruptions to customers as we relocated the production of two domestic facilities, but was offset by a $4.4 million non-cash write-down of excess inventory.

  •
  During the five months ended May 31, 2003 and the seven months ended December 31, 2003 we generated $3.3 million and $5.0 million, respectively, of cash from accounts payable, which compares to $1.2 million of cash generated during 2002. Domestic operations generated $2.6 million of cash during the five months ended May 31, 2003 and $3.9 million of cash during the seven months ended December 31, 2003, which was primarily the result of obtaining longer payment terms from suppliers as our financial condition improved prior to and subsequent to our emergence from bankruptcy.

  •
  Accrued and other liabilities provided cash of $5.1 million in the five-month period ended May 31, 2003 and used $4.9 million of cash in the seven-month period ended December 31, 2003, which compares to cash provided of $0.9 million in 2002. Cash provided during the five months ended May 31, 2003 results mainly from the accrual of reorganization costs expected to be incurred subsequent to our emergence from bankruptcy, and the cash used during the seven months ended December 31, 2003 relates mainly to the payment of a portion of these reorganization costs. Partially offsetting payments made during the seven months ended December 31, 2003 was a $2.7 million charge to increase our product warranty accrual.

        Cash used for capital expenditures was $4.1 million in the five-month period ended May 31, 2003 and was $8.1 million during the seven-month period ended December 31, 2003, which compares to $9.4 million of capital expenditures in 2002. Capital expenditures were curtailed to a certain degree in 2002 as a result of the reorganization.

        Financing activities generated $2.9 million of cash during the five months ended May 31, 2003 and used cash of $1.5 million in the seven months ended December 31, 2003, which compares to $1.3 million of cash generated for the year ended December 31, 2002. Net long-term borrowings were $3.3 million during the five-month period ended May 31, 2003, but were partially offset by $1.4 million of deferred financing fees. Cash used during the seven-month period ended December 31, 2003 consists mainly of $1.1 million of debt repayments.

Contractual Obligations and Commercial Commitments

        In the normal course of business, we enter into contracts and commitments that obligate us to make payments in the future. The table below sets forth our significant future obligations by time period. Where applicable, information included in our consolidated financial statements and notes are cross-referenced in this table.

	Payments Due by Period (Amounts in thousands)
Contractual Obligations	Note Reference	Total	2004	2005	2006	2007	2008 and Beyond
Long-term debt	Note 8	$197,943	$25,443	$17,500	$27,500	$37,500	$90,000
Capital leases	Note 11	33,238	4,703	3,886	3,023	2,873	18,753
Operating leases	Note 11	29,103	5,385	4,788	3,931	3,322	11,677
Purchase obligations		28,343	15,634	4,285	4,206	4,200	18

Total		$288,627	$51,165	$30,459	$38,660	$47,895	$120,448

        After giving effect to the Refinancing our payments by period related to long-term debt would be: 2004—$7,962; 2005—$4,000; 2006—$5,000; 2007—$5,000; 2008 and beyond—$180,981.

        The amounts shown for capital leases include the effective interest expense component. Our purchase obligations relate primarily to inventory purchase commitments. At December 31, 2003, we had issued letters of credit totaling $9,757 under our working capital facility.

Effects of Inflation; Seasonality

        Inflation has not been a material factor affecting our business. In recent years, the cost of our raw materials and components has remained relatively stable due to competitive pressures within the industries that supply us, which has enabled us to contain our supply costs. Our general operating expenses, such as salaries, employee benefits, and facilities costs, are subject to normal inflationary pressures. Our operations are generally not subject to seasonal fluctuations.

Recent Accounting Pronouncements

        We are not aware of any recent or expected accounting pronouncements that will have a material effect on our financial condition or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

        Our primary financial market risk relates to fluctuations in currency exchange rates and interest rates.

        A substantial portion of our operations consist of manufacturing and sales activities in foreign regions, particularly Europe, Australia/Asia, Canada and South America. As a result, our financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we distribute our products. Our exposure to foreign currency transactions is partially mitigated by having manufacturing locations in Australia, Italy,

Indonesia, Malaysia, Mexico and Brazil as well as in the United States. A substantial portion of the products manufactured in most of these regions is sold locally and denominated in the local currency. A significant amount of the export sales from the United States are denominated in U.S. dollars which further limits our exposure to changes in the exchange rates. We are most susceptible to a strengthening U.S. dollar and the negative effect when local currency financial statements are translated into U.S. dollars, our reporting currency.

        We do not believe our exposure to transaction gains or losses resulting from changes in foreign currency exchange rates are material to our financial results. As a result, we do not actively try to manage our exposure through foreign currency forward or option contracts.

        Periodically, we enter into hedging arrangements to manage our exposure to price risk from commodity purchases. The primary commodity hedged is copper. These hedging arrangements have the effect of locking in for specified periods (at predetermined prices or ranges of prices) the prices we will pay for the volume to which the hedge relates. The potential loss from a hypothetical 10% adverse change in commodity prices on our open commodity futures at December 31, 2003 would not have a material affect on our financial condition or results of operations.

        On February 24, 2004, we entered into an interest rate swap arrangement to convert $50 million of the New Senior Subordinated Notes into variable rate debt. We will pay interest on the swap at LIBOR plus a spread of 442 basis points.

        We are also exposed to changes in interest rates primarily as a result of long-term financial arrangements that have variable interest rates. At December 31, 2003, we had approximately $197.9 million of variable rate debt. The Refinancing resulted in a net reduction of our variable rate debt of approximately $170 million. Based on a variable rate debt amount of approximately $77.9 million, which includes the effects of the interest rate swap, a hypothetical 100 basis point increase in our variable borrowing rates would result in an increase in interest expense of approximately $0.8 million annually.

Critical Accounting Policies

        Our consolidated financial statements are based on the selection and application of significant accounting policies, some of which require management to make estimates and assumptions. We review these estimates and assumptions periodically to assess their reasonableness. If necessary, these estimates and assumptions may be changed and updated. Historically, our estimates and assumptions have been determined to be reasonable and accurate. No material adjustments to our accounting policies have been made in 2003 or 2002. We believe the following are some of the more critical judgment areas in the application of our accounting policies that affect our financial condition and results of operations.

Bankruptcy Accounting

        Since the Chapter 11 bankruptcy filing, we have applied the provisions in Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). SOP 90-7 does not change the application of generally accepted accounting principles in the preparation of financial statements, but it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. We have accounted for the reorganization using the principles of "fresh-start" accounting as required by SOP 90-7.

Inventories

        Inventories are a significant asset, representing 19.6% of total assets at December 31, 2003. They are valued at the lower of cost or market, with our U.S. subsidiaries using the last in, first-out (LIFO) method, which represents 52.9% of consolidated inventories, and the foreign subsidiaries using the first-in, first-out (FIFO) method, which represents 47.1% of consolidated inventories.

        We continually apply judgment in valuing our inventories by assessing the net realizable value of our inventories based on current expected selling prices, as well as factors such as obsolescence and excess stock. In the seven-month period ended December 31, 2003, we wrote down excess inventory by $4.4 million reflecting our change in management in the fourth quarter and our new strategy to reduce our working capital requirements and liquidate inventory at a more rapid pace. Should we not achieve our expectations of the net realizable value of our inventory, future losses may occur.

Accounts Receivable and Allowances

        We maintain an allowance for doubtful accounts for estimated losses from the failure of our customers to make required payments for amounts owed. We estimate this allowance based on knowledge and review of historical receivables and reserve trends, the financial condition of our customers, and other pertinent information. In the fourth quarter of 2003, we increased our allowance for doubtful accounts by $1.8 million in recognition of the bankruptcy of one of our customers and the deteriorated aging in other accounts. If the financial condition of our customers deteriorates or an unfavorable trend in receivable collections is experienced in the future, additional allowances may be required.

Intangible Assets

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", we ceased amortization of our goodwill on January 1, 2002. Effective June 1, 2003, we made an adjustment of $122.8 million to write-up goodwill pursuant to the principles of "fresh-start" accounting as required by SOP 90-7. We have other identifiable intangible assets such as patents, trademarks and customer relationships. In accordance with SOP 90-7, we revalued our identifiable intangible assets and recorded a fresh-start adjustment of $75.4 million to write-up these assets. Patents and customer relationships are amortized on a straight-line basis over their estimated useful lives, which generally range from 10 to 15 years. Trademarks are not amortized, but are periodically evaluated for impairment.

        We account for our intangible assets excluding goodwill and tradenames in accordance with SFAS No. 144, which requires us to assess the recoverability of these assets when events or changes in circumstances indicate that the carrying amount of the long-lived asset (group) might not be recoverable. If impairment indicators exist, we determine whether the projected undiscounted cash flows will be sufficient to cover the carrying value of such assets. This requires us to make significant judgements about the expected future cash flows of the asset group. The future cash flows are dependent on general and economic conditions and are subject to change.

        We account for our goodwill and tradenames in accordance with SFAS No. 142, which requires us to test goodwill for impairment annually and whenever events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. For purposes of applying the provisions, we perform our impairment analysis on a consolidated enterprise level. We use comparable market values, market prices and the present value of expected future cash flows to estimate fair value. We must make significant judgments and estimates about future conditions to estimate future cash flows. Unforeseen events and changes in circumstances and market conditions including general economic and competitive conditions, could result in significant changes in those estimates.

Revenue Recognition

        Revenue from the sale of cutting and welding products is recognized upon shipment to the customer. Cost and related expenses to manufacture and to ship cutting and welding products are recorded as cost of sales when the related revenue is recognized.

Income Taxes

        We establish provisions for taxes to take into account the effects of timing differences between financial and tax reporting. These differences relate primarily to net operating loss carryforwards, fixed assets, intangible assets, and post-employment benefits. We record a valuation allowance when, in our assessment, it is more likely than not that a portion or all of our deferred tax assets will not be realized. We consider the scheduled reversal of deferred tax liabilities, tax planning strategies, and projected future taxable income in making this assessment. At December 31, 2003, a valuation allowance of $56.7 million has been recorded against our deferred tax assets based upon this assessment. The amount of the deferred tax assets considered realizable could change in the future if our assessment of future taxable income or tax planning strategies changes.

        We do not establish provisions for deferred taxes on the accumulated unremitted earnings of our foreign subsidiaries as our intention is to reinvest these earnings indefinitely. However, upon distribution of those earnings in the form of dividends or otherwise, we would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries.

        We are periodically audited by U.S. and foreign tax authorities regarding the amount of taxes due. In evaluating issues raised in such audits, reserves are provided for exposures as appropriate. To the extent we were to prevail in matters for which accruals have been established or be required to pay amounts in excess of reserves, the effective tax rate in a given financial statement period may be materially impacted.

Contingencies

        We are the defendant in several claims and lawsuits arising in the normal course of business. We do not believe any of these proceedings will have a material adverse effect on our consolidated financial position. Future results of operations for any particular quarter or annual period could be materially affected by changes in assumptions related to these proceedings. We accrue our best estimate of the cost of resolution of these claims in accordance with SFAS No. 5. Legal defense costs of such claims are recognized in the period in which they are incurred.

BUSINESS

General

        We are a leading global designer and manufacturer of cutting and welding products, including equipment, accessories and consumables. Our products are used by manufacturing, construction and foundry operations to cut, join and reinforce steel, aluminum and other metals. Common applications for our products include shipbuilding, railcar manufacturing, offshore oil and gas rig construction, fabrication, as well as the repair and maintenance of manufacturing equipment and facilities. Welding and cutting products are critical to the operations of most businesses that fabricate metal, and we have well-established and widely-recognized brands. We were incorporated in Delaware in 1987. Our shares are traded on The OTC Bulletin Board and as of April 12, 2004, we had an equity market capitalization of approximately $166.9 million (based on a closing share price of $12.55 and 13.3 million shares outstanding).

Our Principal Products

        We design, manufacture and sell products in four principal categories: (1) gas apparatus and related consumables (36.6% of sales in 2003); (2) arc welding equipment (18.1%); (3) arc welding accessories and consumables (29.6%); and (4) plasma and automated cutting equipment and related consumables (14.4%).

        Our gas apparatus products include gas-operated cutting and welding torches and gas flow and pressure regulation equipment sold under the Victor, Cigweld, Turbo Torch and Firepower brands, and typically range in price from $50 to $300. We also sell consumables, including tips, nozzles and replacement parts for our gas apparatus products. Gas torches use a mixture of oxygen and fuel gas (typically acetylene) to produce a high temperature flame that is used to cut, heat or weld steel. Gas torches are typically used in steel fabrication operations such as shipbuilding and the construction of oil refineries, power plants and manufacturing facilities, as well as for welding, heating, brazing and cutting in connection with maintenance of machinery, equipment and facilities. Lighter-duty gas torches are also used by the plumbing, refrigeration and heating, ventilation and air conditioning industries. Gas flow and pressure regulation equipment is used to control the pressure and flow of most industrial and specialty gases, including gases used in the welding, process control and electronics industries. We believe we are among the largest manufacturers of gas apparatus products in the United States based on our annual unit sales.

        Our arc welding equipment includes both inverter and transformer-based electric arc, plasma and engine-driven power supplies sold under the Thermal Arc, Firepower, Cigweld and GenSet brands. Our inverter and transformer-based electric arc power supplies typically range in price from $1,000 to $3,000. Our plasma welding and engine-driven power supplies typically range in price from $4,000 to $6,000 and from $1,500 to $5,000, respectively. Arc welding uses an electric current to melt either wire or electrodes (referred to as filler metals) to join two pieces of metal. The electric current is generated by the power supply and applied to the filler metal using an arc welding accessory, such as a welding gun. Arc welding is the most common method of welding and is used for a wide variety of manufacturing and construction applications, including the production of ships, railcars, farm and mining equipment and offshore oil and gas rigs.

        Our arc welding accessories and consumables include automatic and semiautomatic welding guns and related consumable parts, ground clamps, electrode holders, cable assemblies and various wires and electrodes used primarily in welding and hardfacing applications. Our arc welding guns are sold under the Tweco, Arcair and Cigweld brands and are designed to be used with our arc welding power supplies, as well as those of our competitors. Our arc welding guns typically range in price from $90 to $350. Arc welding guns are used to apply the current to the filler metal used in welding, are typically handheld, and require regular replacement of consumable parts as a result of wear and tear, as well as their close proximity to intense heat. Our hardfacing products are sold under the Stoody brand and include iron-based, cobalt-based and nickel-based wire and electrodes that are deposited as protective overlays on softer metals by various welding processes. This "hardfacing" or "surface" treatment creates a more resistant surface for the component, thereby increasing its useful life. Our hardfacing products typically range in price from $0.75 to $3.00 per pound and are used by businesses that manufacture or operate earth-moving equipment, agricultural tools, crushing components and steel mill rolls, as well as in other applications where metal is exposed to external wear factors. We believe we are among the largest manufacturers of arc welding guns and hardfacing products in the United States, in each case based on our annual unit sales.

        Our plasma and automated cutting equipment includes power supplies, torches and related consumable parts sold under the Thermal Dynamics brand, consumable parts sold primarily to original equipment manufacturers under private label programs and cutting tables sold under the C&G Systems brand. Our plasma torches typically range in price from $300 to $600. Our power supplies and cutting tables typically range in price from $1,200 to $15,000 and from $16,000 to $60,000, respectively. Plasma cutting uses an electric current to create a high temperature plasma arc capable of cutting metal. The current is generated by a power supply and the plasma arc is applied to the metal being cut using a torch. We believe plasma cutting is one of the fastest growing technologies for cutting metal. Advantages of the plasma cutting process over other methods include faster cutting speeds, cleaner cuts, and the ability to cut ferrous and nonferrous alloys with minimum heat distortion to the metal being cut. Plasma cutting also permits metal cutting using only compressed air and electricity. Plasma cutting systems are used in the fabrication and repair of both steel and nonferrous metal products, including automobiles and related assemblies, appliances, ships, railcars, and heating, ventilation and air conditioning products, as well as for general maintenance. We believe we are among the largest producers of plasma cutting equipment in the United States, based on our annual unit sales.

        We sell most of our products through a network of national and multi-national industrial gas distributors including Airgas, Inc., Praxair, Inc., Linde Gas, a division of Linde AG and The BOC Group plc, as well as a large number of other distributors. In 2003, our sales to customers in the United States represented 52.7% of our sales and no individual customer accounted from more than 10% of sales.

Our Competitive Strengths

        Niche Businesses Focused on High Margin Segments of the Welding Industry.    Approximately 44% of our U.S. sales and a significant portion of our international sales are derived from torches, guns and related consumable parts. Torches and guns are generally held by the operator and, as a result, operators focus closely on the design, safety, ergonomics, ease of use and overall functionality of the product. We believe torches and guns obtain higher margins than other components of cutting and welding systems, including power supplies and filler metals, because of the importance operators place on design and feel. Torches and guns also wear out more quickly and require more regular replacement of consumable parts, which also carry high margins. We believe our focus on these niche businesses allows us to obtain an overall operating margin that is higher than many of our larger competitors.

        Well-Established and Widely-Recognized Brands.    We market our products under some of the most well-established and widely-recognized brand names in the welding industry. Victor, which was founded in 1913, is among the leading brands of gas cutting and welding torches and flow regulation equipment in the United States. Our Tweco brand of arc welding guns has been in existence for over 65 years and is widely-recognized for technical innovation, reliability and excellent product performance. The Thermal Dynamics name has been synonymous with plasma cutting since plasma cutting systems were first developed in 1957. Cigweld, which was founded in 1922, is among the leading brands of cutting and welding equipment in Australia. Stoody, a widely-recognized brand since its founding in 1921, is among the leading brands in hardfacing wires and electrodes.

        Large Installed Base of Products Important to Professional Tradesmen.    Most of our products are handheld and most end-users of our products are professional tradesmen. When evaluating replacement products for worn out or broken equipment, many end-users choose replacement equipment produced by the manufacturer of the old equipment, even if competing products offer modest price advantages. We believe tradesmen typically give higher consideration to: (1) the fit and feel of the product; (2) the reliability, quality and performance of the product; and (3) the inconvenience of operating and maintaining products from two or more manufacturers. We believe that our large installed base of torches and guns supports demand for our equipment and reinforces our strong market presence.

        Extensive Distribution Network.    We have developed an extensive distribution network for our products that includes over 1,100 distributors with approximately 2,800 locations. We have long-standing relationships with and are a preferred supplier for most of our distributors with respect to our key brands. We believe our extensive distribution network provides us with access to most potential end-users of our products in the United States.

        Established Presence in Asia.    We have been selling our products in the Asian cutting and welding markets through our Cigweld subsidiary for over 30 years. Cigweld is a full-line supplier of gas cutting, arc welding and plasma cutting and welding equipment, consumable parts and filler metals with operations in Australia and Malaysia. Cigweld had sales of $21.2 million in the five months ended May 31, 2003 and sales of $37.0 million in the seven months ended December 31, 2003, of which approximately 13% and 17%, respectively, were derived from Asia-Pacific markets other than Australia. We believe our established presence in Asia positions us to benefit from increasing infrastructure development and manufacturing activity in the region, particularly in China.

Our Strategy

        We have developed and are implementing a series of operational and strategic initiatives designed to grow our market share and maximize our financial performance. These initiatives include:

        Increase Sales of Consumable Parts.    Welding and cutting torches and guns regularly consume certain parts during their operation, including tips, gas diffusers and nozzles. These consumable parts typically require replacement on an hourly, daily or weekly basis depending on the application. We derive higher margins on consumable parts than many of our other product lines. We believe that a significant portion of welders who use our torches, or torches that use our design convention, buy our consumables from distributors, while the balance purchase consumables from suppliers that specialize in selling consumables at lower prices directly to end-users. Our strategy is to increase our sales of consumables by: (1) offering innovative products with superior performance for which end-users will pay premiums; (2) developing a line of lower priced consumables designed to compete with our lower priced competitors; (3) expanding our existing product line to include a greater number of consumables for our competitors' torches and guns; and (4) increasing the market penetration of our consumables at certain large end-users.

        Improve Competitiveness of Arc Welding Business.    Distributors of welding products have a strong preference for manufacturers that can supply the full line of arc welding products, including power supplies, torches and guns and related consumables. While our arc welding business offers all of these products, some of our power supplies were historically priced at a premium to products with comparable functionality offered by our competitors. As a result, our line of arc welding products has been less desirable to some distributors than our competitors' lines. Our strategy is to offer power supplies that provide a superior value proposition relative to competing products, either through lower prices or superior functionality. We recently completed the move of our U.S. arc welding power supply manufacturing operations to Malaysia in order to lower our production costs, which will allow us to price our products more competitively. We are also reorganizing our service organization to provide our distributors and end-users with greater technical and application support. We believe these changes, combined with a semi-exclusive distribution strategy, will make our arc welding line more attractive to certain distributors and end-users which should allow us to increase our sales.

        Expand Our Product Offering Globally.    Cutting and welding products sold outside of the United States have different design conventions than those sold in the United States. While we have sold products globally for many years, designing products that meet regional conventions has not historically been a strategic priority. For example, certain European gas torches have top-mounted gas controls, whereas in the United States they are typically side-mounted. The torches we currently sell in Europe are designed based on the convention in the United States. As a result of focusing our product line on U.S. design conventions, the market potential for our products in certain regions outside of the United States has been limited. Our strategy is to leverage our strong U.S. brands internationally by offering products that meet specific regional design conventions. We believe providing products that meet regional requirements will allow us to increase our sales and grow our international market share.

        Leverage New Sales Process and Organization Globally.    We historically maintained separate sales organizations for each of our principal business units and paid our sales personnel a fixed salary plus commission. While this structure facilitated the development of significant product expertise within each sales organization, it resulted in inefficiencies in customer coverage and did not encourage our sales personnel to exceed expectations and to grow our business. In January 2003, we reorganized the separate sales organizations of each of our U.S. business units into a single sales organization. We believe the reorganization will lead to significant improvements in customer coverage, provide greater consistency to our customer relationships, reduce the travel expenses of our sales personnel, increase cross-selling between our brands and give us more centralized control of product promotion and pricing. We also plan to change the compensation of our sales personnel from a mix of fixed salary plus commission to all commission by January 2005. We believe the new compensation structure will provide better incentives for our sales personnel to grow our business.

        Increase Penetration of Automated Plasma Cutting and Automated Arc Welding Markets.    We believe automated plasma cutting and automated arc welding systems are among the fastest growing segments of the cutting and welding equipment market. Automated systems have the advantages of greater accuracy, higher speed and lower operating cost as compared to traditional, manually-operated, handheld systems. Original equipment manufacturers and distributors that sell automated plasma cutting and automated arc welding systems have a strong preference for suppliers with a full line of automated torches, power supplies and accessories. We have historically supplied only a portion of the products required for a full product offering. As a result, customers purchasing our products have required a second supplier for products that we do not produce, which reduces the attractiveness of our line to certain customers. Our strategy is to become a full line supplier of automated plasma cutting and automated arc welding torches, power supplies and accessories in order to increase the market potential for our products. We recently completed the development of a precision plasma torch that will be matched with a power supply to fill the primary gap in our automated plasma cutting offering. In addition, we increased the reliability of certain of our automated arc welding accessory products, which we believe will improve the attractiveness of our product line. We have also established dedicated engineering, sales and after-sales support teams to support the launch of our improved lines.

        Improve Manufacturing Efficiency and Cost Structure.    We plan to improve our financial performance through continuous cost reduction, greater working capital efficiency and improved manufacturing productivity. We are also committed to reducing our debt through increased cash flow generation. Over the last three years, we have taken significant actions to reduce our cost structure. For example, we have moved the majority of our Cigweld subsidiary's production from Australia to Malaysia, moved the high volume U.S. assembly operations of our gas apparatus and welding gun production to Hermosillo, Mexico, moved our arc welding machine production from Ohio to Malaysia and closed our forging plant in Abilene, Texas after outsourcing the activities conducted at the facility. In the aggregate, these actions resulted in the replacement of approximately 450 positions, or 25% of our manufacturing employees, in the United States and Australia with lower cost labor in Mexico and Asia. In addition, we are in the process of consolidating our arc accessories manufacturing operations, including machining and low volume welding gun assembly, into our Denton, Texas facility. This consolidation will be complete by June 2004 and will result in the closure of our Wichita, Kansas facility, which will allow us to further reduce our manufacturing costs.

Our Principal Operating Subsidiaries

        We conduct our operations through the following subsidiaries:

Victor—Oxy-Fuel Gas Products.

        Victor Equipment Company, or Victor, began doing business in 1913 and has plants in Denton, Texas and Hermosillo, Mexico. Victor is among the leading U.S. manufacturers of gas-operated cutting and welding torches and gas flow and pressure regulation equipment. Victor's torches are used to cut ferrous metals and to weld, heat, solder and braze a variety of metals, and its regulation equipment is used to control pressure and flow of most industrial and specialty gases. In addition, Victor manufactures a variety of replacement parts, including welding nozzles and cutting tips of various types and sizes and a line of specialty gas regulators purchased by end-users in the process control, electronics and other industries. Victor also supplies a wide range of medical regulation equipment serving the oxygen therapy market, including home healthcare and hospitals.

        The torches produced by Victor are commonly referred to as oxy-fuel torches. These torches combine a mixture of oxygen and a fuel gas, typically acetylene, to produce a high-temperature flame. These torches are designed for maximum durability, safety, reparability and performance, utilizing patented built-in reverse flow check valves and flash arresters in the majority of models. Victor also manufactures lighter-duty handheld heating, soldering and brazing torches. Pressure regulators serve a broad range of industrial and specialty gas process control operations.

        Victor sells its lighter-duty products to end-user customers principally engaged in the plumbing, refrigeration and heating, ventilation and air conditioning industries. The relative mobility, ease of use and low price of Victor torches make them suitable for a wide variety of uses.

Tweco—Electric Arc Products and Arc Gouging Systems.

        Tweco Products, Inc., or Tweco, currently has plants in Wichita, Kansas and Hermosillo, Mexico. The Kansas plant will be moved to Denton, Texas in 2004. Tweco, which began in 1936, manufactures a line of arc welding replacement parts and accessories, including electrode holders, ground clamps, cable connectors, terminal connectors and lugs and cable splicers, and a variety of automatic and semiautomatic welding guns and cable assemblies utilized in the arc welding process. Tweco's end-users are primarily engaged in the manufacture or repair and maintenance of transportation equipment, including automobiles, trucks, aircraft, trains and ships; the manufacture of a broad range of machinery; and the production of fabricated metal products, including structural metal, hand tools and general hardware.

        Tweco is among the leading domestic manufacturers of MIG welding guns. The MIG process is an arc welding process utilized in the fabrication of steel, aluminum, stainless steel and other metal products and structures. In the MIG process, a small diameter consumable electrode wire is continuously fed into the arc. The welding arc area is protected from the atmosphere by a "shielding" gas. The welding guns and cable assemblies manufactured by Tweco carry the continuous wire electrode, welding current and shielding gas to the welding arc. Tweco manufactures a line of robotic welding accessory products. This accessory line includes a robotic torch, a robotic deflection mount, a robotic cleaning station, robotic arms and an anti-splatter misting system.

        Tweco manufactures manual stick electrode holders, ground clamps and accessories used for the manual stick welding process. Manual stick welding is one of the oldest forms of welding and is used in construction, out of position and remote applications for general repair, maintenance and fabrication work.

        Through its Arcair product line, Tweco manufactures equipment and related consumable materials for "gouging," a technique that liquefies metal in a narrow groove and then removes it using compressed air. Gouging products are often used in joint preparation prior to a welding process. Numerous other applications exist for these gouging systems, such as removal of defective welds, removal of trim in foundries and repair of track, switches and freight cars in the railroad industry. Tweco also manufactures a line of underwater welding and gouging equipment.

        In addition to gouging products, Tweco produces a patented exothermic cutting system, SLICE®. This system generates temperatures in excess of 7,000 degrees Fahrenheit and can quickly cut through steel, concrete and other materials. SLICE® has many applications, including opening clogged steel furnaces and providing rapid entry in fire and rescue operations. Tweco has developed an underwater version of the SLICE® cutting system for use in the marine repair and salvage industry.

        Tweco provides a complete line of chemicals used in the welding industry. Chemicals are used for weld cleaning and as agents to reduce splatter adherence on the metal being welded. Chemicals are also used to reduce splatter adherence in welding nozzles in MIG applications.

Thermal Dynamics—Plasma Arc Cutting Products.

        Thermal Dynamics Corporation, or Thermal Dynamics, founded in 1957 and located in West Lebanon, New Hampshire, developed many of the early plasma cutting systems and maintains its position as a major manufacturer of plasma cutting systems and replacement parts. Thermal Dynamics' product line ranges from portable 12-amp units to large 1,000-amp units. Thermal Dynamics' end-users are engaged primarily in fabrication and repair of sheet metal and plate products found in fabricated structural steel and nonferrous metals, automotive products, appliances, sheet metal, heating, ventilation and air conditioning, general fabrication, shipbuilding and general maintenance.

        Cigweld—Electric Arc Products, Oxy-Fuel Products, Filler Metals, Gas Control Products and Safety Products.

        Cigweld is located in Melbourne, Australia, and has two plants in Kuala Lumpur, Malaysia. Cigweld, which began doing business in 1922, is among the leading Australian manufacturers of gas equipment and welding products. Cigweld manufactures arc welding power supplies for both automatic and manual arc welding markets. The Cigweld range of automatic welding equipment includes packages specifically designed for particular market segments. End-users of these products include the rural market and automobile repair, metal fabrication, shipbuilding, general maintenance and heavy industries. Manual arc equipment products range from small welders designed for the home handyman to units designed for heavy industry.

        Cigweld manufactures a range of consumable products (filler metals) for manual and automatic arc and gas welding. Our range of manual arc electrodes includes over 50 individual electrodes for different applications. Cigweld markets its manual arc electrodes under such brand names as Satincraft, Weldcraft, Ferrocraft®, Alloycraft®, Satincrome, Cobalarc®, Castcraft and Weldall®. For automatic and semiautomatic welding applications, Cigweld manufactures a significant range of solid and flux-cored wires, sold principally under the Autocraft®, Verti-Cor, Satin-Cor, Metal-Cor and Cobalarc® brand names. For gas welding, Cigweld manufactures and supplies approximately forty individual types of wires and solders for use in various applications. Cigweld manufactures its filler metals to meet standards appropriate for their intended use, with the majority of products approved by agencies such as Lloyd's Register of Shipping, American Bureau of Shipping, De Norske Veritas and U.S. Naval Ships.

        Cigweld manufactures a comprehensive range of equipment for gas welding and cutting and ancillary products such as gas manifolds, gas regulators and flowmeters. Gas welding and cutting equipment is sold in kit form or as individual products. Kits are manufactured for various customer groups and their components include combinations of oxygen and acetylene regulators, blowpipes, cutting attachments, mixers, welding and heating tips, cutting nozzles, roller guides, twin welding hoses, goggles, flint lighters and tip cleaners, combination spanners and cylinder keys. In addition to its kits, Cigweld manufactures and distributes a complete range of gas equipment, including a range of blowpipes and attachments, regulators (for oxygen, acetylene, argon and carbon dioxide), flashback arrestors, cutting nozzles, welding and heating tips, hoses and fittings, gas manifolds and accessories.

        Cigweld also manufactures a range of gas control equipment including specialty regulators (for use with different gases, including oxygen, acetylene, liquefied petroleum gas, argon, carbon dioxide, nitrogen, air, helium, hydrogen, carbon monoxide, ethylene, ethane and nitrous oxide), manifold systems, cylinder valves and spares and natural gas regulators. Cigweld's gas control products are primarily sold to gas companies.

        Cigweld manufactures and distributes a range of safety products for use in welding and complementary industries. The product range includes welding helmets and accessories, respirators and masks, breathing apparatus, earmuffs and earplugs, safety spectacles, safety goggles and gas welding goggles and faceshields.

        Medical products are also manufactured by Cigweld in its manufacturing plant in Melbourne, Australia. These products are sold through distributors in the Australian market and exported through third-party distributors and related entities. The product range includes regulators, flowmeters, suction units, oxygen therapy and resuscitation and outlet valves for medical gas systems.

Stoody—Hardfacing Products.

        Stoody Company, or Stoody, began doing business in 1921 and located in Bowling Green, Kentucky, is a well-recognized world-wide name in the development and manufacture of hardfacing welding wires, electrodes and rods. While Stoody's primary product line is iron-based welding wires, Stoody also participates in the markets for cobalt-based and nickel-based electrodes, rods and wires, which are essentially protective overlays deposited on softer base materials by various welding processes. This procedure, referred to as "hardfacing" or "surface treatment," adds a more resistant surface, thereby increasing the component's useful life. Lower initial costs, the ability to treat large parts, and ease and speed of repairs in the field are some of the advantages of hardfacing over solid wear resistant components. Industries utilizing earth moving equipment, agricultural tools, crushing components, and steel mill rolls, and industries utilizing virtually any application where metal is exposed to external wear factors are the primary users of hardfacing applications.

Thermal Arc—Arc Welders, Plasma Welders and Wire Feeders.

        In 1997, the inverter and plasma arc welder business of Thermal Dynamics and the welding division of Prestolite Power Corporation were combined to form Thermal Arc, Inc., or Thermal Arc. Previously located in Troy, Ohio, Thermal Arc's production was recently relocated to our facility in Malaysia, and its warehouse and administrative functions moved to our Bowling Green, Kentucky location. Thermal Arc designs and sells a full line of inverter and transformer-based electric arc welders, plasma welders, engine-driven welders and wire feeders. Thermal Arc products are sold for construction, industrial and automated applications, and have a large and diverse user base.

        Inverter arc welding power machines are extremely portable and power-efficient when compared to conventional welding power sources. Plasma welding dramatically improves productivity for the end-user. Additionally, conventional transformer-based machines provide a cost-effective alternative for applications where low cost and simplicity of maintenance are a high priority.

GenSet—Engine-Driven Welders and Generators.

        GenSet S.p.A., or GenSet, acquired in January 1997 and located in Pavia, Italy, commenced operations in 1976 with the production of small generator sets. In 1976 GenSet developed its first engine-driven welder and, in 1977 obtained its first patent for the synchronous alternator designed for welding purposes. GenSet now offers a full range of technologically advanced generators and engine-driven welders that are sold throughout the world. These products are used both where main power is not available and for standby power where continuous power supply is a key requirement.

Victor Brazil—Oxy-Fuel Products and Cutting Tables.

        Thermadyne Victor Ltda., or Victor Brazil, was acquired by us in 1998 and has offices and manufacturing facilities located in Rio de Janeiro, Brazil. Victor Brazil is among the leading manufacturers of oxy-fuel products for industrial and medical use and of mechanized cutting tables for fabricating sheet metal and metal plate in South America.

        Victor Brazil primarily serves the Latin American market. The oxy-fuel product line is very competitive in the region and offers the customer a broad range of gas cutting and welding equipment items. Metal fabricators of all sizes, including those in shipbuilding, steel construction, machinery manufacturing, pressure vessel production, and steel mills, use the industrial oxy-fuel products. Hospitals, home healthcare, and doctors' offices also use the medical oxy-fuel products.

        The cutting table line of products uses either oxy-fuel or plasma cutting systems produced by Victor Brazil or other of our divisions. The line of products is oriented to the needs of the Latin American market. Victor Brazil produces inexpensive cantilever tables, as well as higher-precision, computer numeric-controlled tables. These products are used in all types of metal fabricating plants.

C&G Systems—Cutting Tables.

        C&G Systems Inc., or C&G, founded in 1968 and located in Itasca, Illinois, manufactures a line of mechanized cutting tables for fabricating sheet metal and metal plate. The machines utilize either oxy-fuel or plasma cutting torches produced by other Thermadyne divisions. C&G has a wide range of cutting tables from the relatively inexpensive cantilever type used in general fabrication and job shops to the large, precision-gantry type found in steel service centers and specialty cutting applications. These metal cutting tables can be used in virtually any metal fabrication plant.

Tec.Mo—Plasma and Laser Cutting Replacement Consumables.

        Tec.Mo, located in Bologna, Italy, manufactures consumable parts for both plasma and laser cutting systems. Tec.Mo has a full line of replacement parts for over 20 different manufacturers' products.

OCIM—Electric Arc Welding Accessories.

        OCIM, located in Milan, Italy manufactures a complete line of MIG welding torches, TIG torches and robotic MIG arc welding torches. In addition to its full line of torches, it manufactures consumable parts for these accessories, as well as a full line of robotic arc welding accessories.

International Business

        We had aggregate international sales of approximately $78.4 million, $123.3 million, $167.9 million and $166.4 million for the five months ended May 31, 2003, the seven months ended December 31, 2003, and the fiscal years ended December 31, 2002 and 2001, respectively, or approximately 46%, 48%, 41% and 38%, respectively, of our net sales in each such period. Our international sales are influenced by fluctuations in exchange rates of foreign currencies, foreign economic conditions and other risks associated with foreign trade. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk." Our international sales consist of (a) export sales of our products manufactured at U.S. manufacturing facilities and, to a limited extent, products manufactured by third parties, sold through our overseas field representatives, and (b) sales of our products manufactured at international manufacturing facilities and sold by our foreign subsidiaries.

        We formed Thermadyne International, our principal foreign subsidiary, in 1980 to coordinate our efforts to increase international sales and to sell cutting and welding products through independent distributors in more than 80 countries. In support of this effort, we operate distribution centers in Canada, Australia, Italy, Mexico, Japan, Singapore, Brazil, the Philippines, Malaysia, Indonesia, South Africa and the United Kingdom and employ salespeople located in 23 additional countries.

Sales and Marketing

        In the United States, our Brand Management Group, which was formed in 2003 to create and sustain competitively superior and profitable product and program offerings for all of our U.S. brands, oversees all marketing activities, including brand and product management, strategic product pricing, promotion, and marketing communications. Brand Management is also responsible for research and development, technical service, application support and product training for all of our U.S. brands.

        Historically, the brand management functions for our International and Asia-Pacific regions have been the responsibility of the individual business units. In 2004, the Brand Management Group will add to its U.S. responsibilities the role to lead our product and marketing globalization efforts by coordinating resources within the International and Asia-Pacific groups.

        U.S. sales are organized based upon our two channels, the industrial channel, which includes national, regional and local welding distributors and wholesalers, and the specialty markets channel, which includes mass merchandisers, automotive after-market, catalogs, farm and fleet, heating, ventilation and air conditioning, plumbing and medical home healthcare distributors. The industrial channel comprises approximately 82% of U.S. sales while specialty markets account for approximately 18%.

        Prior to 2003, the industrial channel was serviced by a separate sales force for each of our principal brands. In 2003, we consolidated these separate groups into one industrial sales force with two areas and 10 regions. Each area has a Vice President of Sales, who is responsible for five regions. Each region has a Regional Business Manager (RBM), who is responsible for the entire region and District Business Managers (DBMs) and Technical Sales Managers (TSMs) who report to the RBM. DBMs are responsible for maintaining relationships and servicing our company-wide programs with distributors, while TSMs are responsible for converting end-users to our products and providing distributors with technical support. In addition, we have a National Accounts group that supports the sale of all of our products to major distributors and wholesalers.

        Our own sales representatives, as well as independent manufacturing representatives that carry various product lines, such as heating, ventilation and air conditioning and medical products, service the specialty markets channel.

Distribution

        We distribute our cutting and welding products in the United States through approximately 1,100 independent cutting and welding products distributors with over 2,800 locations that carry one or more of our product lines. We maintain relationships with these distributors through our sales force of independent distributors and wholesalers, which represents all domestic product lines. We distribute our products internationally through our sales force, independent distributors and wholesalers.

Raw Materials

        We have not experienced any difficulties in obtaining raw materials for our operations because our principal raw materials, which include copper, brass, steel and plastic, are widely available and need not be specially manufactured for use by us. Certain of the raw materials used in hardfacing products, such as cobalt and chromium, are available primarily from sources outside the United States, some of which are located in countries that may be subject to economic and political conditions that could affect pricing and disrupt supply. Although we have historically been able to obtain adequate supplies of these materials at acceptable prices and have been able to recover the costs of any increases in the price of raw materials in the form of higher unit sales prices, restrictions in supply or significant increases in the prices of cobalt, chromium and other raw materials could adversely affect our business.

        We also purchase certain products that we either use in our manufacturing processes or resell. These products include electronic components, circuit boards, semiconductors, motors, engines, pressure gauges, springs, switches, lenses, forgings and chemicals. Certain of our products are purchased from international sources, and thus our cost can be affected by foreign currency fluctuations. We believe our sources of such products are adequate to meet foreseeable demand at acceptable prices.

Research and Development

        We have development engineering groups for each of our product lines that primarily conduct process and product development to meet market needs. As of December 31, 2003, we employed 87 people in our development engineering groups, most of whom are engineers. Development engineering costs consist primarily of salaries, project expenses and benefits of engineering personnel. Our development engineering costs are not material to our financial condition or results of operations.

Competition

        We compete in a competitive market with our competition split into three types of competitors: (1) three full line welding equipment and filler metal manufacturers (Lincoln Electric Company, ESAB, a subsidiary of Charter PLC, and several divisions of Illinois Tool Works, Inc., including the ITW Miller and ITW Hobart Brothers divisions); (2) many single line brand specific competitors; and (3) a number of low-priced small niche competitors. Our large competitors offer a wide portfolio of product lines with a heavy emphasis on filler metals and welding power supplies and a core line of niche products. Their position as full-line suppliers and their ability to offer complete product solutions, filler metal volume, sales force relationships and fast delivery are their primary competitive strengths. Our single-line, brand-specific competitors emphasize product expertise, a specialized focused sales force, quick customer response time and flexibility to special needs as their primary competitive strengths. The low-priced manufacturers primarily use low overhead, low market prices and direct selling to capture a portion of price-sensitive customers' discretionary purchases.

        We expect to continue to see price pressure in the segments of the market where little product differentiation exists and a continuation of the trends of improved performance at lower prices in the power source market and further integration of the automated market. International competitors have been ineffective in penetrating the U.S. domestic markets due to product specifications, lack of brand recognition and their relative inability to access the welding distribution market channel.

        Internationally, the competitive profile is similar, with overall lower market prices, more fragmented competition and a weaker presence of larger U.S. manufacturers.

        We believe we compete successfully through the strength of our brands, by focusing on technology development and offering industry-leading products in our niche product areas. We deliver our products through a technically specialized sales force that focuses on meeting end-users' needs and through a generalist sales force focused on program selling to meet our distributors' needs.

Environmental, Health and Safety Matters

        Our operations are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials, and employee health and safety. We are currently not aware of any citations or claims filed against us by any local, state, federal and foreign governmental agencies, which, if successful, would have a material adverse effect on our financial condition or results of operations.

        As an owner or operator of real property, we may be required to incur costs relating to remediation of properties, including properties at which we dispose waste, and environmental conditions could lead to claims for personal injury, property damage or damages to natural resources. We are aware of environmental conditions at certain properties which we now own or lease, or previously owned or leased, which are undergoing remediation. We do not believe the cost of such remediation will have a material adverse effect on our business, financial condition or results of operations.

        Certain environmental laws, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act and analogous state laws provide for liability without regard to fault for investigation and remediation of spills or other releases of hazardous materials, and liability for the entire cleanup can be imposed upon any of a number of responsible parties. Such laws may apply to conditions at properties presently or formerly owned or operated by us or our subsidiaries or by their predecessors or previously owned business entities, as well as to conditions at properties at which wastes or other contamination attributable to us or our subsidiaries or their predecessors or previously owned business entities have come to be located. We have in the past and may in the future be named a potentially responsible party at off-site disposal sites to which we have sent waste. We do not believe the ultimate cost relating to such sites will have a material adverse effect on our financial condition or results of operations.

Employees

        As of December 31, 2003, we employed 2,975 people, 814 of whom were engaged in sales and marketing activities, 259 were engaged in administrative activities, 1,815 were engaged in manufacturing activities and 87 were engaged in engineering activities. None of our U.S. workforce is represented by labor unions and approximately 82% of the manufacturing employees in our foreign operations are represented by labor unions. We believe that our employee relations are satisfactory. We have not experienced any significant work stoppages.

Patents, Licenses and Trademarks

        Our products are sold under a variety of trademarks and trade names. We own trademark registrations or have filed trademark applications for all our trademarks and have registered all of our trade names that we believe are material to the operation of our businesses. We also own various patents and from time to time acquire licenses from owners of patents to apply such patents to our operations. We do not believe any single patent or license is material to the operation of our businesses taken as a whole.

Legal Proceedings

        On November 19, 2001, our Predecessor Company and substantially all of its domestic subsidiaries filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and emerged from Chapter 11 bankruptcy protection on May 23, 2003. For further information see "—Bankruptcy Reorganization."

        We are a party to ordinary litigation incidental to our businesses, including a number of product liability cases seeking substantial damages. We maintain insurance for loss (excluding attorneys' fees and expenses) against any product liability claims; however, we are not insured against punitive damage awards. Our insurance coverage consists of a $500,000 self-insured retention with at least $500,000 of primary insurance per claim. In addition, we maintain umbrella policies providing an aggregate of $75.0 million in coverage for product liability claims. Although it is difficult to predict the outcome of litigation with any certainty, we believe the liabilities which might reasonably result from such lawsuits, to the extent not covered by insurance, will not have a material adverse effect on our financial condition or results of operations.

Properties

        We operate 15 manufacturing facilities in the United States, Italy, Brazil, Indonesia, Malaysia, Australia and Mexico. All domestic facilities, leases and leasehold interests are encumbered by first priority liens securing our obligations under our revolving credit facility and the New Term Loan. We consider our plants and equipment to be modern and well-maintained and believe our plants have sufficient capacity to meet future anticipated expansion needs.

        We lease a 16,109 square-foot facility located in St. Louis, Missouri that houses our executive offices, as well as most of our centralized services.

        The following table describes the location and general character of our principal properties:

Subsidiary/Location of Facility	Building Space/Number of Buildings
Thermal Dynamics/West Lebanon, New Hampshire	156,200 sq. ft./ 5 buildings (office, manufacturing, sales training)
Tweco/Wichita, Kansas	177,655 sq. ft./ 3 buildings (office, manufacturing, storage space)
Victor/Denton, Texas	222,403 sq. ft./ 4 buildings (office, manufacturing, storage, sales training center)
Victor Brazil/Rio de Janeiro, Brazil	200,000 sq. ft./ 6 buildings (office, manufacturing, warehouse)
Thermadyne Canada/Oakville, Ontario, Canada	48,710 sq. ft./ 1 building (office, warehouse)
Cigweld Malaysia/Selangor, Malaysia	127,575 sq. ft./ 1 building (office, warehouse)
Thermadyne Australia/Melbourne, Australia	426,157 sq. ft./ 2 buildings (office, manufacturing, storage, research)
Cigweld Indonesia/Jakarta, Indonesia	52,500 sq. ft./ 1 building (office, manufacturing)
Cigweld Malaysia/Kuala Lumpur, Malaysia	60,000 sq. ft./ 1 building (office, manufacturing)
C&G Systems/Itasca, Illinois	38,000 sq. ft./ 1 building (office, manufacturing, future expansion)
Stoody/Bowling Green, Kentucky	215,000 sq. ft./ 2 buildings (office, manufacturing, warehouse)
GenSet/Pavia, Italy	211,651 sq. ft./ 2 buildings (office, manufacturing, warehouse)
GenSet/Pavia, Italy	44,326 sq. ft./ 1 building (manufacturing)
OCIM/Milan, Italy	24,757 sq. ft./ 2 buildings (office, manufacturing)
Tec.Mo/Bologna, Italy	27,276 sq. ft./ 2 buildings (office, manufacturing)
Thermal Arc/Troy, Ohio	18,000 sq. ft./ 1 building (office, sales training)
Victor De Mexico and Tweco de Mexico/Sonora, Mexico	178,013 sq. ft./ 1 building (office, manufacturing)
Thermadyne Industries/ Chino, California	30,880 sq. ft. (warehouse)
Victor/ Alliance, Texas	278,333 sq. ft. (warehouse, manufacturing)
Thermadyne S.A. Pty. Ltd./South Africa	26,000 sq. ft./ 9 buildings (distribution, office, warehouse)
Maxweld & Braze/South Africa	8,000 sq. ft./ 1 building (office, warehouse)
Thermadyne Plant Rental/South Africa	9,135 sq. ft./ 6 buildings (office, warehouse)
Thermadyne Industries/United Kingdom	40,000 sq. ft./ 1 building (warehouse)

        All of the above facilities are leased, except for part of the facilities located in Melbourne, the facility located in Jakarta, the larger facility in Pavia and the facility in Rio de Janeiro, which are owned.

Bankruptcy Reorganization

        On November 19, 2001, our Predecessor Company and substantially all of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. The filing resulted from insufficient liquidity and was determined to be the most efficient and favorable alternative to restructure our balance sheet. Since 1998, our operating results have been negatively impacted by a weak industrial economy in the United States, as well as difficult economic conditions in most of our foreign markets. The deterioration in our operating results reduced liquidity, which made it increasingly difficult for us to meet all of our debt service obligations. During the bankruptcy proceedings, our Predecessor Company operated its businesses as a debtor-in-possession.

        We emerged from bankruptcy on May 23, 2003. As a result of the U.S. Bankruptcy Court's confirmation order of April 3, 2003, which approved our plan of reorganization, our total debt was reduced to approximately $220.0 million, as compared to approximately $800.0 million in debt and $79.0 million in preferred stock outstanding on November 19, 2001. In connection with our emergence from bankruptcy, we issued $180.0 million of notes under a new senior secured term loan facility, 13.3 million shares of new common stock, 1,157,000 Series A Warrants, 700,000 Series B Warrants and 271,429 Series C Warrants in consideration for the cancellation of certain pre-petition claims, and concurrently entered into a new $50.0 million senior secured revolving credit facility. We borrowed $15.3 million under the revolving credit facility on May 23, 2003, the effective date of the plan of reorganization, to repay in full amounts outstanding under our $60.0 million debtor-in-possession facility that were borrowed for the payment of various pre-petition obligations and for general working capital purposes.

MANAGEMENT

Directors, Executive Officers and Senior Managers

        The following table sets forth certain information concerning our current directors, executive officers and senior managers.

Name	Age	Position(s)
Paul D. Melnuk	49	Director, Chairman of the Board and Chief Executive Officer
James H. Tate	56	Senior Vice President and Chief Financial Officer
Andrew L. Berger	57	Director
James B. Gamache	49	Director
Marnie S. Gordon	38	Director
John G. Johnson, Jr.	63	Director
Bradley G. Pattelli	37	Director
Karl R. Wyss	63	Director
Michael E. Mahoney	53	Executive Vice President—International
Robert D. Maddox	44	Vice President and Corporate Controller
Patricia S. Williams	36	Vice President, General Counsel and Corporate Secretary
John A. Boisvert	42	Executive Vice President—Brand Management
James R. Delaney	55	Executive Vice President—U.S. Sales
Dennis G. Klanjscek	53	Executive Vice President—Asia Pacific
Jason M. Huett	35	Vice President Information Technology

        Mr. Melnuk has been a member of our Board of Directors since May 2003, was elected chairman of the board in October 2003, and was appointed president and chief executive officer on January 28, 2004. Mr. Melnuk is a director and chairman of the audit committee at Petro-Canada, a multinational integrated oil and gas company headquartered in Calgary, Alberta, and a director of several private companies. Mr. Melnuk has been a managing partner of FTL Capital Partners, LLC, a private equity firm, since 2001. Previously, Mr. Melnuk served as president and chief executive officer of the predecessor to The Premcor Refining Group Inc., an oil refining company, Barrick Gold Corporation, a gold mining company, and Bracknell Corporation, a contracting company.

        Mr. Tate was elected our senior vice president and chief financial officer in February 1995, having previously served as vice president of Thermadyne and vice president and chief financial officer of our subsidiaries since April 1993. Prior to joining us, Mr. Tate was employed by the accounting firm of Ernst & Young LLP for 18 years, the last six of which he was a partner. Mr. Tate currently serves on the board of directors of Joy Global, Inc., a mining equipment manufacturer.

        Mr. Berger has been a member of our Board of Directors since May 2003. He is chairman of our board's nominating and corporate governance committee and a member of the compensation committee. Since 2003, he has been a senior managing director of C.E. Unterberg, Towbin, where he is responsible for the investment banking, asset management and private client businesses. From 1998 until 2002, he was a member of executive management of Union Bancaire Privee in Geneva, Switzerland and was responsible for coordinating asset management activities and for corporate development. Prior thereto, he held positions in financial services businesses in New York and London, and practiced law in New York and Paris.

        Mr. Gamache has been a member of our Board of Directors since May 2003. He serves on our board's audit committee, nominating and corporate governance committee and compensation committee. Mr. Gamache was the vice president of sales, western division of Roadway Express, Inc. from February 1993 to December 2001. Thereafter, he took a special assignment as a director of Roadway Air until September 2003. He is currently vice president of special services for Roadway Express, Inc. Mr. Pattelli, a member of our Board of Directors, is Mr. Gamache's nephew.

        Ms. Gordon has been a member of our Board of Directors since May 2003. She chairs our board's audit committee and serves on our board's nominating and corporate governance committee. Ms. Gordon was a director at Angelo, Gordon & Co., L.P. from 1998 until 2001. Prior to that, Ms. Gordon was a vice president at Goldman, Sachs & Co, a position she held from 1993 until 1998. Ms. Gordon is a nominee to serve as a director on the board of Telewest Global, Inc. currently being reorganized in London, England and expecting to emerge from reorganization in the first half of 2004. Ms. Gordon is also a chartered financial analyst.

        Mr. Johnson has been a member of our Board of Directors since May 2003. He is our lead director, chairman of our board's compensation committee and serves on our board's audit committee. Mr. Johnson was the president and chief executive officer of Foamex International, Inc. from April 1999 to January 2001 and the president and chief executive officer of Safety-Kleen Corp. from January 1993 to August 1997. Mr. Johnson is a member of the Board of Directors of GenTek Inc.

        Mr. Pattelli has been a member of our Board of Directors since May 2003. Since 1998, Mr. Pattelli has been employed by Angelo, Gordon & Co., L.P. as an investment analyst, where he focuses on the leveraged loan and distressed securities markets. Previously, he served as a portfolio manager and analyst at di Silvestri Asset Management LLC. Mr. Pattelli is a chartered financial analyst and a member of the board of directors of Dade Behring Holdings Inc. Mr. Gamache is Mr. Pattelli's uncle.

        Mr. Wyss has been a member of our Board of Directors since April 2000 and served as our chief executive officer from June 2000 until December 2003. From 1993 to June 2000, Mr. Wyss was the Managing Director and Operating Partner with Donaldson Lufkin & Jenrette, Inc.'s Merchant Banking Group. Before his position at Donaldson Lufkin & Jenrette, Inc., he was chairman and chief executive officer of Lear Siegler Inc. Mr. Wyss currently serves on the board of directors of Manufacturers Services Limited.

        Mr. Mahoney was appointed to his current position as executive vice president-International in January 2003. Previously, he served as the executive vice president for Tweco, Thermal Arc, Inc., Stoody, and European Operations. He also served as the executive vice president of Thermal Dynamics, C & G, and the entire International Sales and Marketing group. Prior to joining Thermadyne in 1989, Mr. Mahoney spent ten years with the ITW Hobart Brothers division of Illinois Tool Works, Inc. and six years with British Oxygen Company.

        Mr. Maddox has served as our vice president and corporate controller since April 1996. Prior to that time, Mr. Maddox served as our corporate controller from May 1992. Prior to joining us, Mr. Maddox was a senior audit manager with the accounting firm of Ernst & Young LLP.

        Ms. Williams joined us in March 1997, and was appointed to her current position as vice president, general counsel and corporate secretary in August 2000. In addition to our legal department, Ms. Williams also oversees Human Resources. Prior to joining us, she spent several years in private practice at the law firms of Gallop, Johnson & Neuman and Sonnenschein, Nath & Rosenthal.

        Mr. Delaney was elected executive vice president of U.S. Sales in January 2003. Mr. Delaney has served as executive vice president for several domestic and international locations since joining us in April 1996, including Victor Equipment Company, Stoody Company, Latin America, Canada, the Middle East and South Africa. Prior to April 1996, Mr. Delaney spent over 20 years with Lincoln Electric Company in various international and domestic management positions, including executive vice president of Lincoln Mexicana and President of Latin America.

        Mr. Boisvert was elected executive vice president of Brand Management in January 2003. Previously, he served as executive vice president for our subsidiaries, Thermal Dynamics Corporation and C&G Systems Inc. Prior to that time, Mr. Boisvert served as the vice president, general operations manager for Thermal Dynamics and C&G. He has over 20 years of experience in various capacities within Thermal Dynamics.

        Mr. Klanjscek has served as executive vice president—Asia Pacific since January 1996. Prior to January 1996, Mr. Klanjscek spent over 20 years with British Oxygen Company and six years leading a management buyout of a welding company in Australia.

        Mr. Huett was recently promoted to the position of vice president Information Technology, after having been with us since 2000. Prior to joining us, he spent four years as a department manager at Enterprise Rent-a-Car.

Compensation Earned

        The following table summarizes the compensation earned during 2003, 2002 and 2001 by our former chief executive officer and our four other most highly compensated executive officers who were serving as executive officers on December 31, 2003. We refer to these five individuals as our named executive officers.

SUMMARY COMPENSATION TABLE

Long-term Compensation
Annual Compensation
Name and Principal Position					Securities Underlying Options(2)	All Other Compensation(3)
	Year	Salary	Bonus(1)
James H. Tate Senior Vice President and Chief Financial Officer	2003 2002 2001	$334,788 326,500 326,500		$14,176 136,314 —	— — —	$12,739 10,799 12,362
Michael E. Mahoney Executive Vice President— International	2003 2002 2001	$290,697 283,500 283,500		$209,500 252,447 —	— — —	$10,989 8,762 11,679
James R. Delaney Executive Vice President—U.S. Sales	2003 2002 2001	$229,891 226,065 220,269		$133,773 34,613 —	— — —	$10,467 8,446 8,849
Dennis Klanjscek Executive Vice President—Asia Pacific	2003 2002 2001	$323,280 313,865 313,685		$281,605 52,311 —	— — —	— — —
Karl R. Wyss(4) Former Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	$700,000 790,769 900,000	$	— 584,500 —	125,000 — —	$15,417 16,425 50,428

(1)
Includes amounts earned under our Key Employee Retention Program and under our 2003 Management Incentive Plan (respectively) for 2003 as follows: Mr. Tate, $0 and $14,176; Mr. Mahoney, $94,500 and $115,000; Mr. Delaney, $75,355 and $57,400; Mr. Klanjscek, $107,761 and $186,200.

(2)
As a result of the confirmation of our plan of reorganization, all unexercised options outstanding were cancelled and our prior stock option plans were terminated in May 2003 upon our emergence from Chapter 11 bankruptcy.

(3)
All other compensation includes group life insurance premiums paid by us and contributions made on behalf of the named executive officers to our 401(k) retirement and profit sharing plan. The amounts of insurance premiums paid and 401(k) contributions made (respectively) on behalf of the named executive officers for 2003 are as follows: Mr. Tate, $4,799 and $7,940; Mr. Mahoney, $2,760 and $8,229; Mr. Delaney, $4,412 and $6,055; Mr. Wyss, $5,148 and $10,269.

(4)
Mr. Wyss served as chairman of the board from June 1, 2000 to October, 2003 and chief executive officer from January 12, 2001 to December 31, 2003. As part of his severance package, Mr. Wyss was granted an option to acquire 125,000 shares of our common stock.

Option Exercises and Year-end Value of Unexercised Options

        The following table sets forth information regarding the number and value of exercised and unexercised options held by each of the named executive officers as of December 31, 2003.

Option Grants in the Last Fiscal Year

Individual Grants
Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Percent of Total Options Granted to Employees in Fiscal Year
Name	Number of Securities Underlying Options Granted		Exercise Price	Expiration Date
					5%	10%
James H. Tate	—	—	—	—	—	—
Michael E. Mahoney	—	—	—	—	—	—
James R. Delaney	—	—	—	—	—	—
Dennis Klanjscek	—	—	—	—	—	—
Karl R. Wyss(1)	125,000	100.0%	$9.60	2008	$331,538	$732,612

(1)
62,500 vested on October 1, 2003 and 62,500 will vest on May 31, 2004.

Option Exercises and Year-end Value of Unexercised Options

        The following table sets forth information regarding the number and value of exercised and unexercised options held by each of the named executive officers as of December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Options

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
James H. Tate	—	—	—	—	—	—
Michael E. Mahoney	—	—	—	—	—	—
James R. Delaney	—	—	—	—	—	—
Dennis Klanjscek	—	—	—	—	—	—
Karl R. Wyss	—	—	62,500	62,500	$168,750	$168,750

(1)
The amount described in the preceding table under the heading "Value of Unexercised In-the-Money Options at Year End" is determined by multiplying the number of shares underlying the option by the difference between the last reported per share sale price of our common stock on December 31, 2003, and the per share option exercise price.

Director Compensation

        Other than Mr. Melnuk, each director is entitled to receive a $38,000 annual fee. We also pay Messrs. Berger and Johnson $5,000 per year for their services as chairman of our nominating and corporate governance committee and chairman of our compensation committee, respectively. Ms. Gordon is paid $15,000 for her service as chair of our audit committee. Mr. Johnson is paid $10,000 for his service as lead director. Additionally, we granted to each of Messrs. Berger, Pattelli, Gamache, Melnuk and Johnson and Ms. Gordon non-qualified stock options to purchase 25,000 shares of our common stock under Thermadyne Holdings Corporation Non-Employee Directors Stock Option

Agreements in August 2003. These options vest ratably over three years and expire ten years after the grant. All options are non-qualified stock options granted at 100% of the fair market value on the grant date.

        Directors also are reimbursed for all reasonable travel and other expenses of attending meetings of the Board of Directors, committee meetings of the Board of Directors and such other meetings as requested by the chairman.

        Pursuant to an arrangement between Mr. Pattelli and his employer, Angelo, Gordon & Co., L.P., all stock and director fees to which Mr. Pattelli is otherwise entitled are paid and distributed to Angelo, Gordon & Co., L.P. and are subsequently remitted to the funds that hold shares of stock in us on a pro rata basis.

        Employment and Severance Agreements.    We have entered into employment agreements with Messrs. Tate, Mahoney, Maddox, Delaney, Boisvert and Klanjscek and Ms. Williams.

        The employment agreements are subject to termination with cause (as defined by the agreements), upon death or disability, without cause, and for constructive termination. No severance pay is due under any agreement terminated with cause. Severance pay equal to two years of base pay plus the average bonus for the last two years is due under any other termination event (except under Ms. Williams' agreement, under which severance pay is equal to eighteen months base pay).

        Karl Wyss resigned as our chairman of the board in October 2003 and as president and chief executive officer in December 2003. In connection with his resignation, we entered into a separation agreement with Mr. Wyss. Under the terms of the separation agreement, Mr. Wyss was granted options to purchase an aggregate of 125,000 shares of our common stock. Half of these options vested on the date of execution of the agreement and the remaining options will vest on May 31, 2004. These options will expire five years after the date of the grant.

        Paul Melnuk, the chairman of our Board of Directors, was named president and chief executive officer on January 28, 2004. In exchange for his services, we entered into an agreement to pay Mr. Melnuk $550,000 annually and we agreed to grant to him stock options to purchase an aggregate of 175,000 shares of our common stock. One half of these options would vest ratably over three years. The other half of these options would vest ratably over three years if we meet certain performance objectives. This is in addition to the stock options to purchase an aggregate of 25,000 shares of our common stock which were granted to him while he assisted us in the management of our company prior to being named chief executive officer. Mr. Melnuk would also be eligible for a bonus in an amount up to his annual salary if we meet or exceed a targeted return on invested capital based on our annual budget and if Mr. Melnuk meets certain mutually agreed upon performance objectives.

        Mr. Melnuk's employment may be terminated by us for cause or permanent disability. If Mr. Melnuk is terminated without cause, he will be entitled to receive pay equal to one year of base pay plus the average bonus for the last two years. If Mr. Melnuk's position is eliminated after a change of control, Mr. Melnuk is entitled to severance pay equal to two years of base pay plus the average bonus for the last two years.

        Management Incentive Plan.    The Management Incentive Plan for all management, including executives, provides for cash awards that are determined shortly after the end of the performance year being measured. In 2003, each manager was eligible for an annual bonus if certain pre-established goals in each manager's area of responsibility were attained. Beginning in 2004, receipt of a bonus will be based upon (i) reaching a corporate-wide return on invested capital goal based on targeted EBITDA (as defined in the plan) divided by invested capital (as defined in the plan) and (ii) to a lesser extent, the individual's performance as rated in two annual reviews. Each year, approximately 175 of the company's managers are eligible for the Management Incentive Plan.

OWNERSHIP OF CAPITAL STOCK

        The following table sets forth, as of April 1, 2004, certain information regarding the ownership of common stock (i) by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, (ii) by each director, (iii) by each named executive officer, and (iv) by all directors and named executive officers as a group. We believe that, unless otherwise noted, each person shown in the following table has sole voting and sole investment power with respect to the shares indicated.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Number of Shares	Percent of Class(1)
Angelo, Gordon & Co., L.P., 245 Park Avenue, New York, NY 10167(2)	4,881,040	36.7%
MacKay Shields LLC, 9 West 57th Street, New York, NY 10019(3)	2,251,241	16.9%
Greenlight Capital, L.L.C., Greenlight Capital, Inc. and David Einhorn, 420 Lexington Ave., Suite 1470, New York, NY 10170(4)	677,300	5.1%
Paul D. Melnuk	—	*
Karl R. Wyss(5)	125,000	*
James H. Tate	—	*
Andrew L. Berger	—	*
James B. Gamache	2,000	*
Marnie S. Gordon	—	*
John G. Johnson, Jr.	1,000	*
Bradley G. Pattelli	—	*
Michael E. Mahoney	—	*
James R. Delaney	—	*
Dennis Klanjscek	—	*
All directors and named executive officers as a group (10 persons)	128,000	*

*
Represents less than 1%.

(1)
Based on 13,300,000 shares of common stock outstanding and calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)
Information with respect to the outstanding shares beneficially held by Angelo, Gordon & Co., L.P. is based on a Schedule 13D filed with the SEC on June 5, 2003 by such firm.

(3)
Information with respect to the outstanding shares beneficially held by MacKay Shields LLC is based on a Schedule 13G/A filed with the SEC on February 13, 2004 by such firm.

(4)
Information with respect to the outstanding shares beneficially held by Greenlight Capital, L.L.C., Greenlight Capital, Inc. and David Einhorn is based on a Schedule 13G/A filed with the SEC on February 13, 2004. Shares included in the table with respect to these firms consist of 348,000 shares held by Greenlight Capital, L.L.C. and 329,300 shares held Greenlight Capital, Inc. As the principal of Greenlight Capital, L.L.C., and Greenlight Capital, Inc., Mr. Einhorn may direct the vote and disposition of the 677,300 shares of common stock beneficially owned by these entities.

(5)
Includes 125,000 shares underlying options beneficially owned by Mr. Wyss that are vested or that will vest within 60 days.

DESCRIPTION OF OTHER INDEBTEDNESS

General

        In connection with our plan of reorganization, we entered into a credit agreement with General Electric Capital Corporation (together with its affiliates, "GE Capital") for a $50.0 million revolving credit facility. On February 5, 2004, we finalized an amendment and restatement of our existing credit facility with GE Capital to modify certain financial covenants and other restrictions to provide us with additional financial flexibility, and to provide a $20 million term loan, which we refer to as the New Term Loan. The revolving credit facility, as amended, and the New Term Loan are described below.

Revolving Credit Facility

        Our revolving credit facility provides for total borrowings of $50.0 million, of which up to $20.0 million may be used for letters of credit. Actual borrowing availability is subject to a borrowing base calculation, which is equal to 1.5 times Adjusted EBITDA. The revolving credit facility defines Adjusted EBITDA as 100% of the EBITDA for us and our domestic subsidiaries plus 65% of the EBITDA of our current and future Canadian subsidiaries. EBITDA is defined in the revolving credit facility as net income less income tax credits, interest income, gains from extraordinary items, any aggregate net gain on the sale of tangible assets, and any other non-cash gains added in determining net income; plus, provision for income taxes, interest expense, depreciation, amortization of intangibles, amortization of deferred financing costs, any amount deducted from net income as a result of stock or stock option grants, the accrual net of any payments in cash related to net periodic post-retirement benefit costs, losses from extraordinary items, reorganization costs related to the Chapter 11 cases, and any non-recurring employee severance expenses and non-recurring cash expenses related to plant reorganizations, not to exceed $5 million in the aggregate, the non-cash portion of any expense or loss attributable to any interest rate agreement or arrangement permitted under the revolving credit facility prior to the termination or expiration of such agreement or arrangement, and $8.9 million of non-cash reserves recorded at December 31, 2003 related to the implementation of a revised reserve methodology for inventory and accounts receivable and implementation of an additional accrual for warranty obligations. Availability under the revolving credit facility may also be limited if we fail to meet certain levels of Adjusted EBITDA. Borrowings under the revolving credit facility accrue interest, at our option, at the prime lending rate plus 2.25%, in the case of index rate loans, or at LIBOR plus 3.25%, in the case of LIBOR loans. The revolving credit facility is secured by substantially all the assets of our domestic subsidiaries, including a pledge of the capital stock of substantially all our subsidiaries, subject to certain limitations with respect to foreign subsidiaries. The revolving credit facility contains representations, affirmative covenants and other customary provisions. The facility also contains negative covenants that limit our ability and the ability of our subsidiaries to, among other things:

  •
  incur additional indebtedness or issue guarantees;

  •
  grant liens;

  •
  make fundamental changes in our business, corporate structure or capital structure, including, among other things, entering into any merger, consolidation or amalgamation or liquidating, winding up or dissolving;

  •
  sell assets or subsidiaries;

  •
  make capital expenditures;

  •
  make investments, including the advancing of loans or extensions of credit, enter into joint ventures or make acquisitions of assets constitutions a business unit or the capital stock of another entity;

  •
  prepay, redeem or repurchase subordinated indebtedness, or amend documents relating to other existing indebtedness, including the notes offered hereby, or amend documents relating to other existing indebtedness or other material documents; and

  •
  enter into transactions with affiliates.

        In addition, the revolving credit facility contains financial covenants. For example, for the next two fiscal years, we are required to maintain, among other things:

  •
  minimum EBITDA, in thousands, for the trailing twelve months ended:
—	fiscal quarter ending March 31, 2004	$45,800
—	fiscal quarter ending June 30, 2004	46,900
—	fiscal quarter ending September 30, 2004	47,800
—	fiscal quarter ending December 31, 2004	48,700
—	fiscal quarter ending March 31, 2005	48,800
—	fiscal quarter ending June 30, 2005	48,800
—	fiscal quarter ending September 30, 2005	49,300
—	fiscal quarter ending December 31, 2005	51,100
  •
  minimum fixed charge coverage ratio (trailing twelve months basis):
—	fiscal quarter ending March 31, 2004	1.10
—	fiscal quarter ending June 30, 2004	1.05
—	fiscal quarter ending September 30, 2004	1.05	x
—	fiscal quarter ending December 31, 2004	1.10	x
—	fiscal quarter ending March 31, 2005 and each fiscal quarter thereafter	1.10	x
  •
  maximum leverage ratio (trailing twelve months basis):
—	fiscal quarter ending March 31, 2004	5.00	x
—	fiscal quarter ending June 30, 2004	5.00	x
—	fiscal quarter ending September 30, 2004	4.80	x
—	fiscal quarter ending December 31, 2004	4.75	x
—	fiscal quarter ending March 31, 2005	4.75	x
—	fiscal quarter ending June 30, 2005	4.50	x
—	fiscal quarter ending September 30, 2005	4.50	x
—	fiscal quarter ending December 31, 2005	4.25	x
  •
  as well as to limit annual capital expenditures.

        As of December 31, 2003, we had borrowed $12.9 million and there were letters of credit totaling $9.8 million outstanding under the revolving credit facility. The revolving credit facility terminates on May 23, 2006.

The New Term Loan

        The New Term Loan is secured by substantially all of our domestic assets, subject to certain limitations with respect to our foreign subsidiaries. The New Term Loan contains the same financial covenants as in our revolving credit facility and will accrue interest, at our option, at the prime lending rate plus 2.25%, in the case of index rate loans, or at LIBOR plus 3.25%, in the case of LIBOR loans. The New Term Loan matures on December 31, 2008 and requires quarterly amortization payments totaling $4.0 million in 2005, $5.0 million in 2006, $5.0 million in 2007 and $6.0 million in 2008.

Capital Leases

        At December 31, 2003, we had capital lease obligations totaling approximately $20.4 million. Approximately $17.0 million of this amount related to the land and buildings for our North American facilities in Denton, Texas, Wichita, Kansas, West Lebanon, New Hampshire and Oakville, Ontario, Canada. The remaining capital lease obligations relate primarily to equipment used in our manufacturing operations. The capital leases have varying rates of interest and termination dates.

Other Long-Term Obligations

        At December 31, 2003, we had approximately $5.1 million of foreign credit lines. These lines are used by our foreign business units primarily for working capital purposes as well as to fund local capital expenditures.

DESCRIPTION OF THE EXCHANGE NOTES

        The outstanding notes were and the Exchange Notes will be issued under an Indenture (the "Indenture") among Thermadyne Holdings Corporation, the Subsidiary Guarantors and U.S. Bank National Association, as Trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Any outstanding notes that remain outstanding after completion of the exchange offer, together with the Exchange Notes issued in the exchange offer, will be treated as a single class of securities under the Indenture.

        Certain terms used in this description are defined under the subheading "—Certain Definitions". In this description, the word "Company" refers only to Thermadyne Holdings Corporation and not to any of its Subsidiaries.

        The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes. You may request copies of these agreements at our address set forth under the heading "Where You Can Find Additional Information." Unless otherwise required by the context, references in this "Description of the Exchange Notes" includes the notes issued to the initial purchasers in a private transaction that are not registered under the Securities Act and the Exchange Notes, which have been registered under the Securities Act.

Brief Description of the Exchange Notes

        These Exchange Notes:

  •
  are unsecured senior subordinated obligations of the Company;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

  •
  are senior in right of payment to any future Subordinated Obligations of the Company;

  •
  are guaranteed on an unsecured senior subordinated basis by each Subsidiary Guarantor; and

  •
  are effectively subordinated in right of payment to all liabilities of our Subsidiaries that do not Guarantee the notes.

Principal, Maturity and Interest

        The Company will issue the Exchange Notes initially with a maximum aggregate principal amount of $175 million. The Company will issue the Exchange Notes in denominations of $1,000 and any integral multiple of $1,000. The Exchange Notes will mature on February 1, 2014. Subject to our compliance with the covenant described under the subheading "—Certain Covenants—Limitation on Indebtedness", we are entitled to, without the consent of the Holders, issue more notes under the Indenture on the same terms and conditions and with the same CUSIP numbers as the Exchange Notes being offered hereby in an unlimited principal amount (the "Additional Notes"), provided that the Additional Notes are fungible with the notes for U.S. federal income tax purposes. The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Exchange Notes", references to the notes include any Additional Notes actually issued.

        Interest on these Exchange Notes will accrue at the rate of 9 1/4% per annum and will be payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2004. We will make each interest payment to the Holders of record of these Exchange Notes on the immediately preceding January 15 and July 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

        Interest on these Exchange Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Additional interest may accrue on the Exchange Notes in certain circumstances pursuant to the Registration Rights Agreement.

Optional Redemption

        Except as set forth below, we will not be entitled to redeem the Exchange Notes at our option prior to February 1, 2009.

        On and after February 1, 2009, we will be entitled at our option to redeem all or a portion of these Exchange Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

Period	Redemption Price
2009	104.625%
2010	103.083
2011	101.542
2012 and thereafter	100.000

        Prior to February 1, 2007, we may at our option on one or more occasions redeem Exchange Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Exchange Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 109.250%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

    (1)
    at least 65% of such aggregate principal amount of Exchange Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Exchange Notes held, directly or indirectly, by the Company or its Affiliates); and

    (2)
    each such redemption occurs within 90 days after the date of the related Equity Offering.

        Prior to February 1, 2009, we may at our option redeem all or a portion of the Exchange Notes at a redemption price equal to 100% of the principal amount of the Exchange Notes redeemed at the redemption date plus the Applicable Premium as of the redemption date. Notice of such redemption must be mailed by first-class to each Holder of Exchange Notes to be redeemed at it registered address, not less than 30 nor more than 60 days prior to the redemption date.

Selection and Notice of Redemption

        If we are redeeming less than all the Exchange Notes at any time, the Trustee will select Exchange Notes on a pro rata basis, to the extent practicable, and if not practicable, then by such other method the Trustee shall deem to be fair and appropriate.

        We will redeem Exchange Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at its registered address.

        If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to that Exchange Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Exchange Note in a principal amount equal to the unredeemed portion of the original Exchange Note in the name of the Holder upon cancellation of the original Exchange Note. Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Exchange Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the Exchange Notes. However, under certain circumstances, we may be required to offer to purchase Exchange Notes as described under the captions "—Change of Control" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock". We may at any time and from time to time purchase Exchange Notes in the open market or otherwise.

Guaranties

        The Subsidiary Guarantors will jointly and severally guarantee, on an unsecured senior subordinated basis, our obligations under these Exchange Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

        Initially, the Subsidiary Guarantors will be all of the Company's domestic Subsidiaries, which Subsidiary Guarantors are also liable as borrowers or guarantors for all obligations under the Credit Agreement. The Company's Foreign Subsidiaries will not guarantee the Company's obligations under the Credit Agreement or the Exchange Notes.

        Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

        If a Subsidiary Guaranty were rendered void or voidable as a fraudulent conveyance, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors—Your right to receive payments on the Exchange Notes is junior to our existing senior indebtedness and the existing senior indebtedness of our guarantors and possibly all of our and their future borrowings. Further, claims of creditors of our non-guarantor Subsidiaries will generally have priority with respect to the assets and earnings of those subsidiaries over your claims."

        The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

    (1)
    upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor other than to the Company or a Restricted Subsidiary and as permitted by the Indenture;

    (2)
    upon the sale or other disposition of all or substantially all of the assets of such Subsidiary other than to the Company or a Restricted Subsidiary of the Company and as permitted by the Indenture;

    (3)
    upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

    (4)
    at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under "—Certain Covenants—Future Guarantors"; or

    (5)
    if we exercise our legal defeasance option or our covenant defeasance option as described under "—Defeasance" or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Ranking

Senior Indebtedness versus Exchange Notes

        The payment of the principal of, premium, if any, and interest on the Exchange Notes and the payment of any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Credit Agreement.

        As of December 31, 2003, after giving pro forma effect to the Refinancing:

    (1)
    the Company's Senior Indebtedness would have been approximately $48.4 million including $43.3 million of secured indebtedness; and

    (2)
    the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $36.4 million.

        Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "—Certain Covenants—Limitation on Indebtedness".

Liabilities of Subsidiaries versus Exchange Notes

        A substantial portion of our operations are conducted through our Subsidiaries. Some of our Subsidiaries are not Guaranteeing the Exchange Notes, and, as described above under "—Guarantees", Subsidiary Guaranties may be released under certain circumstances. In addition, our future Subsidiaries may not be required to Guarantee the Exchange Notes. Claims of creditors of any non-guarantor Subsidiaries, including trade creditors and holders of indebtedness of such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including Holders of the Exchange Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Exchange Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

        At December 31, 2003, after giving pro forma effect to the Refinancing, the total liabilities of our Subsidiaries (other than the Subsidiary Guarantors) would have been approximately $56.7 million, including trade payables and they would have held approximately 33.6% of our consolidated assets. For the twelve months ended December 31, 2003, the non-guarantor Subsidiaries generated approximately 42.5% of our consolidated revenues. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Certain Covenants—Limitation on Indebtedness".

Other Senior Subordinated Indebtedness versus Exchange Notes

        Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the Exchange Notes and the relevant Subsidiary Guaranty in accordance with the provisions of the Indenture. The Exchange Notes and each Subsidiary Guaranty will in all respects rank pari passu with all Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively.

        We and the Subsidiary Guarantors have agreed in the Indenture that we and they will not Incur any Indebtedness that is subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Subordination

        We are not permitted to pay principal of, premium, if any, or interest on the Exchange Notes (except in Permitted Junior Securities of the Company and from the trusts described under the captions "—Satisfaction and Discharge" and "—Defeasance") or make any deposit pursuant to the provisions described under "—Defeasance" below and may not purchase, redeem or otherwise retire any Exchange Notes (collectively, "pay the Exchange Notes") if either of the following occurs (a "Payment Default"):

    (1)
    any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or

    (2)
    any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the Exchange Notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the Exchange Notes

(except in Permitted Junior Securities of the Company and from the trusts described under the captions "—Satisfaction and Discharge" and "—Defeasance") for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

    (1)
    by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

    (2)
    because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

    (3)
    because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the Exchange Notes after the end of such Payment Blockage Period. The Exchange Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

    (1)
    the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders of the Exchange Notes are entitled to receive any payment (except that Holders of the Exchange Notes may receive and retain Permitted Junior Securities of the Company and other payments made from the trusts described under the captions "—Satisfaction and Discharge" and "—Defeasance");

    (2)
    until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which Holders of the Exchange Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear (except that Holders of the Exchange Notes may receive and retain Permitted Junior Securities of the Company and other payments made from the trusts described under the captions "—Satisfaction and Discharge" and "—Defeasance"); and

    (3)
    if a distribution is made to Holders of the Exchange Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Exchange Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

        The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Company to pay interest or principal with respect to the Exchange Notes when due by their terms. If payment of the Exchange Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration.

        A Subsidiary Guarantor's obligations under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of Holders of the Exchange Notes to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company's obligations under the Exchange Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Holders of the Exchange Notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the Holders of the Exchange Notes.

Book-Entry, Delivery and Form

        We will issue the Exchange Notes in the form of one or more global notes (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and initially registered in the name of DTC or its nominee.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes."

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it:

    (1)
    upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

    (2)
    ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have Exchange Notes registered in their names, will not receive physical delivery of Exchange Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the Exchange Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, nor the Trustee, nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

    (1)
    any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes; or

    (2)
    any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Transfer Restrictions", transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Company that it will take any action permitted to be taken by a Holder of Exchange Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC reserves the right to exchange the Global Notes for legended Exchange Notes in certificated form, and to distribute such Exchange Notes to its participants.

        Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

    (1)
    DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

    (2)
    the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

    (3)
    there has occurred and is continuing a Default with respect to the Exchange Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        The Company will make payments in respect of the Exchange Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Exchange Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

    (1)
    any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purpose of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted

      Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own such Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (1)) directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity);

    (2)
    individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

    (3)
    the adoption of a plan relating to the liquidation or dissolution of the Company; or

    (4)
    the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (A) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (B) a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Exchange Notes and a Subsidiary of the transferor of such assets.

        Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

    (1)
    that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

    (2)
    the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

    (3)
    the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

    (4)
    the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Exchange Notes purchased.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

        The Change of Control purchase feature of the Exchange Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenant described under "—Certain Covenants—Limitation on Indebtedness". Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Exchange Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Exchange Notes protection in the event of a highly leveraged transaction.

        In the event that at the time of such Change of Control the terms of any Senior Indebtedness of the Company (including the Credit Agreement) restrict or prohibit the purchase of Exchange Notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we will undertake to (1) repay in full all such Senior Indebtedness or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Exchange Notes. If we do not repay such Senior Indebtedness or obtain such consents, we will remain prohibited from purchasing Exchange Notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time, would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Exchange Notes.

        The Credit Agreement limits our ability to purchase Exchange Notes, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of the Exchange Notes of their right to require us to repurchase their Exchange Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of Exchange Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Exchange Notes may require the Company to make an offer to repurchase the Exchange Notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the Exchange Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Exchange Notes.

Certain Covenants

        The Indenture contains covenants including, among others, the following:

  Limitation on Indebtedness

          (a)   The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.25 to 1.

          (b)   Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

      (1)
      Indebtedness Incurred by the Company and the Subsidiary Guarantors pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $100 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" and (B) the sum of (i) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries and (ii) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries;

      (2)
      Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Exchange Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guaranty;

      (3)
      the outstanding notes and the Exchange Notes (other than any Additional Notes);

      (4)
      Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (13) of this covenant);

      (5)
      Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

      (6)
      Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

      (7)
      Hedging Obligations of the Company or any Restricted Subsidiary Incurred (A) for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) for the purpose of fixing or hedging currency exchange rate risk or commodity price risk Incurred in the ordinary course of business, and in each case, not for speculative purposes;

      (8)
      Obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

      (9)
      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

      (10)
      Capital Lease Obligations, Capital Expenditure Indebtedness or purchase money obligations which, when taken together with all other Capital Lease Obligations, Capital Expenditure Indebtedness or purchase money obligations Incurred pursuant to this clause (10) outstanding on the date of such Incurrence (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)), do not exceed $10 million;

      (11)
      Indebtedness incurred by any Foreign Subsidiary in an amount that, when added together with the amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed $10 million;

      (12)
      Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3) or (4) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4);

      (13)
      Indebtedness outstanding on the Issue Date to be repaid in full and discharged with the proceeds of the Securities and other Indebtedness as described in this Prospectus; and

      (14)
      Indebtedness of the Company or a Subsidiary Guarantor in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $15 million.

          (c)   Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Exchange Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

          (d)   For purposes of determining compliance with this covenant:

      (1)
      the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded;

      (2)
      any Indebtedness remaining outstanding under the Credit Agreement after the application of the net proceeds from the sale of the Exchange Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

      (3)
      in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above or is entitled to be Incurred pursuant to paragraph (a) above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and such item of Indebtedness (or portion thereof) will be treated as having been Incurred pursuant to only one of the clauses of paragraph (b) above or pursuant to paragraph (a) above (provided, however, that any Indebtedness originally classified as Incurred pursuant to clause (b)(10) or (b)(14) above may later be reclassified as having been Incurred pursuant to paragraph (a) above to the extent that such reclassified Indebtedness could be Incurred pursuant to paragraph (a) above at the time of such reclassification); and

      (4)
      the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

          (e)   Notwithstanding paragraphs (a) and (b) above, neither the Company nor any Subsidiary Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of the Company or of such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or of such Subsidiary Guarantor, as applicable, or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provisions to secure the Exchange Notes or the relevant Subsidiary Guaranty, as applicable, equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

  Limitation on Restricted Payments

          (a)   The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

      (1)
      a Default shall have occurred and be continuing (or would result therefrom);

      (2)
      the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

      (3)
      the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

      (A)
      50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

      (B)
      100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of, or 100% of any cash capital contributions received by the Company with respect to, Capital Stock of the Company (other than Disqualified Stock) after the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

      (C)
      the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

      (D)
      an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

          (b)   The preceding provisions will not prohibit:

      (1)
      any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

      (2)
      any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

      (3)
      dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend (except to the extent made in reliance on clauses (1), (2), (4), (5), (6), (7), (9) or (10) of this paragraph (b)) shall be included in the calculation of the amount of Restricted Payments;

      (4)
      so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed $1 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

      (5)
      payments of dividends on Disqualified Stock issued by the Company or Preferred Stock issued by any Restricted Subsidiary of the Company, in each case in accordance with the covenant described under "—Limitation on Indebtedness"; provided, however, that at the time of payment of such dividend, no Default under the Indenture (in the case of Disqualified Stock of the Company or any Preferred Stock of a Subsidiary Guarantor) and no payment Default under the Indenture (in the case of Preferred Stock of non-Subsidiary Guarantors) shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

      (6)
      repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

      (7)
      cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

      (8)
      in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or of any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Exchange Notes as a result of such Change of Control and has purchased all Exchange Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such purchase and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

      (9)
      payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under "—Limitation on Indebtedness"; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

      (10)
      Restricted Payments in an aggregate amount which, when taken together with all Restricted Payments made pursuant to this clause (10) that have not been repaid, do not exceed $5 million; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of Restricted Payments.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

    (1)
    with respect to clauses (a), (b) and (c),

    (A)
    any encumbrance or restriction pursuant to an agreement, obligation or instrument in effect at or entered into on the Issue Date;

      (B)
      any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

      (C)
      any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

      (D)
      any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

      (E)
      with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness, or any agreement pursuant to which such Indebtedness was Incurred, if: (1) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (2) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Exchange Notes than is customary in comparable financings, as determined in good faith by the Board of Directors, and (3) such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Exchange Notes, as any encumbrance or restriction with respect to any agreement, obligation or instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent created in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; and

      (F)
      any encumbrance or restriction with respect to any amendments, modifications, restatements or supplements of the agreements, obligations, or instruments referred to in clause (F) above, provided that such amendments, modifications, restatements or supplements, are, in the good faith judgment of the Board of Directors, not materially more restrictive with respect to such encumbrances or restrictions than those contained in the agreements, instruments or obligations prior to such amendment, modification, restatement or supplement; and

    (2)
    with respect to clause (c) only,

    (A)
    any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

      (B)
      any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

      (C)
      any encumbrance or restriction with respect to restrictions on cash or other deposits or net worth imposed by customers under contracts entered into the ordinary course of business; and

      (D)
      any encumbrance or restriction with respect to customary provisions in joint venture agreements entered into the ordinary course of business to the extent such encumbrance or restriction is applicable only to the property subject to such joint venture.

  Limitation on Sales of Assets and Subsidiary Stock

          (a)   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

      (1)
      the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

      (2)
      at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

      (3)
      an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

      (A)
      to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or of a Subsidiary Guarantor or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

      (B)
      to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; or

      (C)
      to the extent of the balance of such Net Available Cash after application in accordance with (or upon election not to utilize) clauses (A) and (B), to make an offer to the Holders of the Exchange Notes (and to holders of other Senior Subordinated Indebtedness of the Company or of a Subsidiary Guarantor designated by the Company) to purchase Exchange Notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

        For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

    (1)
    the assumption of Indebtedness of the Company (other than Obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than Obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

    (2)
    securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

          (b)   In the event of an Asset Disposition that requires the purchase of Exchange Notes (and other Senior Subordinated Indebtedness of the Company or of a Subsidiary Guarantor) pursuant to clause (a)(3)(C) above, the Company will purchase Exchange Notes tendered pursuant to an offer by the Company for the Exchange Notes (and such other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company or of a Subsidiary Guarantor was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company or of a Subsidiary Guarantor, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities and other Indebtedness tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities and other Indebtedness to be purchased on a pro rata basis but in round denominations, which in the case of the Exchange Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Exchange Notes (and other Senior Subordinated Indebtedness of the Company or of a Subsidiary Guarantor) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

          (c)   The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

  Limitation on Affiliate Transactions

          (a)   The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property,

  employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

      (1)
      the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

      (2)
      if such Affiliate Transaction involves an amount in excess of $5 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

      (3)
      if such Affiliate Transaction involves an amount in excess of $10 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

          (b)   The provisions of the preceding paragraph (a) will not prohibit:

      (1)
      any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments";

      (2)
      any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

      (3)
      loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1 million in the aggregate outstanding at any one time;

      (4)
      with respect to the requirements of clause (a)(3) above only, the issuance of Indebtedness to two or more lenders or purchasers, including an Affiliate of the Company; provided, however, (x) the terms of such Indebtedness are negotiated primarily by a lender or purchaser other than an Affiliate and (y) the terms of such Indebtedness applicable to the lender or purchaser that is an Affiliate are substantially identical to those applicable to the other lenders or purchasers;

      (5)
      the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

      (6)
      any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

      (7)
      the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

      (8)
      the performance of any agreement, obligation, or instrument in effect at or entered into on the Issue Date (and which is described in the Prospectus) and any amendments, modifications, restatements, increases, supplements or refinancings thereto, provided that such amendments, modifications, restatements, renewals, increases, supplements, refunding, replacements or refinancings, are, in the good faith judgment of the Board of Directors, not disadvantageous to the Holders of the Exchange Notes in any material respect; and

      (9)
      any transaction in arm's length dealings with a non-Affiliate that becomes an Affiliate as a result of such transaction.

  Limitation on Line of Business

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business except to such extent as is not material to the Company and its Restricted Subsidiaries taken as a whole.

  Limitation on the Sale or Issuance of Common Stock of Certain Wholly Owned Subsidiaries

        The Company

    (1)
    will not, and will not permit any Existing Wholly Owned Subsidiary to, sell, transfer or otherwise dispose of any Common Stock of any Existing Wholly Owned Subsidiary to any Person (other than to the Company or a Wholly Owned Subsidiary), and

    (2)
    will not permit any Existing Wholly Owned Subsidiary to issue any of its Common Stock (other than, if necessary, shares of its Common Stock constituting directors' or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless

      (A)
      immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Common Stock of such Existing Wholly Owned Subsidiary; or

      (B)
      immediately after giving effect to such issuance, sale or other disposition, such Existing Wholly Owned Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under "—Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

        For purposes of this covenant, the creation of a Lien on any Common Stock of an Existing Wholly Owned Subsidiary to secure Indebtedness of the Company or any of its Restricted Subsidiaries will not be deemed to be a violation of this covenant; provided, however, that any sale or other disposition by the secured party of such Common Stock following foreclosure of its Lien will be subject to this covenant.

  Merger and Consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

    (1)
    the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the

      Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Exchange Notes and the Indenture;

    (2)
    immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3)
    immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; and

    (4)
    the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Exchange Notes.

        The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

    (1)
    except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

    (2)
    immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

    (3)
    the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

  Future Guarantors

        The Company will cause each domestic Restricted Subsidiary that Incurs any Indebtedness to, and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Exchange Notes on the same terms and conditions as those set forth in the Indenture.

  SEC Reports

        Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence) and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

        At any time that any of the Company's Subsidiaries are Unrestricted Subsidiaries, then the Company will include in the quarterly and annual financial information required by the preceding paragraph a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations", of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Defaults

        Each of the following is an Event of Default:

    (1)
    a default in the payment of interest on the Exchange Notes when due, continued for 30 days;

    (2)
    a default in the payment of principal of any Exchange Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

    (3)
    the failure by the Company to comply with its obligations under "—Certain Covenants—Merger and Consolidation" above;

    (4)
    the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Exchange Notes) or under "—Certain Covenants" under "—Limitation on Indebtedness", "—Limitation on Restricted Payments", "—Limitation on Restrictions on

      Distributions from Restricted Subsidiaries", "—Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Exchange Notes), "—Limitation on Affiliate Transactions", "—Limitation on Line of Business", "—Limitation on the Sale or Issuance of Common Stock of Certain Wholly Owned Subsidiaries", "—Future Guarantors", or "—SEC Reports";

    (5)
    the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

    (6)
    Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million (the "cross acceleration provision");

    (7)
    certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the "bankruptcy provisions");

    (8)
    any judgment or decree for the payment of money in excess of $10 million (to the extent not covered by insurance or indemnification claims) is entered against the Company, any Subsidiary Guarantor or any Significant Subsidiary and remains outstanding for a period of 60 consecutive days after such judgment becomes final and non-appealable (the "judgment default provision"); or

    (9)
    a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty and the Indenture) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Exchange Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

        If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Exchange Notes may declare the principal of and accrued but unpaid interest on all the Exchange Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Exchange Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Exchange Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Exchange Notes may rescind any such acceleration with respect to the Exchange Notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Exchange Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of an Exchange Note may pursue any remedy with respect to the Indenture or the Exchange Notes unless:

    (1)
    such Holder has previously given the Trustee notice that an Event of Default is continuing;

    (2)
    Holders of at least 25% in principal amount of the outstanding Exchange Notes have requested the Trustee to pursue the remedy;

    (3)
    such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

    (4)
    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

    (5)
    Holders of a majority in principal amount of the outstanding Exchange Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Exchange Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of an Exchange Note or that would involve the Trustee in personal liability.

        If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Exchange Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Exchange Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the Holders of the Exchange Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Exchange Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Exchange Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Exchange Notes then outstanding. However, without the consent of each Holder of an outstanding Exchange Note affected thereby, an amendment or waiver may not, among other things:

    (1)
    reduce the amount of Exchange Notes whose Holders must consent to an amendment;

    (2)
    reduce the rate of or extend the time for payment of interest on any Exchange Note;

    (3)
    reduce the principal of or change the Stated Maturity of any Exchange Note;

    (4)
    reduce the amount payable upon the redemption of any Exchange Note or change the time at which any Exchange Note may be redeemed as described under "—Optional Redemption" above;

    (5)
    make any Exchange Note payable in money other than that stated in the Exchange Note;

    (6)
    impair the right of any Holder of the Exchange Notes to receive payment of principal of and interest on such holder's Exchange Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Exchange Notes;

    (7)
    make any change in, the amendment provisions which require each holder's consent or in the waiver provisions;

    (8)
    make any change in the ranking or priority of any Exchange Note that would adversely affect the Noteholders; or

    (9)
    make any change in, or release other than in accordance with the Indenture, any Subsidiary Guaranty that would adversely affect the Noteholders.

        Notwithstanding the preceding, without the consent of any Holder of the Exchange Notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

    (1)
    to cure any ambiguity, omission, defect or inconsistency;

    (2)
    to provide for the assumption by a successor corporation of the obligations of the Company, or any Subsidiary Guarantor under the Indenture;

    (3)
    to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes (provided that the uncertificated Exchange Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Exchange Notes are described in Section 163(f)(2)(B) of the Code);

    (4)
    to make any change to the provisions of the Indenture relating to subordination that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or of a Subsidiary Guarantor (or Representatives therefor);

    (5)
    to add Guarantees with respect to the Exchange Notes, including any Subsidiary Guaranties, or to secure the Exchange Notes;

    (6)
    to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders of the Exchange Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

    (7)
    to make any change that does not adversely affect the rights of any Holder of the Exchange Notes;

    (8)
    to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

    (9)
    to make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Exchange Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Exchange Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially affect the rights of Holders to transfer Exchange Notes.

        However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

        The consent of the Holders of the Exchange Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, we are required to mail to Holders of the Exchange Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Exchange Notes, or any defect therein, will not impair or affect the validity of the amendment.

        Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Exchange Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

        The Exchange Notes will be issued in registered form and will be transferable only upon the surrender of the Exchange Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

        When (1) all outstanding Exchange Notes have been delivered to the Trustee for cancellation or (2) all outstanding Exchange Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds in trust sufficient to pay at maturity or upon redemption all outstanding Exchange Notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

        At any time, we may terminate all our obligations under the Exchange Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Exchange Notes, to replace mutilated, destroyed, lost or stolen Exchange Notes and to maintain a registrar and paying agent in respect of the Exchange Notes.

        In addition, at any time we may terminate our obligations under "—Change of Control" and under the covenants described under "—Certain Covenants" (other than the covenant described under "—Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained in clause (3) of the first paragraph under "—Certain Covenants—Merger and Consolidation" above ("covenant defeasance").

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors), (8), (9) or (10) under "—Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "—Certain Covenants—Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to the its Subsidiary Guaranty.

        In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Exchange Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Exchange Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. Federal income tax law).

Concerning the Trustee

        U.S. Bank National Association is to be the Trustee under the Indenture. We have appointed U.S. Bank National Association as Registrar and Paying Agent with regard to the Exchange Notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Exchange Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, present, or future director, officer, employee, incorporator, stockholder or Affiliate of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Exchange Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The Indenture and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Additional Assets" means:

    (1)
    any property, plant or equipment used in a Related Business;

    (2)
    the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

    (3)
    Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after February 1, 2009, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments", "—Certain Covenants—Limitation on Affiliate Transactions" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Applicable Premium" means, with respect to an Exchange Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Exchange Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Exchange Note on February 1, 2009 (such redemption price being described in the second paragraph of the "—Optional Redemption" section, exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Exchange Note through February 1, 2009, computed using a discount rate equal to the Adjusted Treasury Rate, over (b) the principal amount of such Exchange Note on such redemption date.

        "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

    (1)
    any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

    (2)
    all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

    (3)
    any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

    (other than, in the case of clauses (1), (2) and (3) above,

      (A)
      a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

      (B)
      for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "—Certain Covenants—Merger and Consolidation";

      (C)
      a disposition of obsolete or damaged equipment or property;

      (D)
      a disposition of assets with a fair market value of less than $1 million;

      (E)
      a disposition of cash or Temporary Cash Investments;

      (F)
      the creation of a Lien (but not the sale or other disposition of the property subject to such Lien); and

      (G)
      a disposition of assets with a fair market value not to exceed $2 million pursuant to a single transaction consummated on or prior to the nine-month anniversary of the Issue Date).

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Exchange Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation".

        "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

    (1)
    the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

    (2)
    the sum of all such payments.

        "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.

        "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Expenditure Indebtedness" means Indebtedness Incurred by any Person to finance the purchase, lease, construction or improvement of property or equipment so long as such Indebtedness is Incurred at the time of, or within 180 days of, such purchase, lease, construction or improvement.

        "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Stock" of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents or interests in (however designated) equity of such Person, excluding any Preferred Stock and any debt securities convertible into such equity.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Exchange Notes from the redemption date to February 1, 2009 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to February 1, 2009.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

    (1)
    if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

    (2)
    if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

    (3)
    if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset

      Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

    (4)
    if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

    (5)
    if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

        If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

    (1)
    interest expense attributable to Capital Lease Obligations;

    (2)
    amortization of debt discount and debt issuance cost;

    (3)
    capitalized interest;

    (4)
    non-cash interest expense;

    (5)
    commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    (6)
    net payments pursuant to Hedging Obligations;

    (7)
    dividends accrued in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

    (8)
    interest incurred in connection with Investments in discontinued operations;

    (9)
    interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

    (10)
    the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

        "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

    (1)
    any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

    (A)
    subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

    (B)
    the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

    (2)
    any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

    (3)
    any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

    (A)
    subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

    (B)
    the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4)
    any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

    (5)
    extraordinary gains or losses;

    (6)
    the cumulative effect of a change in accounting principles; and

    (7)
    reorganization items and the gain from reorganization and adoption of fresh-start accounting relating to the plan of reorganization approved by the U.S. Bankruptcy Court on April 3, 2003;

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

        "Credit Agreement" means the Amended and restated credit agreement, as amended, dated on or about the Issue Date, by and among, the Company, certain of its Subsidiaries, the lenders referred to therein, General Electric Capital Corporation, as Agent and Lender, and GECC Capital Market Groups, Inc., as Lead Arranger, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Senior Indebtedness", with respect to a Person means:

    (1)
    the Bank Indebtedness; and

    (2)
    any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

    (1)
    matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

    (2)
    is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

    (3)
    is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the 91st day after the Stated Maturity of the Exchange Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the 91st day after the Stated Maturity of the Exchange Notes shall not constitute Disqualified Stock if:

    (1)
    the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Exchange Notes and described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain Covenants—Change of Control"; and

    (2)
    any such requirement only becomes operative after compliance with such terms applicable to the Exchange Notes, including the purchase of any Exchange Notes tendered pursuant thereto.

        The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

        "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

    (1)
    all income tax expense of the Company and its consolidated Restricted Subsidiaries;

    (2)
    Consolidated Interest Expense;

    (3)
    depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

    (4)
    all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

    (5)
    any non-recurring employee severance expenses and non-recurring cash expenses related to plant reorganizations, in each case to the extent incurred by the Company in 2003 or 2004, up to a cumulative aggregate amount not to exceed $5 million;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

        "Equity Offering" means a sale of Capital Stock of the Company (other than Disqualified Stock) including in connection with the exercise of options or warrants to acquire such Capital Stock.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Exchange Notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the outstanding notes, in compliance with the terms of the Registration Rights Agreement.

        "Existing Wholly Owned Subsidiary" means any Restricted Subsidiary of the Company that is a Wholly Owned Subsidiary on the Issue Date.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

    (1)
    the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

    (2)
    statements and pronouncements of the Financial Accounting Standards Board;

    (3)
    such other statements by such other entity as approved by a significant segment of the accounting profession; and

    (4)
    the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

    (1)
    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

    (2)
    entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the Exchange Notes on the terms provided for in the Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates; (2) any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency values; and (3) any commodity futures or option contract or other similar commodity hedging contract designed to protect such person against fluctuations in commodity prices.

        "Holder" or "Noteholder" means the Person in whose name an Exchange Note is registered on the Registrar's books.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "—Certain Covenants—Limitation on Indebtedness":

    (1)
    amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

    (2)
    the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

    (3)
    the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

    (1)
    the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

    (2)
    all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

    (3)
    all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    (4)
    all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

    (5)
    the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person and the amount of the liquidation preference of any Preferred Stock of any Restricted Subsidiary of such Person, the principal amount of such Stock to be determined in accordance with the Indenture;

    (6)
    all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

    (7)
    all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

    (8)
    to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender or payroll, travel and similar advances to employees in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments", Investments shall include:

    (1)
    the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

    (2)
    any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

        "Issue Date" means February 5, 2004.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

    (1)
    all legal, accounting and investment banking fees, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

    (2)
    all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

    (3)
    all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

    (4)
    the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

    (5)
    any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

        "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Obligations" means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

        "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Permitted Holders" means Angelo, Gordon & Co., L.P., and its Affiliates.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

    (1)
    the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

    (2)
    another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

    (3)
    cash and Temporary Cash Investments;

    (4)
    receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

    (5)
    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6)
    loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

    (7)
    stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

    (8)
    any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" or (B) a disposition of assets not constituting an Asset Disposition;

    (9)
    any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

    (10)
    any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

    (11)
    any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness";

    (12)
    any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date); and

    (13)
    Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (13) outstanding on the date such Investment is made, do not exceed $10 million.

        "Permitted Junior Securities" means Capital Stock of the Company or of a Subsidiary Guarantor, as the case may be, or Indebtedness that is subordinated to all Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, and any Indebtedness issued in exchange for such Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Exchange Notes and the Subsidiary Guarantees are subordinated to Senior Indebtedness under the Indenture.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "Principal" of an Exchange Note means the principal of the Exchange Note plus the premium, if any, payable on the Exchange Note which is due or overdue or is to become due at the relevant time.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

        "Reference Treasury Dealer" means Credit Suisse First Boston LLC and its successors and assigns, Lehman Brothers, Inc. and its successors and assigns and one other nationally recognized investment banking firm selected by the Company that is a primary U.S. Government securities dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., Eastern time, on the third Business Day immediately preceding such redemption date.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

    (1)
    such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

    (2)
    such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

    (3)
    such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

    (4)
    if the Indebtedness being Refinanced is subordinated in right of payment to the Exchange Notes, such Refinancing Indebtedness is subordinated in right of payment to the Exchange Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of the Company or a Subsidiary Guarantor or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

        "Registration Rights Agreement" means the Registration Rights Agreement dated February 5, 2004, among the Company, the Subsidiary Guarantors and the Initial Purchasers.

        "Related Business" means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

        "Representative" means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

        "Restricted Payment" with respect to any Person means:

    (1)
    the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

    (2)
    the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

    (3)
    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition); or

    (4)
    the making of any Investment (other than a Permitted Investment) in any Person.

        "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Senior Indebtedness" means with respect to any Person:

    (1)
    Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

    (2)
    all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate or pari passu in right of payment to the Exchange Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

    (1)
    any obligation of such Person to the Company or any Subsidiary;

    (2)
    any liability for Federal, state, local or other taxes owed or owing by such Person;

    (3)
    any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

    (4)
    any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

    (5)
    that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

        "Senior Subordinated Indebtedness" means, with respect to a Person, the Exchange Notes (in the case of the Company), the Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Exchange Notes or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Standard & Poor's" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Exchange Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

    (1)
    such Person;

    (2)
    such Person and one or more Subsidiaries of such Person; or

    (3)
    one or more Subsidiaries of such Person.

        "Subsidiary Guarantor" means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Exchange Notes pursuant to the terms of the Indenture.

        "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Exchange Notes.

        "Temporary Cash Investments" means any of the following:

    (1)
    any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

    (2)
    investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

    (3)
    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

    (4)
    investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to Standard & Poor's;

    (5)
    investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's or "A" by Moody's; and

    (6)
    investments in money market or mutual funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Trustee" means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

        "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbbb) as in effect on the Issue Date.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means:

    (1)
    any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

    (2)
    any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments".

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

        "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

        The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed with the registration statement of which this Prospectus forms a part.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the exchange of the old notes for the new notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. This discussion does not address the tax considerations arising under the laws of any foreign, state, local, or other jurisdiction.

        We believe that the exchange of the old notes for the Exchange Notes should not be an exchange or otherwise a taxable event to a holder for the U.S. federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the Exchange Notes as it had in the old notes immediately before the exchange.

        The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

PLAN OF DISTRIBUTION

        Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer Exchange Notes issued under the exchange offer in exchange for the old notes if:

  •
  you acquire the Exchange Notes in the ordinary course of your business; and

  •
  you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes.

        You may not participate in the exchange offer if you are:

  •
  our "affiliate" within the meaning of Rule 405 under the Securities Act; or

  •
  a broker-dealer that acquired old notes directly from us.

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [                        ], 200 , all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

        If you wish to exchange Exchange Notes for your old notes in the exchange offer, you will be required to make representations to us as described in "Exchange Offer—Procedures for Tendering—Your Representations to Us" in this Prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your old notes in the exchange offer. In addition, if you are a broker-dealer who receives Exchange Notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver a prospectus in connection with any resale by you of such Exchange Notes.

        We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to, or through, brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, the broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters with respect to the notes offered hereby will be passed upon for us by our General Counsel and by Armstrong Teasdale LLP, St. Louis, Missouri, a limited liability partnership including professional corporations.

EXPERTS

        The consolidated financial statements of Thermadyne Holdings Corporation as of December 31, 2003 and for the seven months then ended (Reorganized Company), and the consolidated financial statements for the five month period ended May 31, 2003, and as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 (Predecessor Company), included in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We are required to file reports and other information with the SEC pursuant to the information requirements of the Exchange Act. Our filings with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information relating to the public reference rooms. Copies of our filings may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549. In addition, the SEC maintains an Internet site (http:/ /www.sec.gov) that contains certain reports, proxy statements and other information regarding us. Our common stock began trading on The Nasdaq Stock Market, or Nasdaq, on May 17, 1994. On October 15, 1998, Nasdaq delisted our common stock. Following its delisting from Nasdaq, the common stock has traded on The OTC Bulletin Board. Trading was halted briefly for our common stock on The OTC Bulletin Board as our common stock prior to the bankruptcy was cancelled and the new common stock issued pursuant to the bankruptcy began trading on The OTC Bulletin Board on May 30, 2003.

        In addition, pursuant to the indenture governing the notes, we have agreed to the extent permitted by the SEC to file with the SEC and in all events to distribute to the trustee (under the indenture) our annual reports containing audited annual consolidated financial statements and our quarterly reports containing our unaudited consolidated financial statements for each of the three first quarters of each fiscal year. We will do this without regard to whether we are subject to the informational requirements of the Exchange Act.

        While any notes remain outstanding, we will make available, upon request, to any beneficial owner and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. We will provide you without charge a copy of the notes, the indenture governing the notes, the related registration rights agreement and other material agreements that we summarize in this Prospectus. You may request copies of these documents by contacting us at: 16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017, (636) 728-3133, Attention: General Counsel.

CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE

        The SEC allows us to "incorporate by reference" into this Prospectus certain of our publicly filed documents, which means that information included in those documents is considered part of this Prospectus. Information that we file with the SEC after the date of this Prospectus will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of the Prospectus but prior to the termination of the offering of the securities covered by this Prospectus.

        The following documents filed with the SEC are incorporated by reference in this Prospectus:

  (1)
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  (2)
  our Current Reports on Form 8-K filed January 20, 2004, January 30, 2004 and February 6, 2004; and

  (3)
  our definitive proxy materials on Schedule 14A filed March 24, 2004.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to Thermadyne Holdings Corporation, Attn: Patricia S. Williams, Esq., Vice President, General Counsel and Secretary, 16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017, (314) 728-3133.

        The information incorporated by reference from a specified report is as of the date of such report, or the date specified in such report, and such information may have changed subsequent to such date.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma consolidated data is based on our Reorganized Company historical balance sheet at December 31, 2003, and our Predecessor historical statement of operations for the five months ended May 31, 2003 combined with our Reorganized Company statement of operations for the seven months ended December 31, 2003. The pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the historical financial statements included in this Prospectus.

        The unaudited pro forma consolidated balance sheet as of December 31, 2003, which already includes the adoption of fresh-start accounting, assumes that the Refinancing occurred on December 31, 2003. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2003, assumes that both the adoption of fresh-start accounting, which in fact occurred on June 1, 2003, and the Refinancing occurred on January 1, 2003. Adjustments made to the pro forma consolidated statement of operations include:

  •
  To eliminate our Predecessor Company's historical amortization expense and to record a full year of amortization expense of our Reorganized Company's intangible assets;

  •
  To increase our Reorganized Company's depreciation expense resulting from the revaluation of fixed assets;

  •
  To eliminate interest expense and financing fee amortization related to indebtedness that was outstanding during the period; and

  •
  To record interest expense and financing fee amortization related to all our indebtedness, including the New Term Loan and the New Senior Subordinated Notes, existing after the Refinancing as if the amounts of such indebtedness were outstanding at current rates throughout the year.

        The pro forma adjustments to the historical consolidated balance sheet and statements of operations are those that we deem appropriate, reflecting items of recurring significance and which are factually supportable based on currently available information. The pro forma statement of operations does not purport to be indicative of what actual results would have been, nor do they purport to present our consolidated financial results for future periods.

THERMADYNE HOLDINGS CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	December 31, 2003
	Reorganized Company	Refinancing Adjustments		Pro Forma
		(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$16.8	$—		$16.8
Accounts receivable, net	84.1	—		84.1
Inventories	100.1	—		100.1
Prepaid expenses and other	10.8	—		10.8

Total current assets	211.8	—		211.8
Property, plant and equipment, net	82.5	—		82.5
Goodwill	126.5	—		126.5
Intangibles, net	88.5	5.0	(2)	93.5
Other assets	0.2	—		0.2

Total assets	$509.5	$5.0		$514.5

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$36.2	$—		$36.2
Accrued and other liabilities	36.5	—		36.5
Accrued interest	0.3	—		0.3
Income taxes payable	3.6	—		3.6
Revolving credit facility	12.9	(10.0	)(1)	2.9
Current maturities of long-term obligations	15.1	(5.0	)(1)	10.1

Total current liabilities	104.6	(15.0)		89.6
New term loan	—	20.0	(1)	20.0
Senior subordinated notes	—	175.0	(1)	175.0
Senior term notes	175.0	(175.0	)(1)	—
Other long-term obligations	15.4	—		15.4
Other long-term liabilities	42.3	—		42.3
Shareholders' equity	172.2	—		172.2

Total liabilities and shareholders' equity	$509.5	$5.0		$514.5

(1)
Reflects the issuance of the Senior Subordinated Notes and the New Term Loan, and the repayment of the Senior Term Notes. Excess proceeds were used to pay down borrowings under the revolving facility.

(2)
Adjustment to show estimated transaction fees of $5.0 million, which will be funded with net proceeds from the Refinancing.

THERMADYNE HOLDINGS CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Predecessor Company	Reorganized Company
			Twelve Months Ended December 31, 2003
	Five Months Ended May 31, 2003	Seven Months Ended December 31, 2003
			Combined Historical	Fresh-start Adjustments	Refinancing Adjustments	Pro Forma
	(in millions, except share data)
Net sales	$172.0	$254.4	$426.4	$—	$—	$426.4
Operating expenses:
Cost of goods sold	111.3	183.0	294.3	1.4 (1)	—	295.7
Selling, general and administrative expenses	44.3	70.6	114.9	—	—	114.9
Amortization of intangibles	0.4	2.9	3.3	1.3 (2)	—	4.6
Net periodic postretirement benefits	0.5	1.5	2.0	—	—	2.0

Operating income	15.5	(3.6)	11.9	(2.7)	—	9.2
Other income (expense):
Interest expense	8.8	9.6	18.4	—	2.7	21.1	(4)
Amortization of deferred financing costs	—	0.3	0.3	—	0.7	1.0	(5)
Other, net	1.2	0.3	1.5	—	—	1.5

Income (loss) before reorganization items and income tax provision	5.5	(13.8)	(8.3)	(2.7)	(3.4)	(14.4)
Reorganization items	15.7	—	15.7	(15.7) (3)	—	—
Gain from reorganization and adoption of fresh-start accounting	(582.1)	—	(582.1)	582.1	—	—

Income (loss) before income tax provision	571.9	(13.8)	558.1	(569.1)	(3.4)	(14.4)
Income tax provision	2.9	3.8	6.7	—	—	6.7	(6)

Net income (loss)	$569.0	$(17.6)	$551.4	$(569.1)	$(3.4)	$(21.1)

Basic and diluted net income (loss) per share						$(1.59)	(7)

(1)
This adjustment is made to increase our depreciation expense related to the write-up of fixed assets in connection with fresh-start accouting.

(2)
This adjustment reflects a net increase in amortization expense as a result of the write-up of identifiable assets in connection with fresh-start accounting. We recorded a net write-up of $75.4 million related to identifiable patents, trademarks and customer relationships.

(3)
This adjustment eliminates costs related to our reoganization.

(4)
Pro forma interest expense reflects the elimination of all historical interest expense incurred for the combined historical period and records interest expense on all our debt at December 31, 2003, as adjusted for the Refinancing and assuming that such indebtedness had been outstanding January 1, 2003. Pro forma interest expense is summarized in the table set forth below.

	Outstanding Balance as of December 31, 2003 as adjusted for the Refinancing	Assumed Interest Rate		Pro Forma Annual Cash Interest Expense
Revolving credit facility	$2.9	5.05%		$0.4	(a)
New term loan	20.0	5.05%		1.0
Foreign credit lines and capital lease obligations	25.5	13.7	% (b)	3.5
9 1/4% senior subordinated notes due 2014	175.0	9.25%		16.2

	$223.4			21.1

Historical interest expense				(18.4)

Net adjustment				$2.7

  (a)
  Includes $0.3 million of commitment fees related to the unused portion of the facility.

  (b)
  Represents a blended interest rate for these obligations.

(5)
Pro forma amortization of deferred financing fees after eliminating historical expense and adjusting for fees associated with the Refinancing.

(6)
The tax provision is not affected by the pro forma adjustments as a result of our U.S. net operating loss position and a full valuation allowance on our deferred tax assets.

(7)
Based on outstanding shares of 13,300,000.

THERMADYNE HOLDINGS CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Auditors	F-2
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-3
Consolidated Statements of Operations for the seven months ended December 31, 2003, the five months ended May 31, 2003, and the years ended December 31, 2002 and 2001	F-4
Consolidated Statements of Shareholders' Equity (Deficit) for the seven months ended December 31, 2003, the five months ended May 31, 2003, and the years ended December 31, 2002, and 2001	F-5
Consolidated Statements of Cash Flows for the seven months ended December 31, 2003, the five months ended May 31, 2003 and the years ended December 31, 2002, and 2001	F-6
Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Thermadyne Holdings Corporation

        We have audited the accompanying consolidated balance sheets of Thermadyne Holdings Corporation and subsidiaries as of December 31, 2003 (Reorganized Company) and December 31, 2002, (Predecessor Company), and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the seven month period ended December 31, 2003 (Reorganized Company), the five month period ended May 31, 2003 (Predecessor Company) and each of the two years in the period ended December 31, 2002 (Predecessor Company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thermadyne Holdings Corporation and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the seven month period ended December 31, 2003, the five month period ended May 31, 2003 and each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

        As more fully described in Note 2 of the consolidated financial statements, effective May 23, 2003, the Company emerged from protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to a Reorganization Plan confirmed by the Bankruptcy Court on April 3, 2003. In accordance with AICPA Statement of Position 90-7, the Company adopted "fresh start" accounting whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair value at May 31, 2003. As a result, the consolidated financial statements for the periods subsequent to May 31, 2003, reflect the Reorganized Company's new basis of accounting and are not comparable to the Predecessor Company's pre-reorganization consolidated financial statements.

                      /s/ ERNST & YOUNG LLP

St. Louis, Missouri
March 8, 2004

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

	Reorganized Company December 31, 2003	Predecessor Company December 31, 2002
	(In thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$16,784	$17,413
Accounts receivable, less allowance for doubtful accounts of $6,443 and $4,275, respectively	84,079	80,423
Inventories	100,070	95,702
Prepaid expenses and other	10,846	12,057

Total current assets	211,779	205,595
Property, plant and equipment, net	82,520	72,291
Goodwill	135,868	14,152
Intangibles, net	77,904	169
Other assets	1,406	5,354

Total assets	$509,477	$297,561

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$36,182	$23,855
Accrued and other liabilities	36,465	27,458
Accrued interest	307	—
Income taxes payable	3,623	1,658
Working capital facility	12,860	—
Current maturities of long-term obligations	15,114	13,328

Total current liabilities	104,551	66,299
Liabilities subject to compromise	—	832,919
Long-term obligations, less current maturities	190,404	17,285
Other long-term liabilities	42,287	46,201
Redeemable preferred stock (paid in kind), $0.01 par value, 15,000,000 shares authorized in 2002 and 2,000,000 shares outstanding in 2002	—	78,509
Shareholders' equity (deficit):
Common stock, $0.01 par value:
Authorized—25,000,000 shares in 2003 and 30,000,000 shares in 2002 Issued and Outstanding—13,300,000 shares at December 31, 2003 and 3,590,286 shares at December 31, 2002	133	36
Additional paid-in capital	183,267	(128,523)
Retained earnings (deficit)	(17,551)	(568,963)
Management loans	—	(1,596)
Accumulated other comprehensive income (loss)	6,386	(44,606)

Total shareholders' equity (deficit)	172,235	(743,652)

Total liabilities and shareholders' equity (deficit)	$509,477	$297,561

See accompanying notes to consolidated financial statements.

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Reorganized Company	Predecessor Company
	Seven Months Ended December 31, 2003	Five Months Ended May 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
	(In thousands, except per share data)
Net sales	$254,419	$172,010	$413,622	$438,224
Operating expenses:
Cost of goods sold	182,957	111,334	266,931	296,538
Selling, general and administrative expenses	70,690	44,340	106,695	112,007
Amortization of intangibles	2,853	363	1,033	2,175
Net periodic postretirement benefits	1,488	516	1,152	1,125

Operating income (loss)	(3,569)	15,457	37,811	26,379
Other income (expense):
Interest (contractual interest of $29,962 and $71,219 for the five months ended May 31, 2003 and the year ended December 31, 2002, respectively)	(9,597)	(8,798)	(22,599)	(76,360)
Amortization of deferred financing costs	(266)	—	—	(4,360)
Other, net	(290)	(1,174)	(4,213)	(1,226)

Income (loss) before reorganization items and income tax provision	(13,722)	5,485	10,999	(55,567)
Reorganization items	—	(15,692)	(23,908)	6,723
Gain on reorganization and adoption of fresh-start accounting	—	582,109	—	—

Income (loss) before income tax provision	(13,722)	571,902	(12,909)	(48,844)
Income tax provision	3,829	2,939	3,046	2,697

Net income (loss)	(17,551)	568,963	(15,955)	(51,541)
Preferred stock dividends (paid in kind)	—	—	—	8,695

Net income (loss) applicable to common shares	$(17,551)	$568,963	$(15,955)	$(60,236)

Basic and diluted income (loss) per share applicable to common shares	$(1.32)	$158.47	$(4.44)	$(16.78)

See accompanying notes to consolidated financial statements.

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Management Loans	Accumulated Other Comprehensive Loss	Total Shareholders' Equity (Deficit)
	(In thousands)
Predecessor Company
January 1, 2001	$36	$(119,828)	$(501,467)	$(1,503)	$(35,595)	$(658,357)
Comprehensive income (loss):
Net loss	—	—	(51,541)	—	—	(51,541)
Foreign currency translation					(7,335)	(7,335)
Pension					708	708

Comprehensive loss						(58,168)
Interest on management loans	—	—	—	(237)	—	(237)
Accretion of preferred stock	—	(8,695)	—	—	—	(8,695)
Reclassification of management loans	—	—	—	396	—	396

December 31, 2001	36	(128,523)	(553,008)	(1,344)	(42,222)	(725,061)
Comprehensive income (loss):
Net loss	—	—	(15,955)	—	—	(15,955)
Foreign currency translation	—	—	—	—	2,783	2,783
Pension					(5,167)	(5,167)

Comprehensive loss						(18,339)
Interest on management loans	—	—	—	(252)	—	(252)

December 31, 2002	36	(128,523)	(568,963)	(1,596)	(44,606)	(743,652)
Comprehensive income:
Net income	—	—	568,963	—	—	568,963
Foreign currency translation	—	—	—	—	5,794	5,794

Comprehensive income						574,757
Interest on management loans	—	—	—	(85)	—	(85)
Retructuring and Fresh Start	97	311,790		1,681	38,812	352,380

Reorganized Company
May 31, 2003	133	183,267	—	—	—	183,400
Comprehensive income (loss):
Net loss			(17,551)			(17,551)
Foreign currency translation	—	—	—	—	6,386	6,386

Comprehensive loss						(11,165)

December 31, 2003	$133	$183,267	$(17,551)	$—	$6,386	$172,235

See accompanying notes to consolidated financial statements.

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Reorganized Company	Predecessor Company
	Seven Months Ended December 31, 2003	Five Months Ended May 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
	(In thousands)
Cash flows provided by (used in) operating activities:
Net income (loss)	$(17,551)	$568,963	$(15,955)	$(51,541)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Net periodic postretirement benefits	1,488	516	1,152	1,125
Depreciation	13,630	6,071	16,995	17,055
Amortization of goodwill	—	—	—	371
Amortization of intangibles	2,853	363	1,033	1,804
Non-cash interest expense	—	—	13,826	19,476
Amortization of deferred financing costs	266	—	—	4,360
Benefit from rejection of executory contracts	—	—	(3,382)	(12,228)
Gain on reorganization and adoption of fresh-start accounting	—	(582,109)	—	—
Non-cash cost of sales	2,779	—	—	—
Deferred income taxes	1,230	—	248	547
Changes in operating assets and liabilities:
Accounts receivable	5,728	(1,521)	(905)	9,874
Inventories	6,537	(5,703)	(3,923)	10,814
Prepaid expenses and other	(1,376)	640	1,364	(10,708)
Accounts payable	4,993	3,326	1,206	(5,416)
Accrued and other liabilities	(4,914)	5,059	912	(240)
Accrued interest	307	11	(481)	22,652
Income taxes payable	(982)	2,028	727	(324)
Other long-term liabilities	(1,403)	(1,035)	(2,110)	(2,508)

Total adjustments	31,136	(572,354)	26,662	56,654

Net cash provided by (used in) operating activities	13,585	(3,391)	10,707	5,113

Cash flows used in investing activities:
Capital expenditures	(8,122)	(4,114)	(9,387)	(15,323)

Net cash used in investing activities	(8,122)	(4,114)	(9,387)	(15,323)

Cash flows provided by (used in) financing activities:
Borrowing under debtor-in-possession credit facility	—	—	1,500	8,650
Net (repayments) borrowings under revolving credit facility	(103)	12,963	—	—
Repayment of long-term obligations	(997)	(12,780)	(4,791)	(12,283)
Borrowing of long-term obligations	—	3,075	3,618	40,049
Financing fees	(116)	(1,352)	—	(20,999)
Other	(256)	979	966	(769)

Net cash provided by (used in) financing activities	(1,472)	2,885	1,293	14,648

Net increase (decrease) in cash and cash equivalents	3,991	(4,620)	2,613	4,438
Cash and cash equivalents at beginning of period	12,793	17,413	14,800	10,362

Cash and cash equivalents at end of period	$16,784	$12,793	$17,413	$14,800

See accompanying notes to consolidated financial statements.

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

1. The Company

        Thermadyne Holdings Corporation ("Thermadyne" or the "Company"), a Delaware corporation, is a leading global designer and manufacturer of cutting and welding products, including equipment, accessories and consumables. Our products are used by manufacturing, construction and foundry operations to cut, join and reinforce steel, aluminum and other metals. Common applications for our products include shipbuilding, railcar manufacturing, offshore oil and gas rig construction, fabrication, as well as the repair and maintenance of manufacturing equipment and facilities. Welding and cutting products are critical to the operations of most businesses that fabricate metal, and we have well-established and widely-recognized brands.

2. Recent Events

Plan of Reorganization

        On November 19, 2001, our company and substantially all of our domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri (the "Court").

        On January 17, 2003, we filed with the Court the First Amended and Restated Joint Plan of Reorganization (the "Plan of Reorganization") and the First Amended and Restated Disclosure Statement describing the Plan (the "Disclosure Statement"). The Plan of Reorganization and the Disclosure Statement were filed with the SEC on Form 8-K on February 6, 2003. On April 3, 2003, the Court confirmed the Plan of Reorganization. The Plan of Reorganization was consummated on May 23, 2003 (the "Effective Date"), and we emerged from Chapter 11 bankruptcy protection.

        The Plan of Reorganization provided for a substantial reduction of our long-term debt. Under the Plan of Reorganization, our total debt was reduced to approximately $220,000, as compared to the nearly $800,000 in debt and $79,000 in preferred stock outstanding at the time we filed for Chapter 11 protection in November 2001. The Plan of Reorganization provided for treatment to the various classes of claims and equity interest as follows (as is more fully described in the Plan of Reorganization):

        Administrative Expense Claims, Priority Tax Claims and the Class 1 Other Priority Claims (as each such class, and all classes described herein, are more fully described in the Plan of Reorganization) remain unaffected by the Chapter 11 cases and are to be paid in full. The Class 3 Other Secured Claims are also unimpaired by the Chapter 11 cases and the holders of such claims continue to retain their liens.

        The pre-petition senior secured lenders (Class 2) exchanged their approximately $365,000 in debt and outstanding letters of credit for 94.5% of our new common stock, $180,000 in new senior debt notes and Series C Warrants exercisable for additional shares of our new common stock. The pre-petition senior lenders transferred the Series C Warrants to certain pre-petition equity holders.

        General Unsecured Creditors (Class 4) will receive distributions of cash equal to the lesser of (1) a holder's pro rata share of $7,500 and (2) fifty percent (50%) of such holder's claim (estimated to provide a recovery on such claims of 30% to 37% of the amount of such claims). We have made initial distributions of such amounts.

        The 9 7/8% Senior Subordinated Note Holders (Class 5) exchanged their approximately $230,000 in debt and accrued interest for 5.5% of our new common stock, and Series A Warrants and Series B

Warrants exercisable for additional shares of our new common stock. The 9 7/8% Senior Subordinated Note Holders had the opportunity to subscribe for additional shares through a subscription offering held pursuant to the Plan of Reorganization, but no holders subscribed to the offering of our new common stock.

        The Junior Subordinated Note Claims, the 10.75% Senior Subordinated Note Claims and the 12 1/2% Senior Discount Debenture Claims (Class 6, Class 7 and Class 8, respectively) did not receive any distribution under the Plan of Reorganization, but had the opportunity to participate in the subscription offering for shares of new common stock of our reorganized company. None of the holders elected to subscribe to the offering.

        The Thermadyne Holdings Equity Interests (Class 9), which includes our existing common and preferred stock, were cancelled upon the Effective Date of the Plan of Reorganization and the holders of such interests did not receive any distributions pursuant to the Plan of Reorganization.

        On the Effective Date of the Plan of Reorganization, we issued 13,300,000 shares of new common stock, $180,000 in new senior debt notes, 1,157,000 Series A Warrants, 700,000 Series B Warrants and 271,429 Series C Warrants. We concurrently entered into a new senior secured credit facility providing for revolving loans of up to $50,000. We borrowed $15,349 under the facility on the Effective Date to repay in full amounts outstanding under the $60,000 debtor-in-possession credit facility among Thermadyne Mfg. LLC, as borrower, our company and certain of our U.S. subsidiaries as guarantors, and a syndicate of lenders with ABN AMRO Bank N.V. as agent (the "DIP Facility"), for the payment of various pre-petition obligations and for general working capital purposes.

        We have accounted for the consummation of the Plan of Reorganization (the "Restructuring") using the principles of "fresh-start" accounting as required by SOP 90-7. Pursuant to such principles, our assets and liabilities were revalued as of the month-end closest to the Effective Date. The assets were stated at their reorganization value (the "Reorganization Value"), which is defined as the fair value of our assets before considering liabilities.

        We determined the Reorganization Value through consultation with our financial advisors, by developing a range of values using both comparable companies and net present value approaches. The Reorganization Value was based in part on financial projections prepared by us for the period 2002 through 2006. These projections assume a compound annual growth rate for sales of approximately 3.3% with domestic sales growing at a slightly faster pace than international. This growth rate compares to a negative compounded rate of 4.5% we experienced for the years 1997 to 2002. The projections also assume improved profitability from continued efforts to reduce cost. The determination of the Reorganization Value is more fully described in the Plan of Reorganization. Based on the analyses prepared by our financial advisor and us, we estimated the Reorganization Value at approximately $518,000. We made an allocation of the Reorganization Value to our various asset classes which includes certain estimates and judgments.

        The following unaudited consolidated balance sheet as of June 1, 2003, illustrates the effect of the Restructuring and the effect of fresh-start accounting adjustments to record the preliminary allocation of the Reorganization Value to our assets. The total amount of debt forgiveness was $782,100 and was included as a gain on reorganization in the accompanying statements for the five month period ended May 31, 2003. The consolidated balance sheet at June 1, 2003, has been prepared on a different basis of accounting and is not comparable in material respects to any such balance sheet as of any prior date or for any prior period.

	June 1, 2003 Historical Basis of Accounting	Debt Discharge and Restructuring		Fresh-Start Adjustments		June 1, 2003 New Basis of Accounting
ASSETS
Current Assets:
Cash and cash equivalents	$12,793	$—		$—		$12,793
Accounts receivable, net	86,089	—		—		86,089
Inventories	105,804	—		—	(j)	105,804
Prepaid expenses and other	11,103	—		(933	)(k)	10,170

Total current assets	215,789	—		(933)		214,856
Property, plant and equipment	73,934	—		11,933	(l)	85,867
Deferred financing costs	675	677	(a)	—		1,352
Goodwill	13,089	—		122,779	(m)	135,868
Intangibles	4,046	—		75,382	(n)	79,428
Other assets	1,113	—		—		1,113

Total assets	$308,646	$677		$209,161		$518,484

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$29,649	$—		$—		$29,649
Accrued and other liabilities	31,963	8,639	(b)	—		40,602
Accrued interest	1,348	(1,348	)(c)	—		—
Income taxes payable	3,841	488	(d)	—		4,329
Current maturities of long-term obligations	15,511	(11,650	)(e)	—		3,861

Total current liabilities	82,312	(3,871)		—		78,441
Liabilities subject to compromise	835,969	(835,969	)(f)	—		—
Long-term obligations, less current maturities	15,742	195,349	(g)	3,856	(o)	214,947
Other long-term liabilities	47,203	9,648	(d)	(15,155	)(o)	41,696

Total liabilities	981,226	(634,843)		(11,299)		335,084

Redeemable preferred stock	78,509	(78,509	)(h)	—		—
Stockholders' equity (deficit):
Common stock	36	97	(i)	—		133
Additional paid-in capital	(130,204)	313,471	(i)	—		183,267
Accumulated other comprehensive loss	(38,812)	(2,488	)(i)	41,300	(p)	—
Accumulated deficit	(582,109)	402,949	(i)	179,160	(p)	—

Total stockholders' equity (deficit)	(751,089)	714,029		219,440		183,400

Total liabilities and shareholders' equity	$308,646	$677		$209,161		$518,484

Debt discharge and restructuring adjustments:

  (a)
  To record financing costs related to the new credit agreement and the new term notes issued as part of the Plan of Reorganization.

  (b)
  To record amounts expected to be paid in accordance with the Plan of Reorganization. Amount includes $7,500 to be paid to unsecured creditors with the remainder related to other secured and priority claims.

  (c)
  To record payment of accrued interest on the DIP Facility and the pre-petition credit agreement.

  (d)
  To reestablish obligations expected to be paid in the normal course of business. Amounts were previously included in liabilities subject to compromise.

  (e)
  To record repayment of principal outstanding under the DIP Facility.

  (f)
  To eliminate liabilities subject to compromise.

  (g)
  To record initial borrowings of $15,349 under the new credit agreement and to record $180,000 of new term notes in accordance with the Plan of Reorganization. Initial borrowings under the new credit agreement were used to repay the DIP Facility and to pay certain amounts due at closing including interest on the DIP Facility and our pre-petition credit facility.

  (h)
  To eliminate preferred stock in accordance with the Plan of Reorganization.

  (i)
  To adjust equity for adjustments contemplated in the Plan of Reorganization and to record new common stock.

Fresh-Start Adjustments:

  (j)
  To record work-in-process and finished goods at their respective selling prices less (i) costs to complete, (ii) costs of disposal, and (iii) a reasonable profit on the selling effort, as applicable. The write-up in inventory resulting from this revaluation was essentially offset by an adjustment to eliminate the existing LIFO inventory layers, the LIFO reserve and previously capitalized inventory costs.

  (k)
  To eliminate the prepaid pension asset and record the liability related to the defined benefit pension plans at the projected benefit obligation in excess of plan assets and eliminate other amounts recorded on the balance sheet. In addition to the prepaid pension asset, we eliminated $4,459 recorded in accumulated other comprehensive loss.

  (l)
  To write-up fixed assets to their estimated fair value. The adjustment includes a reduction of approximately $1,860 of land, buildings and leasehold improvements related to a facility that will be exited in mid-2004. The write-up was based on management estimates and an appraisal prepared for us by a third party.

  (m)
  To record the excess of the Reorganization Value over identifiable assets ("goodwill".)

  (n)
  To record the incremental allocation of the Reorganization Value to identifiable intangible assets. Intangibles consist of the following as of June 1, 2003:

Patents	$7,436
Trademarks	33,600
Customer relationships	38,392

$79,428

        The value assigned to patents, trademarks and customer relationships was based on management's estimates and an appraisal prepared for us by a third party.

  (o)
  Adjustments consist of the following:

	Long-term Obligations	Other Long-term Liabilities
Properly classify capital lease obligations	$8,744	$(8,769)
Reduction in capital lease obligation related to a facility that will be exited in mid-2004	(4,888)	—
Adjust pension obligation	—	1,787
Adjust post-retirement benefit obligation	—	(8,173)

	$3,856	$(15,155)

        Similar to the adjustment made related to the defined benefit pension plans, the liability related to the post-retirement benefit plan was adjusted to the accumulated post-retirement benefit obligation.

  (p)
  To eliminate remaining balances of accumulated other comprehensive loss and retained deficit.

Liabilities Subject to Compromise

        Under Chapter 11, certain claims against the debtor in existence prior to the filing of the petition for relief under federal bankruptcy laws are stayed while the debtor continues business operations as a debtor-in-possession. These claims are shown in the December 31, 2002 balance sheet as "liabilities subject to compromise." Additional claims (liabilities subject to compromise) may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and from the determination by the Court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts. Claims secured against the debtor's assets also are stayed, although the holders of such claims have the right to move the Court for relief from the stay. The principal categories of liabilities subject to compromise at May 31, 2003 and at December 31, 2002 prior to the reorganization consisted of the following:

	May 31, 2003	December 31, 2002
Trade accounts payable	$15,949	$15,949
Accrued and other liabilities	3,007	3,023
Accrued interest	24,809	24,809
Accrued income taxes	9,088	9,086
Old Credit Facility	359,522	356,172
Senior Subordinated Notes	207,000	207,000
Debentures	145,066	145,066
Subordinated Notes	37,060	37,060
Junior Notes	33,427	33,427
Other long-term liabilities	1,041	1,327

Total	$835,969	$832,919

Reorganization Items

        Reorganization costs for the five months ended May 31, 2003 were $15,692 consisting of $14,959 of professional fees, $285 paid under the key employee retention plan, and $448 of other reorganization costs. Reorganization costs for 2002 were $23,908 and included $9,764 of professional fees and expenses, $1,933 of expenses related to financing fees associated with the DIP Facility, $13,826 for the write-off of deferred financing fees associated with pre-petition long-term debt subject to compromise, $290 related to payments made under the key employee retention plan approved by the Court, a benefit of $2,664 related to the rejection of certain capital leases, and $759 of other reorganization items. Reorganization items in 2001 include $4,766 of professional fees, a benefit of $12,228 resulting from the Court's approval of our motion to reject a non-cancelable lease obligation on a substantially idle facility, and $739 of other reorganization costs.

Reclassifications

        Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications did not affect net income (loss). Additionally, certain intercompany sales transactions, which were inadvertently misclassified as trade sales due to an order-entry coding error, have been reclassified. This reclassification of sales was offset by a corresponding change in the cost of goods sold and had no effect on our financial condition, changes in financial condition, and results of operations including no effect on reported operating income, net income or net income per common share. Subsequent changes to the order-entry coding process should prevent similar misclassifications in the future. A summary of these reclassifications for the fiscal years 2003 and 2002 is as follows:

	Predecessor Company		Reorganized Company
	Three Months Ended March 31, 2003	Two Months Ended May 31, 2003	One Month Ended June 30, 2003
	(In thousands)
Net sales as reported	$100,991	$71,917	$36,299
Reclassification	$(537)	$(362)	$(61)

Net sales as adjusted	$100,454	$71,555	$36,238

Cost of goods sold as reported	$65,090	$47,144	$24,419
Reclassification	$(537)	$(362)	$(61)

Cost of goods sold as adjusted	$64,553	$46,782	$24,358

Operating income as reported	$9,486	$5,968	$2,624

	Predecessor Company
	Three Months Ended September 30, 2002	Three Months Ended December 31, 2002
	(In thousands)
Net sales as reported	$98,610	$104,882
Reclassification	$(177)	$(456)

Net sales as adjusted	$98,433	$104,426

Cost of goods sold as reported	$62,098	$70,073
Reclassification	$(177)	$(456)

Cost of goods sold as adjusted	$61,921	$69,617

Operating income as reported	$10,353	$8,373

3. Significant Accounting Policies

        The consolidated financial statements include the Company's accounts and those of the majority owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

        Estimates.    Preparation of financial statements in conformity with generally accepted accounting principles requires certain estimates and assumptions be made that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Inventories.    Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method for domestic subsidiaries and the first-in, first-out ("FIFO") method for foreign subsidiaries. Inventories at foreign subsidiaries amounted to approximately $46,908 and $41,922 at December 31, 2003 and 2002, respectively.

        Property, Plant and Equipment.    Property, plant and equipment are carried at cost and are depreciated using the straight-line method. The average estimated lives utilized in calculating depreciation are as follows: buildings—25 years; and machinery and equipment—two to ten years. Property, plant and equipment recorded under capital leases are depreciated using the shorter of either the lease term or the underlying asset's useful life. Impairment losses are recorded on long-lived assets when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts.

        Deferred Financing Costs.    Loan origination fees and other costs incurred arranging long-term financing are capitalized as deferred financing costs. The costs are amortized over the respective lives of the obligations using the effective interest method. Deferred financing costs totaled $1,467 at December 31, 2003, net of related accumulated amortization of $263.

        Intangibles.    The Company adopted Statement of Financial Accounting Standards SFAS No. 142, "Goodwill and Other Intangible Assets", as of January 1, 2002. Under this standard, goodwill and other intangible assets with an indefinite life are no longer amortized, but are reviewed at least annually for impairment. Goodwill amortization totaled $371 in 2001. Patents and customer relationships are amortized on a straight-line basis over their estimated useful lives, which generally range from 10 to 15 years. Trademarks are not amortized, but are periodically evaluated for impairment.

        Goodwill and trademarks are tested for impairment annually and whenever events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The impairment analysis is completed on a consolidated enterprise level. Comparable market values, market prices and the present value of expected future cash flows are used to estimate fair value. Significant judgments and estimates about future conditions are used to estimate future cash flows. Unforeseen events and changes in circumstances and market conditions including general economic and competitive conditions, could result in significant changes in those estimates.

        Product Warranty Programs.    Various products are sold with product warranty programs. Provisions for warranty programs are made as the products are sold and adjusted periodically based on current estimates of anticipated warranty costs. During the seven months ended December 31, 2003, the five months ended May 31, 2003, and the years ended December 31, 2002 and 2001, the Company recorded $5,176, $1,151, $2,568, and $4,250 of warranty expense, respectively, through cost of goods sold. As of December 31, 2003, the warranty accrual totaled $4,005.

        Income Taxes.    Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the carrying value of assets and liabilities for financial reporting purposes and their tax basis. The measurement of current and deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

        Revenue Recognition.    Revenue from the sale of cutting and welding products is recognized upon shipment to the customer. Cost and related expenses to manufacture and to ship cutting and welding products are recorded as cost of sales when the related revenue is recognized.

        Earnings Per Share.    The effects of options and warrants have not been considered in the determination of earnings per share for the seven months ended December 31, 2003, the five months ended May 31, 2003, and the years ended December 31, 2002 and 2001 because the result would be anti-dilutive or the options expired unexercised. The calculation of earnings per share follows:

	Reorganized Company	Predecessor Company
	Seven Months Ended December 31, 2003	Five Months Ended May 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Numerator:
Net income (loss)	$(17,551)	$568,963	$(15,955)	$(51,541)
Preferred stock dividends (paid in kind)	—	—	—	(8,695)

Net income (loss) applicable to common shares	$(17,551)	$568,963	$(15,955)	$(60,236)

Denominator:
Weighted average shares for basic and diluted earnings per share	13,300,000	3,590,286	3,590,286	3,590,286
Basic and diluted income (loss) per share amounts:
Net income (loss)	$(1.32)	$158.47	$(4.44)	$(14.36)
Preferred stock dividends (paid in kind)	—	—	—	(2.42)

Net income (loss) applicable to common shares	$(1.32)	$158.47	$(4.44)	$(16.78)

        Stock-Based Compensation.    Stock options are granted for a fixed number of shares to employees and directors with an exercise price equal to or greater than the fair value of the shares at the date of grant. Stock option grants are recorded under the recognition and measurement principles of Accounting Principles Board Opinion No. 25—"Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. Accordingly, no stock-based employee compensation cost is reflected in operating results. Pro forma information regarding net operating results and per share results is required by SFAS No. 123, which also requires that the information be determined as if employee stock options were granted under the fair value method of that statement. The fair value for options granted in 2003 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 2.7%, a dividend yield of 0.0%, volatility factors of the expected market price of our common stock of 0.54, and a weighted-average expected life of the options of four years. The weighted-average fair value of options granted was $4.32 per share for the seven months ended December 31, 2003.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        The following table illustrates the effect on net loss and loss per share if the fair value expense recognition requirements of SFAS No. 123 had been applied to all stock options granted under the plans.

Reorganized Company
Seven Months Ended December 31, 2003
Net loss, as reported	$(17,551)
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(420)

Pro forma net loss	$(17,971)

Basic and diluted loss per share
As reported	$(1.32)

Pro forma	$(1.35)

        Statements of Cash Flows.    For purposes of the statements of cash flows, all highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents.

        Foreign Currency Translation.    Local currencies have been designated as the functional currencies for all subsidiaries. Accordingly, assets and liabilities of foreign subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items of these subsidiaries are translated at average monthly rates of exchange. The resultant translation gains or losses are included in other comprehensive income in the component of shareholders' equity (deficit) designated "Accumulated other comprehensive income (loss)." The effect on the consolidated statements of operations of transaction gains and losses is insignificant for all periods presented.

4. Accounts Receivable

        As of December 31, 2003 and 2002, accounts receivable are recorded at the amounts invoiced to customers less an allowance for doubtful accounts. Management estimates the allowance based on a review of the portfolio taking into consideration historical collection patterns, the economic climate, and aging statistics based on contractual due dates. Accounts are written off to the allowance once collection efforts are exhausted.

Allowance for Doubtful Accounts	Balance at Beginning of Period	Provision	Net Write-offs	Balance at End of Period
Seven months ended December 31, 2003 (Reorganized Company)	$4,489	$2,834	$880	$6,443
Five months ended May 31, 2003 (Predecessor Company)	4,275	455	241	4,489
Year ended December 31, 2002 (Predecessor Company)	3,376	1,542	643	4,275
Year ended December 31, 2001 (Predecessor Company)	3,509	1,186	1,319	3,376

5. Inventories

        The composition of inventories at December 31, is as follows:

	Reorganized Company 2003	Predecessor Company 2002
Raw materials	$21,218	$15,881
Work-in-process	28,906	26,413
Finished goods	50,228	52,488

	100,352	94,782
LIFO reserve	(282)	920

	$100,070	$95,702

        The carrying value of inventories valued by the LIFO method was $53,162 at December 31, 2003 and $53,780 at December 31, 2002.

6. Property, Plant, and Equipment

        The composition of property, plant and equipment at December 31, is as follows:

	Reorganized Company 2003	Predecessor Company 2002
Land	$7,368	$8,743
Building	19,578	29,604
Machinery and equipment	69,204	115,215

	96,150	153,562
Accumulated depreciation	(13,630)	(81,271)

	$82,520	$72,291

        Assets recorded under capitalized leases were $14,955 $(12,634 net of accumulated depreciation) and $22,836 $(14,013 net of accumulated depreciation) at December 31, 2003 and 2002, respectively.

7. Intangibles

        The composition of intangibles at December 31, is as follows:

	Reorganized Company 2003	Predecessor Company 2002
Goodwill	$135,868	$14,152
Patents and Customer Relationships	47,404	13,511
Trademarks	33,353	—

	216,625	27,663
Accumulated amortization	(2,853)	(13,342)

	$213,772	$14,321

        Patents and customer relationships are amortized on a straight-line basis over their estimated useful lives, which generally range from 10 to 15 years. Trademarks are not amortized, but are periodically evaluated for impairment. Amortization expense amounted to $2,853, $363, $1,033 and $1,804 for the seven months ended December 31, 2003, the five months ended May 31, 2003, and the years ended December 31, 2002, and 2001 respectively. Amortization expense is expected to be approximately $4,891 for each of the next five fiscal years.

8. Debt and Capital Lease Obligations

        The composition of debt and capital lease obligations at December 31 is as follows:

	Reorganized Company 2003	Predecessor Company 2002
Working Capital Facility	$12,860	$—
Debtor-in-Possession Credit Facility	—	10,150
Revolving Credit Facility (1)	—	58,630
Senior Notes Facility	180,000	—
Term A Facility—United States (1)	—	57,885
Term A Facility—Australia (1)	—	14,743
Term A Facility—Italy (1)	—	7,678
Term B Facility (1)	—	108,614
Term C Facility (1)	—	108,614
Senior subordinated notes, due June 1, 2008, 9 7/8% interest payable semiannually on June 1 and December 1 (1)	—	207,000
Debentures, due June 1, 2008, 12 1/2% interest payable semiannually on June 1 and December 1 (1)	—	145,066
Subordinated notes, due November 1, 2003, 10.75% interest payable semiannually on May 1 and November 1 (1)	—	37,060
Junior subordinated notes due December 15, 2009, 15% interest payable quarterly on March 15, June 15, September 15 and December 15 (1)	—	33,427
Capital leases	20,435	17,750
Other	5,083	2,713

	218,378	809,330
Amounts classified as liabilities subject to compromise	—	(778,717)

	218,378	30,613
Current maturities and working capital facility	(27,974)	(13,328)

	$190,404	$17,285

(1)
Amounts outstanding at December 31, 2002, have been classified as liabilities subject to compromise.

        At December 31, 2003 the schedule of principal payments on long-term debt, excluding capital lease obligations is as follows:

2004	$25,443
2005	17,500
2006	27,500
2007	37,500
2008	90,000

        The Company entered into a credit agreement dated as of May 23, 2003 (the "Working Capital Facility") among the company, as a guarantor thereunder, Thermadyne Industries, Inc. and certain other domestic subsidiaries, as borrowers, the other credit parties signatory thereto, the lenders signatory thereto from time to time, General Electric Capital Corporation ("GECC"), as Agent and Lender, and GECC Capital Markets Group, Inc., as Lead Arranger, providing for up to $50,000 in a revolving loan for working capital purposes.

        Additionally, in connection with the Plan and as a distribution to the pre-petition senior secured lenders for their claims in the bankruptcy, the Company entered into the Credit and Guaranty Agreement dated as of May 23, 2003 (the "Senior Notes Facility") among the Company, as Borrower, the guarantors referred to therein, the New Term Lenders referred to therein and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, providing a total of $180,000 in term loans (the "Senior Term Notes.").

        The Working Capital Facility provides for total borrowings of $50,000, of which up to $20,000 may be used for letters of credit. Actual borrowing availability is subject to a borrowing base calculation, which is equal to 1.5 times Adjusted EBITDA. The Working Capital Facility defines Adjusted EBITDA as 100% of the EBITDA for the Company and its domestic subsidiaries plus 65% of the EBITDA of its Canadian subsidiaries. EBITDA is defined in the Working Capital Facility as net income less interest income, gains from extraordinary items, any aggregate net gain on the sale of tangible assets, and any other non-cash gains added in determining net income; plus, provision for income taxes, interest expense, depreciation, amortization of intangibles, amortization of deferred financing costs, any amount deducted from net income as a result of stock or stock option grants, net periodic post-retirement benefit costs, losses from extraordinary items, reorganization costs related to the Chapter 11 cases, and any non-recurring employee severance expenses and non-recurring cash expenses related to plant reorganizations, not to exceed $5,000 in the aggregate. Availability under the Working Capital Facility may also be limited if the Company fails to meet certain levels of Adjusted EBITDA. Borrowings under the Working Capital Facility accrue interest, at the Company's option, at the prime lending rate plus 2.25% in the case of index rate loans, or at the London Interbank Offered Rate ("LIBOR") plus 3.25% in the case of LIBOR loans. Unused portions of the Working Capital Facility are charged 75 basis points as of December 31, 2003. The Working Capital Facility is secured by substantially all of the Company's assets, including a pledge of the capital stock of substantially all of the Company's subsidiaries, subject to certain limitations with respect to foreign subsidiaries. The Working Capital Facility contains financial covenants, including minimum levels of EBITDA (determined on a consolidated basis) and other customary provisions. As of December 31, 2003, the Company had borrowed $12,860 and issued letters of credit totaling $9,757 under the Working Capital Facility. The Company had availability of $27,383 under the Working Capital Facility at December 31, 2003. The Working Capital Facility terminates on May 23, 2006.

        The Senior Term Notes accrue interest, in the case of eurodollar loans at LIBOR plus a margin ranging from 3.0% to 7.5%, and in the case of base rate loans at the prime rate plus a margin ranging from 2.0% to 6.5%. The interest margin applicable to the Eurodollar and base rate loans varies depending on the level of indebtedness and the time elapsed from the Effective Date. The Senior Notes Facility contains financial covenants and other provisions similar to those in the Working Capital Facility. No payments of principal were due under the Senior Note Facility until June 2004. The Senior Note Facility was retired in February 2004. See Subsequent Events below.

        The Working Capital Facility requires lockbox agreements which provide for all receipts to be swept daily to reduce borrowings outstanding under the revolving line of credit. These agreements, combined with the existence of a Material Adverse Effect ("MAE") clause, cause the Working Capital Facility to be classified as a current liability. However, the Company does not expect to repay, or be required to repay, within one year, the balance of the Working Capital Facility classified as a current liability. The Company's intent is to continually use the Working Capital Facility throughout the life of the agreement to fund working capital needs. The MAE clause, which is a typical requirement in commercial credit agreements, allows the lender to require the loan to become due if it determines there has been a material adverse effect on the Company's operations, business, assets, or prospects.

Subsequent Events

        On February 5, 2004 the Company completed a private placement of $175,000 in aggregate principal of 9 1/4% Senior Subordinated Notes due 2014 (the "Senior Subordinated Notes"). The net proceeds from the offering, together with approximately $20,000 of borrowings under a new term loan (the "New Term Loan") added through an amendment and restatement to our GECC credit agreement (the "New Credit Agreement"), were used to repay all outstanding borrowings under the existing $180,000 senior term loan facility and to reduce amounts outstanding under the Working Capital Facility. The notes were offered in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not currently been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. Within 90 days of the completion of the private placement, the Company is required to file a registration statement with respect to the Senior Subordinated Notes with regards to an offer to exchange the notes for a new issue of identical notes registered under the Securities Act of 1933.

        The Senior Subordinated Notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the indenture). Interest will accrue at the rate of 9.25% per annum and will be payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2004.

        The New Credit Agreement is secured by substantially all of the Company's domestic assets, including a pledge of the capital stock of substantially all its subsidiaries, subject to certain limitations with respect to foreign subsidiaries. The New Credit Agreement contains financial covenants, including minimum levels of EBITDA (determined on a consolidated basis) and other customary provisions. Borrowings under the New Term Loan and the Working Capital Facility will accrue interest, at the Company's option, at the prime lending rate plus 2.25%, in the case of index rate loans, or at LIBOR plus 3.25%, in the case of LIBOR loans. The New Term Loan matures on December 31, 2008 and requires quarterly amortization payments totaling $4,000 in 2005, $5,000 in 2006, $5,000 in 2007 and $6,000 in 2008.

        On February 24, 2004 the Company entered into an interest rate swap arrangement to convert $50,000 of the New Senior Subordinated Notes into variable rate debt. The Company will pay interest on the swap at LIBOR plus a spread of 442 basis points.

Parent Company Financial Information

        Borrowings under the New Credit Agreement are the obligations of Thermadyne Industries, Inc. ("Industries"), the Company's principal operating subsidiary, and certain of Industries other domestic subsidiaries. The New Credit Agreement contains restrictions that limit Industries' ability to dividend cash and other assets to its parent company, Thermadyne Holdings Corporation. At December 31, 2003 the only asset carried on the parent-company books of Thermadyne Holdings Corporation was its investment in Industries, and the only liabilities were the $180 million of Senior Term Notes and related accrued interest that were fully extinguished in February 2004. As a result of the limited assets and liabilities recorded at the parent company level, separate financial statements have not been presented for Thermadyne Holdings Corporation.

9. Warrants

        In connection with the Reorganization and the settlement of the various creditor classes in the Chapter 11 bankruptcy proceeding, three classes of warrants were issued that allow the holders to purchase the Company's common stock in the future at stated exercise prices. The key financial elements of the warrants are as follows:

Class A Warrants

1,157,000 warrants to purchase common stock
$13.85 per share exercise price
Expires on May 23, 2004

Class B Warrants

700,000 warrants to purchase common stock
$20.78 per share exercise price
Expires on May 23, 2006

        The Class A and B Warrant holders are the pro-rata participants in the former 9 7/8% senior subordinated notes. These former bond-holders received approximately 5% of the Company's common stock upon emergence from Chapter 11, plus the Class A and B warrants. These warrants have been effectively valued and recorded within the new equity section (additional paid in capital) in connection with establishing the opening fresh start balance sheet.

Class C Warrants

271,429 warrants to purchase common stock
$27.70 per share exercise price
Expires on May 23, 2006

        The Class C Warrant holders are currently the former majority equity holders of the Company. The former equity holders received no other significant disbursements or consideration upon emergence from Chapter 11. These warrants have been treated as an exchange of old equity securities for new equity securities in connection with recording the reorganization entries and establishing the opening fresh start balance sheet.

10. Stock Options

        The stock option plans existing at December 31, 2002 and all options issued thereunder were cancelled in May 2003 upon emergence from Chapter 11 bankruptcy. A new stock option plan was adopted for our board of directors in December 2003. The Non-Employee Directors' Deferred Stock Compensation Plan ("Director's Plan") provides for each of the non-employee directors to defer all or a part of his or her compensation and receive common stock in lieu of such compensation at a later date. A maximum of 100,000 shares of common stock are issuable pursuant to this plan.

        In August 2003, the Company awarded stock option grants to non-employee directors. Each non-employee director was granted an option to acquire up to 25,000 shares of common stock. Each grant vests ratably over a three year period.

        A summary of the activity and related information for options issued after emergence from Chapter 11 is summarized as follows:

	Reorganized Company
	Shares	Weighted Average Exercise Price
Under option at June 1, 2003	—	$—
Options granted	300,000	11.81
Options exercised	—	—
Options cancelled or expired	—	—

Under option at December 31, 2003	300,000	11.81

Options exercisable at December 31, 2003	62,500	$9.60

        Following is a summary of stock options outstanding as of December 31, 2003:

	Number of Options	Weighted-Average Remaining Life (In years)
Options outstanding:
Exercise price of $9.60	125,000	4.8
Exercise price of $10.95	25,000	9.9
Exercise price of $13.79	150,000	9.6

Total	300,000

Options exercisable
Exercise price of $9.60	62,500	4.8

Total	62,500

11. Leases

        Future minimum lease payments under leases with initial or remaining noncancelable lease terms in excess of one year at December 31, 2003 are as follows:

	Capital Leases	Operating Leases
2004	$4,703	$5,385
2005	3,886	4,788
2006	3,023	3,931
2007	2,873	3,322
2008	2,852	3,161
Thereafter	15,901	8,516

Total minimum lease payments	33,238
Amount representing interest	(12,803)

Present value of net minimum lease payments, including current obligations of $2,593	$20,435

        Rent expense under operating leases amounted to $3,979, $2,842, $5,882, and $5,636 for the seven months ended December 31, 2003, the five months ended May 31, 2003, and the years ended December 31, 2002, and 2001, respectively.

        During the fourth quarter of 2002, the Court approved the rejection of two leases, both of which were accounted for as capital leases. A net gain of $3,100 was recognized as a result of these lease rejections, which has been included in reorganization items on the accompanying statement of operations.

12. Income Taxes

        Pre-tax income (loss) was allocated under the following jurisdictions:

	Reorganized Company	Predecessor Company
	Seven Months Ended December 31, 2003	Five Months Ended May 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Domestic income (loss)	$(14,725)	$515,287	$(17,415)	$(47,323)
Foreign income (loss)	1,003	56,615	4,506	(1,521)

Income (loss) before income taxes	$(13,722)	$571,902	$(12,909)	$(48,844)

        The provision for income taxes is as follows:

	Reorganized Company	Predecessor Company
	Seven Months Ended December 31, 2003	Five Months Ended May 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Current:
Federal	$—	$—	$—	$—
Foreign	2,599	2,789	2,648	2,000
State and local	—	150	150	150

Total current	2,599	2,939	2,798	2,150
Deferred	1,230	—	248	547

	$3,829	$2,939	$3,046	$2,697

        The composition of deferred tax assets and liabilities at December 31 is as follows:

	Reorganized Company 2003	Predecessor Company 2002
Deferred tax assets:
Post-employment benefits	$6,899	$9,380
Accrued liabilities	4,342	6,890
Intangibles	—	7,939
Deferred interest	—	18,646
Other	5,666	9,168
Fixed assets	—	2,014
Net operating loss carryforwards	65,081	60,419

Total deferred tax assets	81,988	114,456
Valuation allowance for deferred tax assets	(56,737)	(109,334)

Net deferred tax assets	25,251	5,122

Deferred tax liabilities:
Fixed assets	(3,874)	—
Intangibles	(19,346)	—
Inventories	(3,261)	(5,122)

Total deferred tax liabilities	(26,481)	(5,122)

Net deferred tax assets (liabilities)	$(1,230)	$—

        The income tax provisions for the seven months ended December 31, 2003, the five months ended May 31, 2003, and the years ended December 31, 2002 and December 21, 2001 includes a charge of $5,382, $5,454,$3,962 and $15,469, respectively, to adjust the valuation allowance on the net deferred tax amount as management does not believe this asset will be fully realized based on projections of income in future periods. The valuation allowance for the five month period ended May 31, 2003 also includes a credit in the amount of $63,433 to include the effects of reorganization and fresh-start accounting adjustments.

        The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income from continuing operations as a result of the following differences:

	Reorganized Company	Predecessor Company
	Seven Months Ended December 31, 2003	Five Months Ended May 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Tax at U.S. statutory rates	$(4,803)	$200,166	$(4,518)	$(17,095)
Nondeductible goodwill amortization and other nondeductible expenses	1,565	612	2,449	1,632
Reorganization gain and fresh-start adjustments	—	(139,744)	—	—
Change in valuation allowance	5,382	(57,979)	3,962	15,469
Foreign tax rate differences and nonrecognition of foreign tax loss benefits	1,685	(226)	1,055	2,593
State income taxes, net of federal tax benefits	—	110	98	98

	$3,829	$2,939	$3,046	$2,697

        As a result of the financial reorganization, net operating loss carryforwards available for U.S. federal income tax purposes will be approximately $135,501 as of January 1, 2004. These loss carryforwards will expire between 2004 and 2023. Utilization of the majority of these net operating loss carryforwards is subject to various limitations due to previous changes in control of ownership (as defined in the Internal Revenue Code).

        The Company's foreign subsidiaries have undistributed earnings at December 31, 2003. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

13. Employee Benefit Plans

        401(k) Retirement Plan.    The 401(k) Retirement Plan covers the majority of the Company's domestic employees. At its discretion the Company can make a base contribution of 1% of each employee's compensation and an additional contribution equal to as much as 4% of the employee's compensation. At the employee's discretion, an additional 1% to 15% voluntary employee contribution can be made. The plan requires the Company to make matching contributions of 50% for the first 6% of the voluntary employee contribution. Total expense for this plan was approximately $1,281, $915, $2,029, and $2,038 for the seven months ended December 31, 2003, the five months ended May 31, 2003 and the years ended December 31, 2002, and 2001, respectively.

        Pension Plans.    The Company's subsidiaries have had various noncontributory defined benefit pension plans which covered substantially all U.S. employees. The Company froze and combined three noncontributory defined benefit pension plans through amendments to such plans effective December 31, 1989. All former participants of these plans became eligible to participate in the 401(k) Retirement Plan effective January 1, 1990.

        The Company's Australian subsidiary has a Superannuation Fund established by a Trust Deed which operates on a lump sum scheme to provide benefits for its employees. Prepaid benefit cost at December 31, 2003 and 2002, was $9,388 and $6,799, respectively. There were no accrued benefit liabilities at December 31, 2003 or 2002. The prepaid benefit cost is not included in the table below or in the balance sheet, as the Company has no legal right to amounts included in this fund.

        Other Postretirement Benefits.    The Company has a retirement plan covering both salaried and non-salaried retired employees, which provides postretirement health care benefits (medical and dental) and life insurance benefits. The postretirement health care portion is contributory, with retiree contributions adjusted annually as determined based on claim costs. The postretirement life insurance portion is noncontributory. The Company recognizes the cost of postretirement benefits on the accrual basis as employees render service to earn the benefit. The Company continues to fund the cost of health care and life insurance benefits in the year incurred.

        The measurement date used to determine pension and other postretirement measurements for the plan assets and benefit obligations is December 31. The following table provides a reconciliation of benefit obligations, plan assets and status of the pension and other postretirement benefit plans as recognized in the consolidated balance sheets for the years ended December 31, 2003 and 2002:

	Pension Benefits		Other Postretirement Benefits
	Reorganized Company 2003	Predecessor Company 2002	Reorganized Company 2003	Predecessor Company 2002
Change in benefit obligation:
Benefit obligation at beginning of year	$15,484	$14,664	$15,805	$14,809
Service cost	—	—	966	789
Interest cost	1,102	1,040	1,113	1,056
Actuarial loss	3,218	569	2,107	129
Plan amendments	—	—	—	—
Benefits paid	(922)	(789)	(791)	(978)

Benefit obligation at end of year	$18,882	$15,484	$19,200	$15,805

Change in plan assets:
Fair value of plan assets at beginning of year	$11,422	$14,284
Actual return on plan assets	2,594	(1,898)
Employer contributions	534	—
Benefits paid	(922)	(789)
Administrative expenses	(105)	(175)

Fair value of plan assets at end of year	$13,523	$11,422

Funded status of the plan (underfunded)	$(5,359)	$(4,062)	$(19,200)	$(15,805)
Unrecognized net actuarial loss (gain)	(1,161)	4,459	—	(8,120)
Unrecognized prior service cost	—	6	—	(2,001)

Net amount recognized	$(6,520)	$403	$(19,200)	$(25,926)

Amounts recognized in the balance sheets:
Accrued benefits	$(6,520)	$(4,062)
Intangible asset	—	6
Accumulated other comprehensive loss	—	4,459

Net amount recognized	$(6,520)	$403

Weighted-average assumptions as of December 31:
Discount rate	6.25%	7.00%	6.25%	7.00%
Expected return on plan assets	8.00%	8.00%	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A

        The defined benefit pension plan's weighted-average asset allocations at December 31, 2003 and December 31, 2002, by asset category are as follows:

	2003	2002
Equity Securities	68.72%	67.21%
Debt Securities	24.40%	24.68%
Insurance Contracts	6.73%	8.11%
Other	0.15%	0.00%

Total	100.00%	100.00%

        The assets of the defined benefit pension plan are invested in a manner consistent with the Fiduciary standards of the Employee Retirement Income Security Act of 1974 (ERISA); namely, a) the safeguards and diversity to which a prudent investor would adhere must be present and b) all transactions undertaken on behalf of the fund must be for the sole benefit of plan participants and their beneficiaries. The following is a summary of the investment guidelines and strategies:

        Investment Horizon    The investment strategy is based on a rolling time horizon of three to five years.

        Objective    The investment objective is to obtain the highest possible return commensurate with the level of assumed risk.

        Asset Types    The pension fund is managed utilizing the following classes of assets: equities and their equivalents, fixed income securities, and cash and equivalents.

        Asset Mix    The following represents the mid-point mix of the asset types described:

Equities
Large Capitalization Equities	33%
Mid Capitalization Equities	15%
International Equities	10%
Emerging Markets (International)	5%
Fixed Income
Core Bonds	27%
High Yield Bonds	10%

Total	100%

        Cash and cash equivalents are used as appropriate for plan liquidity needs.

        Investment Management    The limits for equity/fixed income emphasis (at market value) are:

	Minimum	Mid-Point	Maximum
Large Capitalization Equities	23%	33%	43%
Mid Capitalization Equities	10%	15%	20%
International Equities	10%	10%	10%
Emerging Markets (International)	5%	5%	5%
Fixed Income	22%	37%	52%

        The expected long term rate of return on plan assets is 8%. In setting this rate, the Company considered the historical returns of the plan's fund, anticipated future market conditions including inflation, and the target asset allocation of the plan's portfolio.

        The Company expects to contribute approximately $1,300 in required payments to the plan for the year ending December 31, 2004. It is not expected that any discretionary contributions or non-cash contributions will be made.

        Net periodic pension and other postretirement benefit costs include the following components:

	Pension Benefits
	Reorganized Company	Predecessor Company
	Seven Months Ended December 31, 2003	Five Months Ended May 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Components of the net periodic benefit cost:
Service cost	$—	$—	$—	$—
Interest cost	665	437	1,040	1,022
Expected return on plan assets	(529)	(366)	(1,108)	(1,232)
Recognized (gain) loss	—	116	—	(8)
Prior service cost recognized	—	7	23	23

Benefit cost (credit)	$136	$194	$(45)	$(195)

	Other Postretirement Benefits
	Reorganized Company	Predecessor Company
	Seven Months Ended December 31, 2003	Five Months Ended May 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Components of the net periodic benefit cost:
Service cost	$597	$370	$789	$877
Interest cost	891	421	1,077	992
Expected return on plan assets	—	—	—	—
Recognized (gain) loss	—	(195)	(521)	(551)
Prior service cost recognized	—	(80)	(193)	(193)

Benefit cost (credit)	$1,488	$516	$1,152	$1,125

        The assumed medical cost trend rate used in measuring the accumulated postretirement benefit obligation was 7.0% and 7.5% for the seven months ended December 31, 2003 and the five months ended May 31, 2003 respectively, declining gradually to 6.0% in 2013. The assumed medical cost trend rate used in measuring the accumulated postretirement benefit obligation was 7.5% in 2002 and 8% in 2001. The assumed dental cost trend rate used in measuring the accumulated postretirement benefit obligation was 6.0% for all periods.

        A one percentage point change in the assumed health care cost trend rate would have the following effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest cost components for the five months ended May 31, 2003	$156	$(124)
Effect on total of service and interest cost components for the seven months ended December 31, 2003	$238	$(189)
Effect on postretirement benefit obligation as of December 31, 2003	$3,122	$(2,513)

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, (the "Act") was enacted. The Act introduced a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Under FASB Staff Position 106-1, issued in January 2004, related to the Act, the Company elected to defer recognizing the effects of the Act on its accumulated postretirement benefit obligation and net periodic postretirement benefit costs until pending authoritative guidance on the accounting for the federal subsidy is issued, which could require a change to previously reported information.

14. Segment Information

        Although our operations are comprised of several product lines and operating locations, similarity of products, paths to market, end users, and production processes results in performance evaluation and decisions regarding allocation of resources being made on a combined basis and accordingly, management has concluded the Company operates in one segment. Reportable geographic regions are the United States, Europe and Australia/Asia.

        Summarized financial information concerning our geographic segments is shown in the following table.

	Reorganized Company	Predecessor Company
	Seven Months Ended December 31, 2003	Five Months Ended May 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
	(In thousands)
Net Sales
United States	$144,078	$101,025	$263,778	$293,837
Europe	36,976	26,235	50,193	45,874
Australia / Asia	36,964	21,243	46,308	44,468
All other international	36,401	23,507	53,343	54,045

	$254,419	$172,010	$413,622	$438,224

	Reorganized Company	Predecessor Company
	December 31, 2003	December 31, 2002
	(In thousands)
Identifiable assets
United States	$36,899	$36,382
Europe	16,159	13,539
Australia / Asia	11,837	15,808
All other international	11,300	10,550
Corporate	221,503	15,687

	$297,698	$91,966

Product Line Information

        The Company manufactures a variety of products, substantially all of which are used in the cutting, welding or fabrication of metal. End users of the Company's products are engaged in various applications including construction, automobile manufacturing, repair and maintenance and shipbuilding. The following table shows sales for each of the Company's key product lines:

	Reorganized Company	Predecessor Company
	Seven Months Ended December 31, 2003	Five Months Ended May 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Gas apparatus	$93,311	$62,713	$157,716	$170,634
Arc welding equipment	46,813	30,361	68,167	73,615
Arc welding consumables	74,646	51,552	122,995	124,446
Plasma and automated cutting equipment	35,981	25,296	60,040	64,081
All other	3,668	2,088	4,704	5,448

	$254,419	$172,010	$413,622	$438,224

15. Contingencies

        The Company and certain of its wholly owned subsidiaries are defendants in various legal actions, primarily in the product liability area. While there is uncertainty relating to any litigation, management is of the opinion that the outcome of such litigation will not have a material adverse effect on the Company's financial condition or results of operations.

16. Financial Instruments

Concentrations of Credit Risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable.

        The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located in different parts of the country and the Company's policy is designed to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of these financial institutions. The Company does not require collateral on these financial instruments.

        Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base. The Company does not require collateral for trade accounts receivable.

Fair Value

        The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

        Cash and cash equivalents:    The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

        Accounts receivable and accounts payable:    The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair value.

        Long-term debt:    The fair values of the obligations outstanding under the Working Capital Facility, the Senior Notes Facility, and other long-term obligations are estimated at their current carrying values since these obligations are fully secured and have varying interest charges based on current market rates.

17. Quarterly Results of Operations (Unaudited)

        The following is a summary of the quarterly results of operations for the years ended December 31, 2003 and 2002.

	Predecessor Company		Reorganized Company
	2003
	Three Months Ended March 31(1)	Two Months Ended May 31(1)	One Month Ended June 30(1)	Three Months Ended September 30	Three Months Ended December 31
Net sales	$100,454	$71,556	$36,238	$106,688	$111,493
Gross profit	35,901	24,773	11,880	33,458	26,126
Operating income (loss)	9,486	5,971	2,624	3,361	(9,554)
Net income(loss) applicable to common shares	1,190	567,773	806	(3,356)	(15,001	)(2)
Basic and diluted net income(loss) per share applicable to common shares	0.33	158.14	0.06	(0.25)	(1.13)
	Predecessor Company
	2002 Three Months Ended
	March 31	June 30	September 30(1)	December 31(1)
Net sales	$102,687	$108,076	$98,433	$104,426
Gross profit	35,138	40,232	36,512	34,809
Operating income	7,793	11,292	10,353	8,373
Net income(loss) applicable to common shares	(2,751)	(506)	(606)	(12,092	)(3)
Basic and diluted net income(loss) per share applicable to common shares	(0.77)	(0.14)	(0.17)	(3.36)

(1)
Amounts shown for net sales include the reclassification as described in Note 2.

(2)
The net loss for the fourth quarter of 2003 includes the following items:

•
A $4.4 million write-down of excess inventory reflecting the Company's change in management during the fourth quarter and the decision to reduce working capital requirements and liquidate inventory at a more rapid pace.

  •
  A $2.7 million charge to increase the product warranty reserve reflecting the change in the Company's estimate of the total warranty costs that may be incurred related to products sold prior to December 31, 2003.

  •
  A $1.8 million charge to increase the allowance for doubtful accounts in recognition of the bankruptcy of one of the Company's customers and deteriorated aging in other accounts.

  •
  A charge of $0.9 million related to a change in senior management in the fourth quarter and costs of $1.5 million related to the relocation and consolidation of certain U.S. manufacturing facilities.

(3)
The net loss for the fourth quarter of 2002 includes $14.3 million of reorganization items including a $13.8 million charge to write-off deferred financing costs associated with pre-petition debt.

18. Subsequent Event-Consolidating Condensed Financial Statements

        On February 5, 2004, Thermadyne Holdings Corporation completed a private placement of $175,000 in aggregate principal of 9 1/4% Senior Subordinated Notes due 2014. The Company's domestic, wholly-owned subsidiaries ("Guarantor Subsidiaries") will fully and unconditionally guarantee the Senior Subordinated Notes and are jointly and severally liable for all payments under the Senior Subordinated Notes.

        The following condensed consolidating financial information of Thermadyne Holdings Corporation includes the accounts of the parent company, Thermadyne Holdings Corporation, which has no independent assets or operations, the combined accounts of the Guarantor Subsidiaries and the combined accounts of the non-guarantor subsidiaries for the periods indicated. Separate financial statements of each of the Guarantor Subsidiaries are not presented because management has determined such information is not material in assessing the financial condition, cash flows or results of operations of the Company and its subsidiaries. Additionally, consolidating financial statement information prior to the reorganization date was omitted because management has determined such information is not material to the evaluation of the Senior Subordinated Notes. This information was prepared on the same basis as the consolidated financial statements.

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

	Parent Thermadyne Holdings Corporation	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$—	$609	$16,175	$—	$16,784
Accounts receivable, net	—	31,947	52,132	—	84,079
Inventories	—	54,215	45,855	—	100,070
Prepaid expenses and other	—	5,941	4,905	—	10,846

Total current assets	—	92,712	119,067	—	211,779
Property, plant and equipment, net	—	43,222	39,298	—	82,520
Goodwill	—	135,868	—	—	135,868
Intangibles, net	—	66,263	11,641	—	77,904
Other assets	—	1,168	238	—	1,406
Investment in and advances to subsidiaries	179,019	(98,345)	—	(80,674)	—

Total assets	$179,019	$240,888	$170,244	$(80,674)	$509,477

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$—	$10,799	$25,383	$—	$36,182
Accrued and other liabilities	—	27,681	8,784	—	36,465
Accrued interest	—	307	—	—	307
Income taxes payable	—	805	2,818	—	3,623
Working capital facility	—	12,860	—	—	12,860
Current maturities of long-term obligations	7,500	3,939	3,675	—	15,114

Total current liabilities	7,500	56,391	40,660	—	104,551
Long-term obligations, less current maturities	172,500	9,572	8,332	—	190,404
Other long-term liabilities	—	35,313	6,974	—	42,287

Total liabilities	180,000	101,276	55,966	—	337,242

Shareholders' equity (deficit):
Common stock	133	—	—	—	133
Additional paid-in-capital	183,267	—	—	—	183,267
Retained earning (deficit)	(17,551)	(10,767)	1,790	8,977	(17,551)
Accumulated other comprehensive income (loss)	6,386	10,670	(4,284)	(6,386)	6,386

Total shareholders' equity (deficit)	172,235	(97)	(2,494)	2,591	172,235
Net equity and advances to / from subsidiaries	(173,216)	139,709	116,772	(83,265)	—

Total liabilities and shareholders' equity (deficit)	$179,019	$240,888	$170,244	$(80,674)	$509,477

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
SEVEN MONTHS ENDED DECEMBER 31, 2003

	Parent Thermadyne Holdings Corporation	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
Net sales	$—	$171,858	$118,466	$(35,905)	$254,419
Operating expenses:
Cost of goods sold	—	127,589	91,589	(36,221)	182,957
Selling, general and administrative expenses	—	49,940	20,750	—	70,690
Amortization of intangibles	—	2,163	690	—	2,853
Net periodic postretirement benefits	—	1,488	—	—	1,488

Operating income (loss)	—	(9,322)	5,437	316	(3,569)
Other income (expense):
Interest	(6,784)	(1,734)	(1,079)	—	(9,597)
Amortization of deferred financing costs	—	(266)	—	—	(266)
Equity in net income (loss) of subsidiaries	(10,767)	2,106	—	8,661	—
Other, net	—	(1,491)	1,201	—	(290)

Income (loss) before income tax provision	(17,551)	(10,707)	5,559	8,977	(13,722)
Income tax provision	—	60	3,769	—	3,829

Net income (loss)	$(17,551)	$(10,767)	$1,790	$8,977	$(17,551)

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
SEVEN MONTHS ENDED DECEMBER 31, 2003

	Parent Thermadyne Holdings Corporation	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
Net cash provided by (used in) operating activities	$(17,551)	$9,734	$12,425	$8,977	$13,585
Cash flows used in investing activities:
Capital expenditures	—	(316)	(7,806)	—	(8,122)

Net cash used in investing activities	—	(316)	(7,806)	—	(8,122)

Cash flows provided by (used in) financing activities:
Net (repayments) under revolving credit facility	—	(103)	—	—	(103)
Net (repayments) borrowings of long-term obligations	—	(1,729)	732	—	(997)
Changes in net equity and advances to / from subsidiaries	17,551	(8,890)	316	(8,977)	—
Financing fees and other	—	(116)	(256)	—	(372)

Net cash provided (used in) financing activities	17,551	(10,838)	792	(8,977)	(1,472)

Net increase (decrease) in cash and cash equivalents	—	(1,420)	5,411	—	3,991
Cash and cash equivalents at beginning of period	—	2,029	10,764	—	12,793

Cash and cash equivalents at end of period	$—	$609	$16,175	$—	$16,784

ANNEX A

LETTER OF TRANSMITTAL TO TENDER

OUTSTANDING 9 1/4% SENIOR SUBORDINATED NOTES DUE 2014
OF
THERMADYNE HOLDINGS CORPORATION

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS DATED                        , 2004

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON                       , 2004 (THE "EXPIRATION DATE"), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY.

        The Exchange Agent for the Exchange Offer is:

By Mail, Hand or Overnight Delivery:
U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107-2292
Attention: Specialized Finance

By Facsimile Transmission: (Eligible Institutions Only) (651) 495-8158	Confirm by Telephone: 1-800-934-6802

        IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 9 1/4% SENIOR SUBORDINATED NOTES DUE 2014 (THE "OLD NOTES") FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF NEW 9 1/4% SENIOR SUBORDINATED NOTES DUE 2014 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OLD NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE BY CAUSING AN AGENT'S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

        The undersigned hereby acknowledges receipt and review of the Prospectus, dated            , 2004 (the "Prospectus"), of Thermadyne Holdings Corporation, a Delaware corporation (the "Company"), and this Letter of Transmittal (the "Letter of Transmittal"), which together describe the Company's offer to exchange (the "Exchange Offer") its 9 1/4% Senior Subordinated Notes due 2014 (the "New Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 9 1/4% Senior Subordinated Notes due 2014 (the "Old Notes"). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

        The Company reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Company shall notify the Exchange Agent and each registered holder of the Old Notes of any extension by oral or written notice prior to 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date.

        This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made according to the Automated Tender Offer Program ("ATOP") of the Depository Trust Company ("DTC") pursuant to the procedures set forth in the Prospectus under the caption "The Exchange Offer—Procedures for Tendering." DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's DTC account. DTC will then send a computer generated message known as an "agent's message" to the exchange agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent's message under the ATOP procedures that confirms that:

  •
  DTC has received your instructions to tender your Old Notes; and

  •
  You agree to be bound by the terms of this Letter of Transmittal

        BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

        PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

        Ladies and Gentlemen:

        1.     By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

        2.     By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the tender of Old Notes.

        3.     The tender of the Old Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Company as to the terms and conditions set forth in the Prospectus.

        4.     The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "SEC"), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Old Notes exchanged for such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the

Securities Act of 1933, as amended (the "Securities Act") and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders' business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such New Notes.

        5.     By tendering Old Notes in the Exchange Offer, you represent and warrant that:

    a.
    the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

    b.
    neither you nor any such other person is engaging in or intends to engage in a distribution of such New Notes;

    c.
    neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes; and

    d.
    neither the holder nor any such other person is an "affiliate," as such term is defined under Rule 405 promulgated under the Securities Act, of the Company or if it is an affiliate, such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        6.     You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Old Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of February 5, 2004 (the "Registration Rights Agreement"), by and among the Company, the Guarantors (as defined therein) and the Initial Purchasers (as defined therein). Such election may be made only by notifying the Company in writing at 16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017, Attention: General Counsel. By making such election, you agree, as a holder of Old Notes participating in a shelf registration, to indemnify and hold harmless the Company, each of the directors of the Company, each of the officers of the Company who signs such shelf registration statement, each person who controls the Company within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and each other holder of Old Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to the undersigned furnished in writing by or on behalf of the undersigned expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

        7.     If you are a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Old Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, such Old Notes cannot be exchanged pursuant to the Exchange Offer.

        8.     Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives of the undersigned.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

        1.     Book-Entry confirmations. Any confirmation of a book-entry transfer to the Exchange Agent's account at DTC of Old Notes tendered by book-entry transfer (a "Book-Entry Confirmation"), as well as an agent's message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., Eastern time, on the Expiration Date.

        2.     Partial Tenders. Tenders of Old Notes will be accepted only in integral multiples of $1,000. The entire principal amount of Old Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise communicated to the exchange agent. If the entire principal amount of all Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Old Notes are accepted for exchange.

        3.     Validity of Tenders. All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, nor the Exchange Agent, nor any other person shall be under any duty to give such notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, as soon as practicable following the Expiration Date.

        4.     Waiver of Conditions. The Company reserves the absolute right to waive, in whole or part, up to the expiration of the exchange offer any of the conditions of the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

        5.     No Conditional Tender. No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

        6.     Request for Assistance or Additional Copies. Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

        7.     Withdrawal. Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption "Exchange Offer—Withdrawal of Tenders."

        8.     No Guarantee of Late Delivery. There is no procedure for guarantee of late delivery in the Exchange Offer.

        IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGEMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Thermadyne Holdings Corporation and several of its domestic subsidiary guarantors, including C&G Systems Holding, MECO Holding Company, Stoody Company, Thermadyne Industries, Inc., Thermadyne International Corp., Thermadyne Receivables, Inc., Thermal Arc, Inc., Thermal Dynamics Corporation, Tweco Products, Inc. and Victor Equipment Company (collectively, the "Delaware Subsidiary Guarantors"), are incorporated under the laws of the State of Delaware.

        Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgements, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

        Article Eighth of Thermadyne Holdings Corporation's Certificate of Incorporation, Article Eighth of the Delaware Subsidiary Guarantors' Certificates of Incorporation (other than that of the Thermadyne Receivables, Inc.) and Article Tenth of Thermadyne Receivables, Inc. Certificate of Incorporation provide generally that each corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons who the registrant may indemnify under Section 145.

        ProTip Corporation is incorporated under the laws of the State of Missouri. Section 351.355 of The General and Business Corporation Law of the State of Missouri provides that a corporation may indemnify any person in to any action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation, or are or were serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of their duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355 also further permits a Missouri corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

        Article Ninth of ProTip Corporation's Articles of Incorporation and Article Eighth of its Bylaws provides generally that the corporation shall, to the fullest extent permitted by The General and Business Corporation Law, as amended from time to time, indemnify all persons who the registrant may indemnify under The General and Business Corporation Law.

        C&G Systems, Inc. is a corporation incorporated under the laws of the State of Illinois. Under Section 8.75 of the Illinois Business Corporation Act of 1983, a corporation is empowered, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding to which such person is made a party or threatened to be made a party by reason of their being or having been a director, officer, employee or agent of the corporation, or serving or having served at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Section 8.75 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, and that such indemnification shall continue as to a director, officer, employee or agent of the corporation who has ceased to serve in such capacity, and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Article Ninth of C&G Systems, Inc. Articles of Incorporation provides generally that the corporation shall, to the fullest extent permitted by the Illinois Business Corporation Act, as amended from time to time, indemnify all persons whom it may indemnify under the Illinois Business Corporation Act.

        Article Five of the C&G Systems, Inc. Bylaws provides generally that the corporation shall, to the fullest extent permitted by the Illinois Business Corporation Act, as amended from time to time, indemnify all persons whom it may indemnify under the Illinois Business Corporation Act in actions other than by or in the right of the corporation and may indemnify all persons whom it may indemnify under the Illinois Business Corporation Act in other situations.

Item 21.    Exhibits and Financial Statement Schedules

        (a)   Exhibit Index.    The list of exhibits is set forth in the Exhibit Index appearing elsewhere in this Registration statement and is incorporated herein by reference.

        (b)   Financial Statement Schedules.    All financial statements, financial statement schedules and reports of independent accountants are included in the Prospectus.

Item 22.    Undertakings

        The undersigned registrants hereby undertake:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into this Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 15th day of April, 2004.

THERMADYNE HOLDINGS CORPORATION
By:	/s/ JAMES H. TATE James H. Tate Senior Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Tate and Paul D. Melnuk and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PAUL D. MELNUK Paul D. Melnuk	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 15, 2004
/s/ JAMES H. TATE James H. Tate	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 15, 2004
/s/ ANDREW L. BERGER Andrew L. Berger	Director	April 15, 2004
/s/ JAMES B. GAMACHE James B. Gamache	Director	April 15, 2004

/s/ MARNIE S. GORDON Marnie S. Gordon	Director	April 15, 2004
/s/ JOHN G. JOHNSON JR. John G. Johnson Jr.	Lead Director	April 15, 2004
/s/ BRADLEY G. PATTELLI Bradley G. Pattelli	Director	April 15, 2004
/s/ KARL R. WYSS Karl R. Wyss	Director	April 5, 2004

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 15th day of April, 2004.

C&G SYSTEMS, INC.
By:	/s/ JAMES H. TATE James H. Tate Senior Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Tate and Paul D. Melnuk and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PAUL D. MELNUK Paul D. Melnuk	Chief Executive Officer (Principal Executive Officer)	April 15, 2004
/s/ JAMES H. TATE James H. Tate	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 15, 2004

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 15th day of April, 2004.

C&G SYSTEMS HOLDING, INC.
By:	/s/ JAMES H. TATE James H. Tate Senior Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Tate and Paul D. Melnuk and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PAUL D. MELNUK Paul D. Melnuk	Chief Executive Officer (Principal Executive Officer)	April 15, 2004
/s/ JAMES H. TATE James H. Tate	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 15, 2004

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 15th day of April, 2004.

MECO HOLDING COMPANY
By:	/s/ JAMES H. TATE James H. Tate Senior Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Tate and Paul D. Melnuk and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PAUL D. MELNUK Paul D. Melnuk	Chief Executive Officer (Principal Executive Officer)	April 15, 2004
/s/ JAMES H. TATE James H. Tate	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 15, 2004

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 15th day of April, 2004.

PROTIP CORPORATION
By:	/s/ JAMES H. TATE James H. Tate Senior Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Tate and Paul D. Melnuk and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PAUL D. MELNUK Paul D. Melnuk	Chief Executive Officer (Principal Executive Officer)	April 15, 2004
/s/ JAMES H. TATE James H. Tate	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 15, 2004

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 15th day of April, 2004.

STOODY COMPANY
By:	/s/ JAMES H. TATE James H. Tate Senior Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Tate and Paul D. Melnuk and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PAUL D. MELNUK Paul D. Melnuk	Chief Executive Officer (Principal Executive Officer)	April 15, 2004
/s/ JAMES H. TATE James H. Tate	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 15, 2004

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 15th day of April, 2004.

THERMADYNE INDUSTRIES, INC.
By:	/s/ JAMES H. TATE James H. Tate Senior Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Tate and Paul D. Melnuk and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PAUL D. MELNUK Paul D. Melnuk	Chief Executive Officer (Principal Executive Officer)	April 15, 2004
/s/ JAMES H. TATE James H. Tate	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 15, 2004

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 15th day of April, 2004.

THERMADYNE INTERNATIONAL CORP.
By:	/s/ JAMES H. TATE James H. Tate Senior Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Tate and Paul D. Melnuk and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PAUL D. MELNUK Paul D. Melnuk	Chief Executive Officer (Principal Executive Officer)	April 15, 2004
/s/ JAMES H. TATE James H. Tate	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 15, 2004

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 15th day of April, 2004.

THERMADYNE RECEIVABLES, INC.
By:	/s/ JAMES H. TATE James H. Tate Senior Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Tate and Paul D. Melnuk and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PAUL D. MELNUK Paul D. Melnuk	Chief Executive Officer (Principal Executive Officer)	April 15, 2004
/s/ JAMES H. TATE James H. Tate	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 15, 2004

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 15th day of April, 2004.

THERMAL ARC, INC.
By:	/s/ JAMES H. TATE James H. Tate Senior Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Tate and Paul D. Melnuk and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PAUL D. MELNUK Paul D. Melnuk	Chief Executive Officer (Principal Executive Officer)	April 15, 2004
/s/ JAMES H. TATE James H. Tate	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 15, 2004

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 15th day of April, 2004.

THERMAL DYNAMICS CORPORATION
By:	/s/ JAMES H. TATE James H. Tate Senior Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Tate and Paul D. Melnuk and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PAUL D. MELNUK Paul D. Melnuk	Chief Executive Officer (Principal Executive Officer)	April 15, 2004
/s/ JAMES H. TATE James H. Tate	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 15, 2004

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 15th day of April, 2004.

TWECO PRODUCTS, INC.
By:	/s/ JAMES H. TATE James H. Tate Senior Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Tate and Paul D. Melnuk and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PAUL D. MELNUK Paul D. Melnuk	Chief Executive Officer (Principal Executive Officer)	April 15, 2004
/s/ JAMES H. TATE James H. Tate	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 15, 2004

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 15th day of April, 2004.

VICTOR EQUIPMENT COMPANY
By:	/s/ JAMES H. TATE James H. Tate Senior Vice President and Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Tate and Paul D. Melnuk and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PAUL D. MELNUK Paul D. Melnuk	Chief Executive Officer (Principal Executive Officer)	April 15, 2004
/s/ JAMES H. TATE James H. Tate	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 15, 2004

Exhibit Index

Exhibit Number	Description
2.1	Agreement Plan of Merger, dated as of January 20, 1998, between Thermadyne Holdings Corporation and Mercury Acquisition Corporation.(1)
2.2	Amendment No. 1 to Agreement and Plan of Merger between Thermadyne Holdings Corporation and Mercury Acquisition Corporation.(2)
2.3	Certificate of Merger of Mercury Acquisition Corporation with and into Thermadyne Holdings Corporation.(3)
2.4
First Amended and Restated Disclosure Statement, dated January 17, 2003, Solicitation of Votes on the Debtors' First Amended and Restated Join Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Thermadyne Holdings Corporation and its wholly owned direct and indirect subsidiaries, Thermadyne Mfg. LLC, Thermadyne Capital Corp., Thermadyne Industries, Inc., Victor Equipment Company, Thermadyne International Corp., Thermadyne Cylinder Co., Thermal Dynamics Corporation, C&G Systems Holding, Inc., MECO Holding Company, Tweco Products, Inc., Tag Realty, Inc., Victor-Coyne International, Inc., Marison Cylinder Company, Wichita Warehouse Corporation, Coyne Natural Gas Systems, Inc., and Modern Engineering Company, Inc.(3)
2.5	First Amended and Restated Plan of Reorganization dated January 17, 2003.(4)
2.6	Confirmation Order dated April 3, 2003 and signed by the Bankruptcy Court.(4)
3.1	Amended and Restated Certificate of Incorporation of the Company dated as of May 23, 2003.(5)
3.2	Amended and Restated Bylaws of the Company dated as of May 23, 2003.(5)
3.3	Amended and Restated Articles of Incorporation of C&G Systems, Inc. dated as of May 19, 2003.
3.4	Amended and Restated Bylaws of C&G Systems, Inc. dated as of May 23, 2003.
3.5	Amended and Restated Certificate of Incorporation of C&G Systems Holding dated as of May 19, 2003.
3.6	Amended and Restated Bylaws of C&G Systems Holding dated as of May 23, 2003.
3.7	Amended and Restated Certificate of Incorporation of MECO Holding Company dated as of May 19, 2003.
3.8	Amended and Restated Bylaws of MECO Holding Company dated as of May 23, 2003.
3.9	Amended and Restated Articles of Incorporation of ProTip Corporation dated as of March 31, 2004.
3.10	Amended and Restated Bylaws of ProTip Corporation dated as of May 23, 2003.
3.11	Amended and Restated Certificate of Incorporation of Stoody Company dated as of May 19, 2003.
3.12	Amended and Restated Bylaws of Stoody Company dated as of May 23, 2003.
3.13	Amended and Restated Certificate of Incorporation of Thermadyne Industries, Inc. dated as of May 19, 2003.
3.14	Amended and Restated Bylaws of Thermadyne Industries, Inc. dated as of May 23, 2003.

3.15	Amended and Restated Certificate of Incorporation of Thermadyne International Corp. dated as of May 19, 2003.
3.16	Amended and Restated Bylaws of Thermadyne International Corp. dated as of May 23, 2003.
3.17	Amended and Restated Certificate of Incorporation of Thermal Arc, Inc. dated as of May 19, 2003.
3.18	Amended and Restated Bylaws of Thermal Arc, Inc. dated as of May 23, 2003.
3.19	Amended and Restated Certificate of Incorporation of Thermal Dynamics Corporation dated as of May 19, 2003.
3.20	Amended and Restated Bylaws of Thermal Dynamics Corporation dated as of May 23, 2003.
3.21	Amended and Restated Certificate of Incorporation of Tweco Products, Inc. dated as of May 19, 2003.
3.22	Amended and Restated Bylaws of Tweco Products, Inc. dated as of May 23, 2003.
3.23	Amended and Restated Certificate of Incorporation of Victor Equipment Company dated as of May 19, 2003.
3.24	Amended and Restated Bylaws of Victor Equipment Company dated as of May 23, 2003.
3.25	Amended and Restated Certificate of Incorporation of Thermadyne Receivables, Inc. dated as of May 19, 2003.
3.26	Amended and Restated Bylaws of Thermadyne Receivables, Inc. dated as of May 23, 2003.
3.27	Certificate of Amendment to Certificate of Incorporation of Thermadyne Receivables, Inc. dated February 4, 2004.
4.1
Credit Agreement dated as of May 23, 2003 among the Company, as a guarantor thereunder, Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C & G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto from time to time, General Electric Capital Corporation, as Agent and Lender, and GECC Capital Markets Group, Inc., as Lead Arranger.(6)
4.2
Credit and Guaranty Agreement dated as of May 23, 2003 among the Company, as Borrower, the guarantors referred to therein, the New Term Lenders referred to therein and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent.(6)
4.3	Registration Rights Agreement dated as of May 23, 2003 by and between the Company and Angelo Gordon & Co., L.P., on behalf of certain managed funds and accounts.(5)
4.4	Class A Warrant Agreement dated as of May 23, 2003 by and between the Company and Equiserve Trust Company, N.A.(5)
4.5	Class B Warrant Agreement dated as of May 23, 2003 by and between the Company and Equiserve Trust Company, N.A.(5)
4.6	Class C Warrant Agreement dated as of May 23, 2003 by and between the Company and Equiserve Trust Company, N.A.(5)

4.7
Amended and Restated Credit Agreement dated as of February 5, 2004 among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C & G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation and Thermadyne International Corp., as borrowers, the Company and other parties referred to therein as credit parties, the lenders signatory thereto from time to, and General Electric Capital Corporation as agent and lender and GECC Capital Markets Group, Inc, as lead arranger.(7)
4.8
Purchase Agreement dated as of February 5, 2004 among the Company, the parties referred to therein as the guarantors and Credit Suisse First Boston LLC, as representative of the several purchasers referred to therein.(7)
4.9
Registration Rights Agreement dated as of February 5, 2004 among the Company, the parties referred to therein as the guarantors and Credit Suisse First Boston LLC, as representative of the initial purchasers referred to therein.(7)
4.10		Indenture dated as of February 5, 2004 among the Company, as issuer, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee.(7)
5		Opinion of Armstrong Teasdale LLP.
10.1		Omnibus Agreement, dated as of June 3, 1988, among Palco Acquisition Company (now Thermadyne Holdings Corporation) and its subsidiaries and National Warehouse Investment Company.(8)
10.2		Escrow Agreement, dated as of August 11, 1988, among National Warehouse Investment Company, Palco Acquisition Company (now Thermadyne Holdings Corporation) and Title Guaranty Escrow Services, Inc.(8)
10.3
Amended and Restated Industrial Real Property Lease dated as of August 11, 1988, Between National Warehouse Investment Company and Tweco Products, Inc., as amended by First Amendment to Amended and Restated Industrial Real Property Lease dated as of January 20, 1989.(8)
10.4		Schedule of substantially identical lease agreements.(8)
10.5
Amended and Restated Continuing Lease Guaranty, made as of August 11, 1988, by Palco Acquisition Company (now Thermadyne Holdings Corporation) for the benefit of National Warehouse Investment Company.(8)
10.6		Schedule of substantially identical lease guaranties(8)
10.7		Lease Agreement, dated as of October 10, 1990, between Stoody Deloro Stellite and Bowling Green-Warren County Industrial Park Authority, Inc.(8)
10.8†		Amended and Restated Executive Employment Agreement dated June 13, 2002 between Thermadyne Holdings Corporation and James H. Tate.(9)
10.9†		Amended and Restated Executive Employment Agreement dated June 13, 2002 between Thermadyne Holdings Corporation and Michael E. Mahoney.(9)
10.10	†	Amended and Restated Executive Employment Agreement dated June 13, 2002 between Thermadyne Holdings Corporation and Dennis Klanjscek.(9)
10.11	†	Separation Agreement and Mutual General Release dated October 1, 2003 between Thermadyne Holdings Corporation and Karl R. Wyss.

10.12	†	Executive Employment Agreement dated January 28, 2004 between Thermadyne Holdings Corporation and Paul D. Melnuk.
10.13	†	Thermadyne Holdings Corporation Non-Employee Director's Stock Option Agreement.(11)
12		Computation of Ratio of Earnings to Fixed Charges.
21		Subsidiaries of Thermadyne Holdings Corporation(7)
23.1		Consent of Independent Auditors.
23.2		Consent of Armstrong Teasdale LLP (included in Exhibit 5)
24		Power of Attorney (See pages II-4 to II-16)
25		Statement of Eligibility (Form T-1) of U.S. Bank National Association, as trustee

†
Indicates a management contract or compensatory plan or arrangement.

(1)
Incorporated by reference to the Company's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on January 21, 1998.

(2)
Incorporated by reference to the Company's Registration Statement on Form S-1, (File No. 333-57455) filed on June 23, 1998.

(3)
Incorporated by reference to the Company's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on February 6, 2003.

(4)
Incorporated by reference to the Company's Current Report on Form 8-k (File No. 0-23378) filed under Section 12(g) of the Exchange Act on April 11, 2003.

(5)
Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(6)
Incorporated by reference to the Company's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on June 3, 2003.

(7)
Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

(8)
Incorporated by reference to the Company's Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under Section 12(g) of the Exchange Act, on April 28, 1994.

(9)
Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

(10)
Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

(11)
Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

QuickLinks

TABLE OF CONTENTS
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
SUMMARY
The Exchange Offer
The Exchange Notes
Additional Considerations
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SUMMARY COMPENSATION TABLE
OWNERSHIP OF CAPITAL STOCK
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE EXCHANGE NOTES
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE
THERMADYNE HOLDINGS CORPORATION UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
THERMADYNE HOLDINGS CORPORATION INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
THERMADYNE HOLDINGS CORPORATION CONSOLIDATED BALANCE SHEETS
THERMADYNE HOLDINGS CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS
THERMADYNE HOLDINGS CORPORATION CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
THERMADYNE HOLDINGS CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS
THERMADYNE HOLDINGS CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (In thousands, except share data)
LETTER OF TRANSMITTAL TO TENDER
PART II
SIGNATURES